     As filed with the Securities and Exchange Commission on March 26, 1999
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                ______________

                             PUBLIC STORAGE, INC.
            (Exact name of registrant as specified in its charter)

                                  California
        (State or other jurisdiction of incorporation or organization)

            95-3551121                                                           6798
(I.R.S. Employer Identification No.)                  (Primary Standard Industrial Classification Code Number)

              701 Western Avenue                                             HARVEY LENKIN
        Glendale, California 91201-2397                                    Public Storage, Inc.
                (818) 244-8080                                              701 Western Avenue
       (Address, including zip code, and                               Glendale, California 91201-2397
    telephone number, including area code,                                   (818) 244-8080
 of registrant's principal executive offices)                 (Name, address, including zip code, and telephone
                                                               number, including area code, of agent for service)

                                ______________

                                  Copies to:

                             DAVID GOLDBERG, ESQ.
                             Public Storage, Inc.
                              701 Western Avenue
                        Glendale, California 91201-2397
                                ______________

        Approximate date of commencement of proposed sale to the public:
            As soon as practicable after the effective date of this
                            Registration Statement.
                                ______________

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

                                               CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                                                            Proposed              Proposed
                                                       Amount             Offering          Maximum               Maximum
                                                        to be               Price          Aggregate             Amount of
Title of Each Class of Securities to be Registered    Registered          Per Share      Offering Price      Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value per share                1,000,000 shares(1)     (1)         $9,707,666.10(1)    $2,698.74(1)(2)
==============================================================================================================================

(1) This Registration Statement relates to the proposed acquisition by the Registrant of all of the 33,053 units of limited partnership interest ("Units") in PS Partners II, Ltd. (the "Partnership") that are not currently owned by the Registrant. The Registrant's acquisition of the 33,053 Units will be accomplished through a merger of a subsidiary of the Registrant into the Partnership and the conversion of the 33,053 Units into either cash or common stock of the Registrant. The book value of the Units at September 30, 1998 was $293.70 per Unit. The maximum number of shares of Registrant to be issued in the merger is 1,000,000. The exact number of shares of common stock of the Registrant to be issued in the merger cannot be determined at this time.
(2) Calculated in accordance with rule 457(f)(2) under the Securities Act of 1933. $1,942 of the registration fee was previously paid in connection with the Partnership's preliminary information statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                             PS Partners II, Ltd.

                              701 Western Avenue
                        Glendale, California 91201-2397


                                    March __, 1999

Dear Limited Partner:

     We enclose an information statement, notice of action without a meeting and prospectus and accompanying cash election form relating to the acquisition by Public Storage of all of the units of limited partnership interest in the Partnership not currently owned by Public Storage. Public Storage, a general partner of the Partnership, owns 74% of the Partnership units. Public Storage is acquiring the units through a merger in which each of your units will be converted into the right to receive a value of $697 in Public Storage common stock or, at your election, in cash.

     The Partnership is not asking you to approve the merger or related amendment to the partnership agreement. Public Storage, the holder of a majority of the Partnership units, has executed a written consent approving the merger and the related amendment to the partnership agreement.

     We are not asking you for a proxy and you are requested not to send us a proxy. If you want to receive cash in this transaction, you must make a cash election by April 29, 1999, as described in the accompanying cash election form.

     If you have any questions, please contact Public Storage's Investor Services Department at (800) 807-3055, (800) 421-2856 or (818) 244-8080.

                                    Very truly yours,

                                    PUBLIC STORAGE, INC.
                                    General Partner

                                    By:  Harvey Lenkin
                                         President

                             Public Storage, Inc.
                             PS Partners II, Ltd.

   INFORMATION STATEMENT, NOTICE OF ACTION WITHOUT A MEETING AND PROSPECTUS

     We are furnishing this information statement, notice of action without a meeting and prospectus to limited partners of PS Partners II, Ltd. (the "Partnership") in connection with the acquisition by Public Storage, Inc. of all of the units of limited partnership interest not currently owned by Public Storage. Public Storage, a general partner of the Partnership, owns 74% of the Partnership units. Public Storage is acquiring the units through a merger in which each unit not currently owned by Public Storage will be converted into the right to receive a value of $697 in Public Storage common stock or, at your election, in cash.

     See "Risk Factors" beginning on page 14 for certain factors that you should consider, including the following:

     . Public Storage owns sufficient Partnership units to approve the merger without your vote and has done so.

     . Public Storage and the Partnership have not (1) negotiated the merger at arm's length, (2) hired independent persons to negotiate the terms of the merger for you or (3) asked any person to make an offer to buy the Partnership's assets.

     . The merger will be taxable for most of you. This means that original taxable limited partners who receive either cash or stock will recognize a substantial taxable gain.

     . After the merger, if you do not elect cash you will own an investment in an ongoing fully-integrated real estate company instead of an interest in a specified portfolio of properties for a fixed period.

     . If you receive Public Storage common stock, your level of distributions will be significantly lower after the merger than the amount you received as a limited partner of the Partnership.

     . The Partnership's assets might be worth more later. Public Storage will realize the benefit of any increase in value.

     .    You will not be entitled to dissenters' rights of appraisal under
                   ---
          California law in the merger.

     . Public Storage, which controls the Partnership, has significant conflicts of interest in connection with, and will benefit from, the merger. In the absence of these conflicts, the terms of the merger may have been more favorable to you.

     The Public Storage common stock is traded on the New York Stock Exchange under the symbol "PSA". On March __, 1999, the closing price of the Public Storage common stock on the NYSE was $_______. There is no active market for the Partnership units.

     The Partnership is not asking you to approve the merger or related amendment to the partnership agreement. Public Storage, the holder of a majority of the Partnership units, has executed a written consent approving the merger and the related amendment to the partnership agreement. We are mailing this statement on or about April 1, 1999 to limited partners of record at the close of business on the date of this statement.

                            ______________________

     We are not asking you for a proxy and you are requested not to send us a proxy. If you want to receive cash in this transaction, you must make a cash election by April 29, 1999, as described in the accompanying cash election form.

     Neither the Securities and Exchange Commission nor any state's securities regulator has approved the common stock of Public Storage to be issued under this Information Statement, Notice of Action Without a Meeting and Prospectus or determined if this Information Statement, Notice of Action Without a Meeting and Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

March   , 1999
      --

                               TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
About This Proxy Statement and Prospectus.........................................................   1
Where You Can Find More Information...............................................................   1
Cautionary Statement..............................................................................   2
Summary...........................................................................................   3
   Overview of Merger.............................................................................   3
   Summary Risk Factors...........................................................................   3
      Vote by Public Storage......................................................................   3
      No Arm's Length Negotiation or Independent Representatives..................................   3
      The Merger is Taxable.......................................................................   3
      Change from Finite Life to Infinite Life....................................................   3
      Lower Level of Distributions After the Merger...............................................   4
      Potential Loss of Future Appreciation.......................................................   4
      No Dissenters' Rights of Appraisal..........................................................   4
      Conflicts of Interest.......................................................................   4
      Control and Influence over Public Storage by the Hughes Family and Public Storage
       Ownership Limitations......................................................................   4
      Uncertainty Regarding Market Price of Public Storage Common Stock...........................   4
      Tax Risks of Ownership of Public Storage Common Stock - Failure to Maintain
       REIT Status................................................................................   4
      Financing Risks.............................................................................   4
      Possible Future Dilution....................................................................   4
      Merger Payments Based on Appraisal Instead of Arm's Length Negotiation......................   4
   Benefits to Insiders...........................................................................   4
   Potential Benefits of the Merger...............................................................   5
   The Partnership................................................................................   5
   Public Storage.................................................................................   5
   Address and Phone Number.......................................................................   5
   Background and Reasons for the Merger..........................................................   5
   Detriments of the Merger.......................................................................   6
   Determination of Amounts to be Received by Limited Partners in the Merger......................   6
   Federal Income Tax Matters.....................................................................   7
   Fairness Analysis; Opinion of Financial Advisor................................................   7
   Comparison of Partnership Units with Public Storage Common Stock...............................   9
   Summary Financial Information..................................................................  11
   Relationships..................................................................................  13
Risk Factors......................................................................................  14
   Vote by Public Storage.........................................................................  14
   No Arm's Length Negotiation or Independent Representatives.....................................  14
   The Merger Is Taxable..........................................................................  14
   Change from Finite Life to Infinite Life.......................................................  14
   Lower Level of Distributions After the Merger..................................................  14
   Potential Loss of Future Appreciation..........................................................  14
   No Dissenters' Rights of Appraisal.............................................................  14
   Conflicts of Interest..........................................................................  14
      Relationships Among Parties.................................................................  14
      Structuring of Merger by Insiders...........................................................  14
      Benefits to Insiders........................................................................  14
   Control and Influence over Public Storage by the Hughes Family and Public Storage
    Ownership Limitations.........................................................................  15
   Uncertainty Regarding Market Price of Public Storage Common Stock..............................  15
   Tax Risks of Ownership of Public Storage Common Stock - Failure to Maintain REIT Status........  15

                                                                                                   Page
                                                                                                   ----
   Financing Risks................................................................................  16
      Risk of Leverage............................................................................  16
      Dilution and Subordination..................................................................  16
   Merger Payments Based on Appraisal Instead of Arm's Length Negotiation.........................  16
   Operating Risks................................................................................  16
      Value of Investment Reduced by General Risks of Real Estate Ownership.......................  16
      Significant Competition Among Mini-Warehouses...............................................  16
      Risk of Environmental Liabilities...........................................................  16
      Tenant Reinsurance..........................................................................  17
      Canadian Operations.........................................................................  17
      Merchandise and Portable Self-Storage Companies.............................................  17
      Liabilities with Respect to Acquired General Partner Interests..............................  17
Benefits to Insiders..............................................................................  18
The Merger........................................................................................  19
   General........................................................................................  19
   Background and Reasons for the Merger..........................................................  19
   Fairness Analysis..............................................................................  20
   Alternatives to the Merger.....................................................................  20
      Liquidation.................................................................................  20
      Continued Ownership of the Partnership......................................................  21
   Determination of Amounts to be Received by Limited Partners in the Merger......................  22
   Potential Benefits of the Merger...............................................................  23
   Detriments of the Merger.......................................................................  23
   Fairness Analysis..............................................................................  23
   Comparison of Consideration to be Received in the Merger to Other Alternatives.................  24
   Real Estate Portfolio Appraisal by Wilson......................................................  27
   Fairness Opinion from Stanger..................................................................  29
   The Merger Agreement...........................................................................  33
   Cash Election Procedure........................................................................  35
   Consequences to the Partnership if the Merger is Not Completed.................................  35
   Costs of the Merger............................................................................  35
   Accounting Treatment...........................................................................  36
   Regulatory Requirements........................................................................  36
   Comparison of Partnership Units with Public Storage Common Stock...............................  36
Amendment to Partnership Agreement................................................................  42
Approval of the Merger and Partnership Agreement Amendment........................................  43
   General........................................................................................  43
   Security Ownership of Certain Beneficial Owners and Management.................................  43
Certain Related Transactions......................................................................  49
Description of Partnership's Properties...........................................................  50
Description of Public Storage's Properties........................................................  53
Distributions and Price Range of Public Storage Common Stock......................................  55
Distributions and Market Prices of Partnership Units..............................................  56
Description of Public Storage Capital Stock.......................................................  59
   Common Stock...................................................................................  59
   Ownership Limitations..........................................................................  59
   Class B Common Stock...........................................................................  60
   Preferred Stock................................................................................  61
   Equity Stock...................................................................................  61
   Effects of Issuance of Capital Stock...........................................................  62
Federal Income Tax Considerations.................................................................  63
   Opinion of Counsel.............................................................................  63
   The Merger.....................................................................................  64
   General Tax Treatment of Public Storage........................................................  64

                                                                                                   Page
                                                                                                   ----
   Consequences of the PSMI Merger on Public Storage's Qualification as a REIT....................  69
   Taxation of Taxable Domestic Holders of Public Storage Common Stock............................  72
   Taxation of Non-U.S. Shareholders..............................................................  73
   Ownership Records..............................................................................  75
   Recent Legislation.............................................................................  76
   Recent Administration Proposal.................................................................  76
State and Local Taxes.............................................................................  77
Legal Opinions....................................................................................  77
Experts...........................................................................................  77
Glossary..........................................................................................  78

Appendix A  -  Agreement and Plan of Reorganization among Public Storage, PS
               Partners II Merger Co., Inc. and the Partnership dated as of January 19, 1999
Appendix B  -  Real Estate Appraisal Report by Charles R. Wilson & Associates,
               Inc. for the Partnership dated December 18, 1998
Appendix C  -  Opinion of Robert A. Stanger & Co., Inc. dated March 26, 1999
Appendix D  -  Proposed Amendment to the Partnership Agreement
Appendix E  -  Financial Statements of the Partnership
Appendix F  -  Management's Discussion and Analysis of Financial Condition and
               Results of Operations of the Partnership

                   ABOUT THIS PROXY STATEMENT AND PROSPECTUS

     This statement is part of a registration statement that Public Storage filed with the Securities and Exchange Commission (the "Commission") relating to the registration of up to 1,000,000 shares of Public Storage common stock being issued in connection with the merger. This statement provides you with a general description of the securities Public Storage will offer. You should read this statement together with the additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     Public Storage and the Partnership are subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and each files reports, proxy statements and other information with the Commission. You may read and copy any materials Public Storage and the Partnership files with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site that contains reports, proxies, information statements, and other information regarding issuers that file electronically and the address of that site is http://www.sec.gov. Public Storage's outstanding common stock is listed on the New York Stock Exchange ("NYSE") and the Pacific Exchange ("PCX") under the symbol PSA, and all reports, proxy statements and other information filed by Public Storage with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005 and all those reports and other information filed by Public Storage with the PCX may be inspected at the PCX's offices at 301 Pine Street, San Francisco, California 94104.

     Public Storage has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the shares of Public Storage common stock being offered in the merger. This statement, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Certain parts of the Registration Statement are omitted from this statement in accordance with the rules and regulations of the Commission. For further information, please refer to the Registration Statement. Statements made in this statement concerning the contents of any documents referred to in this document are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the Commission.

     The Commission allows Public Storage and the Partnership to "incorporate by reference" the information Public Storage and the Partnership file with the Commission, which means that Public Storage and the Partnership can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this statement, and information that Public Storage files later with the Commission will automatically update and supersede this information.

     Public Storage incorporates by reference the documents listed below:

     . Public Storage's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997;

     . Public Storage's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     . Public Storage's Current Reports on Form 8-K dated January 15, 1998, February 10, 1998, April 23, 1998, December 7, 1998, January 13, 1999
        and March 4, 1999; and

     . The description of Public Storage's common stock contained in Public Storage's Registration Statement on Form 8-A, effective June 30, 1981, as supplemented by the description of Public Storage's common stock contained in this statement.

     The Commission has assigned file number 1-8389 to the reports and other information that Public Storage files with the Commission.

     The Partnership incorporates by reference the documents listed below:

     . The Partnership's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997;

     . The Partnership's Quarterly Reports on Form 10-Q, as amended, for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

     .  The Partnership's Current Report on Form 8-K dated January 19, 1999.

     The Commission has assigned file number 0-11981 to the reports and other information that the Partnership files with the Commission.

     This statement also incorporates by reference any future filings made by Public Storage with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act. You should be aware that any statement contained in this statement or in a document incorporated by reference may be modified or superseded by a document filed with the Commission at a later date. Any statement which has been modified or superseded shall not be considered to constitute a part of this statement.

     You may request a copy of each of the filings of Public Storage or the Partnership, at no cost, by writing or telephoning Public Storage at the following address, telephone or facsimile number:

          Investor Services Department
          Public Storage, Inc.
          701 Western Avenue
          Glendale, California 91201-2397
          Telephone:  (800) 807-3055
                      (800) 421-2856
                      (818) 244-8080
          Facsimile:  (818) 241-0627

     In order to ensure timely delivery of any documents, you must request the information by April 19, 1999.

     You may also find more information concerning Public Storage at the following Internet address: http://www.publicstorage.com.

     You should rely only on the information included in this statement or incorporated in this statement. Public Storage has not authorized anyone else to provide you with different information. Public Storage is not making an offer of its shares of common stock in any state where the offer is not permitted. You should not assume that the information in this statement is accurate as of any date other than the date on the front of those documents.

                              CAUTIONARY STATEMENT

     Statements contained in this statement that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. Cautionary statements set forth in "Risk Factors" and elsewhere in this statement identify important factors that could cause actual results to differ materially from those in the forward-looking statements.

                                    SUMMARY

  The following summary is qualified by the detailed information appearing elsewhere in this statement, including the appendices.

Overview of Merger

  Public Storage is acquiring the Partnership units Public Storage does not currently own in the merger under the Agreement and Plan of Reorganization attached as Exhibit A to this statement as follows:

  . A wholly owned, second tier subsidiary of Public Storage will be merged into the Partnership.

  . Each Partnership unit (other than units owned by Public Storage) will be converted into the right to receive a value of $697 in Public Storage common stock or, at your election, in cash. To be effective you must make a cash election by April 29, 1999, as described in the accompanying cash election form.

  . The Partnership will make distributions to holders of Partnership units to cause the estimated net asset value per unit as of April 30, 1999, the Effective Date, to be substantially equivalent to $697.

  . The market value of the Public Storage common stock issued in the merger will be based on the average of the per share closing prices of the Public Storage common stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date.

  . Following the merger, Public Storage will own all Partnership units (through a wholly owned entity).

  . Public Storage (through a wholly owned entity) and Wayne Hughes (chief executive officer of Public Storage) will retain their general partnership interests in the Partnership, and the Partnership will remain in existence.

  See "The Merger - Determination of Amounts to be Received by Limited Partners in the Merger." For a description of the terms of the merger, see "The Merger - The Merger Agreement."

  The Public Storage common stock is listed on the NYSE. On March __, 1999, the last full trading day prior to the date of this statement, the reported closing price per share of Public Storage common stock was $_______. There is no established trading market for the Partnership units. See "Distributions and Price Range of Public Storage Common Stock" and "Distributions and Market Prices of Partnership Units."

Summary Risk Factors

  The merger involves certain risks and detriments that you should consider, including the following:

  . Vote by Public Storage. Public Storage owns sufficient Partnership units to approve the merger without your vote and has done so.

  . No Arm's Length Negotiation or Independent Representatives. Public Storage and the Partnership have not (1) negotiated the merger at arm's length or
     (2) hired independent persons to negotiate the terms of the merger for you. If independent persons had been hired, the terms of the merger may have been more favorable to you. In addition, Public Storage and the Partnership have not asked any person to make an offer to buy the Partnership's assets. Other offers could have generated higher prices.

  . The Merger Is Taxable. The merger will be taxable for most of you. This means that original taxable limited partners who receive either cash or stock will recognize a substantial taxable gain.

  . Change from Finite Life to Infinite Life. After the merger, if you do not elect cash you will own an investment in an ongoing integrated real estate company instead of an interest in a specified portfolio of properties for a fixed period. Public Storage

     . changes its portfolio of properties from time to time without approval of shareholders;

     .  does not plan to sell its assets within a fixed period of time; and

     . is engaged in all aspects of the mini-warehouse industry, including property development and management.

    If you receive Public Storage common stock in the merger, you will be able to liquidate your investment only by selling your shares. The market value of your shares may or may not reflect the full fair market value of Public Storage's assets and will fluctuate.

  . Lower Level of Distributions After the Merger. If you receive Public Storage common stock, your level of distributions is expected to be significantly lower after the merger than the amount you received as a limited partner of the Partnership.

  . Potential Loss of Future Appreciation. The Partnership's assets may be worth more later. Public Storage will realize the benefit of any increase in value.

  .  No Dissenters' Rights of Appraisal. You will not be entitled to
                                                  ---
     dissenters' rights of appraisal under California law in the merger.

  . Conflicts of Interest. Public Storage, which controls the Partnership, has conflicts of interest in, and will benefit from, the merger. Public Storage has an interest in acquiring Partnership units at the lowest possible price, while you have an interest in selling your units at the highest possible price. In the absence of these conflicts, the terms of the merger may have been more favorable to you.

  . Control and Influence over Public Storage by the Hughes Family and Public Storage Ownership Limitations. The public shareholders of Public Storage are substantially limited in their ability to control Public Storage. The Hughes family owns approximately 30% of the Public Storage common stock (approximately 33% upon conversion of convertible stock). Also, Public Storage's charter documents restrict the number of Public Storage shares that may be owned by any other person. These ownership factors should prevent any takeover of Public Storage not approved by Mr. Hughes.

  . Uncertainty Regarding Market Price of Public Storage Common Stock. The market price of Public Storage common stock may fluctuate after the date that the number of shares to be issued to you is determined, but before those shares actually are issued. In addition, the market price could decrease because of sales of shares issued in this merger and in the merger with another REIT described under "Description of Public Storage's Properties" and for other reasons.

  . Tax Risks of Ownership of Public Storage Common Stock Failure to Maintain REIT Status. Public Storage is subject to tax risks, including risks as to Public Storage's continued qualification for income tax purposes as a "Real Estate Investment Trust" or "REIT."

  . Financing Risks. Public Storage, unlike the Partnership, borrows money ($86 million at September 30, 1998), which increases the risk of loss.

  . Possible Future Dilution. The issuance of additional stock by Public Storage can reduce the interest of Public Storage shareholders. Public Storage has outstanding preferred stock ($869 million at September 30, 1998) and intends to issue additional preferred stock that prevents payment of distributions on Public Storage common stock unless distributions are paid quarterly on the preferred stock.

  . Merger Payments Based on Appraisal Instead of Arm's Length Negotiation. The amount you receive in the merger is based on a third party appraisal of the Partnership's properties. However, appraisals are opinions as of the date specified and are subject to certain assumptions. The true worth or realizable value of these properties may be higher or lower than the appraised value.

Benefits to Insiders

  The merger involves certain benefits to Public Storage, including the following:

  . Own All Partnership Units. As a result of the merger, Public Storage will own all of the Partnership units without taxable gain to Public Storage.

  . Cost Efficiencies. The merger will eliminate almost all Partnership administrative expenses, much of which has been borne by Public Storage as owner of 74% of the Partnership units.

  . Issue Capital Stock. The merger will enable Public Storage, which is seeking to expand its capital base, to issue up to 900,000 shares of common stock.

  . Eliminate Conflicts of Interest. The merger will eliminate the conflicts of interest resulting from the competition of the Partnership's properties with other mini-warehouses owned by Public Storage.

Potential Benefits of the Merger

  The following are the principal potential benefits of the merger to you:

  (1) If you elect to receive cash, you will liquidate your investment at approximately 138% of your original investment and at an amount substantially higher than the prices in the limited secondary transactions involving Partnership interests. Also, you will simplify your tax reporting for years after 1999.

  (2) If you receive Public Storage common stock, the principal potential benefits to you are:

  . Ownership Interest in a Diversified Real Estate Company. Because the Partnership is not authorized to issue new securities or to reinvest sale or financing proceeds, the Partnership is less able to take advantage of new real estate investment opportunities. In contrast, Public Storage has a substantially larger, more diversified investment portfolio that reduces the risks associated with any particular assets or group of assets and increases Public Storage's ability to access capital markets for new capital investments.

  . Increased Liquidity. There is no active market for the Partnership units. In comparison, Public Storage has approximately 128 million shares of common stock listed on the NYSE with an average daily trading volume during the 12 months ended September 30, 1998 of approximately 128,000 shares. Given Public Storage's market capitalization and trading volume, you are likely to enjoy a more active trading market and increased liquidity for the Public Storage common stock you receive.

  . Simplified Tax Reporting. The merger also will simplify your tax reporting for years after 1999.

The Partnership

  The Partnership owns (1) six mini-warehouses directly, (2) interests in 27 mini-warehouses (the "Properties") jointly with Public Storage and (3) a 1.9% interest in PS Business Parks, L.P. ("PSBP") directly and a 0.7% interest in PSBP jointly with Public Storage. PSBP owns and operates commercial properties and is effectively controlled by Public Storage.

  The general partners of the Partnership are Public Storage and Mr. Hughes. Public Storage manages and operates the Properties under the "Public Storage" name. See "Description of Partnership Properties." There is no active market for the Partnership units. See "Distributions and Market Prices of Partnership Units."

Public Storage

  Public Storage is a fully integrated, self-administered and self-managed REIT that acquires, develops, owns and operates mini-warehouses. Public Storage is the largest owner and operator of mini-warehouses in the United States. At September 30, 1998, Public Storage had equity interests (through direct ownership, as well as general and limited partnership and capital stock interests) in 1,188 properties located in 38 states, consisting of 1,089 mini-warehouse facilities and 99 business parks.

  For information on Public Storage's proposed merger with another REIT, you should read "Description of Public Storage's Properties."

Address and Phone Number

  The principal executive offices of the Partnership and Public Storage are located at 701 Western Avenue, Glendale, California 91201-2397. The telephone number is (818) 244-8080.

Background and Reasons for the Merger

  Public Storage and the Partnership have not negotiated the merger at arm's length. Public Storage has structured the merger. Public Storage controls the Partnership and has significant conflicts of interest in connection with, and will benefit from, the merger. Public Storage and Mr. Hughes, the general partners of the Partnership, believe that the merger is fair to you. This is based in significant part on a third party appraisal of the Properties and on the opinion of a financial advisor, in which the general partners concur.

  The general partners organized the Partnership in 1983 to acquire properties jointly with Public Storage and alone. The Partnership is well beyond its original anticipated term. The Partnership originally anticipated selling the Properties and liquidating from five to eight years after acquisition, i.e., between 1989 and 1992.

  Public Storage was organized in 1980 and has increased its asset and capital base substantially since that time. Much of Public Storage's growth has resulted from increasing its interest in affiliated entities, like the Partnership.

  After the merger, Public Storage will own all of the Partnership units, and the merger will eliminate almost all Partnership administrative expenses, including the cost of operating as a public entity.

  The consideration you receive in the merger is based on the appraised value of the Properties as determined by a third party appraiser, Charles R. Wilson & Associates, Inc. ("Wilson"), as of November 30, 1998. The general partners believe that the merger is fair to you. This is based in significant part on the Wilson appraisal of the Properties and on the opinion of a financial advisor, Robert A. Stanger & Co., Inc. ("Stanger"), in which the general partners concur.

  The general partners considered liquidation and continued ownership by limited and general partners as alternatives to the merger. Based on a comparison of the potential benefits and detriments of the merger with these alternatives, the general partners concluded that the merger would be more attractive to you than the alternatives considered. The general partners did not ask any person to buy the Partnership's assets.

  In comparing the merger to other alternatives, the general partners noted the following:

  Liquidation. The general partners oppose a sale of the Properties because they believe that the Properties may continue to appreciate in value. In the merger, you may either (1) convert your investment into an investment in Public Storage, which like the Partnership primarily owns mini-warehouses, or (2) receive cash based on the appraised value of the Properties. However, if the Partnership liquidated its assets through asset sales to unaffiliated third parties, you would not need to rely upon a real estate portfolio appraisal to estimate the fair market value of the Properties.

  Continued Ownership. The Partnership is operating profitably. Continued ownership by the limited and general partners should provide you with continued distributions of net operating cash flow and participation in any future potential appreciation of the Properties and would avoid many of the risks described under "Risk Factors." However, continued ownership by the limited and general partners would fail to secure the potential benefits of the merger to you described under "The Merger - Potential Benefits of the Merger" or to Public Storage described under "The Merger - Benefits to Insiders."

Detriments of the Merger

  For a summary of certain risks and detriments of the merger, refer to "- Summary Risk Factors" beginning on page 2.

Determination of Amounts to be Received by Limited Partners in the Merger

  The general partners have determined the amount to be received by you in the merger based on the estimated net asset value per Partnership unit computed as follows:


Estimated value of Partnership's
 interest in the Properties (1)            $72,183,000

Plus:
Market value of Partnership's
  interest in PSBP (2)                      15,444,000

Partnership's interest in other
 tangible
 net assets (3)                              3,175,000
                                           -----------

Net proceeds available for
 distribution                               90,802,000

Distributions to general partners (4)       (1,558,000)
                                           -----------

Distributions to limited partners
                                           $89,244,000
                                           ===========
Amount per Partnership unit (5)
                                           $       697
                                           ===========

 _______________

 (1) Reflects appraised value of the Properties determined by Wilson, as of November 30, 1998. Assumes a sale of the Properties at the appraised value and an allocation of the proceeds between the Partnership and Public Storage based on their joint venture agreement.

 (2) Reflects closing price of shares of PS Business Parks, Inc. on The American Stock Exchange, Inc. ("AMEX") as of December 23, 1998 (the PSBP partnership interests are exchangeable for those shares on a one unit for one share basis). Assumes a sale of the units at that price and an allocation of the proceeds between the Partnership and Public Storage based on their joint venture agreement. See note (7) to table in "The Merger - Determination of Amounts to be Received by Limited Partners in the Merger."

 (3) Includes the Partnership's interest in cash and other non-real estate assets offset by the Partnership's interest in prepaid rents, security deposits, accounts payable and accrued expenses as of September 30, 1998. Also reflects the Partnership's share of a $1.6 million condemnation award. See "Description of Partnership's Properties."

 (4) Represents subordinated incentive distributions payable to the general partners and distributions attributable to general partners' 1% capital interest in the Partnership.

 (5) Based on 128,000 Partnership units.

Federal Income Tax Matters

  The merger will be a taxable event and result in taxable gain or loss to most of you whether you receive cash or stock. Taxable limited partners will recognize gain or loss in an amount equal to the difference between the value of what they receive in the merger (cash or stock) and their adjusted basis in their Partnership units. It has been estimated that an original limited partner will realize approximately $435 of capital gain per Partnership unit. The merger should not be a taxable event to Public Storage. See "Federal Income Tax
       ------ ---
Considerations - The Merger."

Fairness Analysis; Opinion of Financial Advisor

  Public Storage and the Partnership have not negotiated the merger at arm's length. Public Storage has structured the merger. Public Storage controls the Partnership and has significant conflicts of interest in connection with, and will benefit from, the merger. The general partners believe that the merger is fair to you. This is based in significant part on the Wilson appraisal and the opinion of a financial advisor, in which the general partners concur.

  The general partners base their conclusion on the following factors:

  .  The Wilson appraisal of the Properties.

  .  Stanger delivered a fairness opinion to the Partnership.

  . Although the merger has been structured by Public Storage, the merger provides you with a choice of converting your investment into an investment in Public Storage or receiving cash for your investment.

  . Based on certain significant assumptions, qualifications and limitations, the consideration to be received by you compares favorably with other alternatives.

  The general partners believe that the consideration to be received by you in the merger compares favorably with

  .  the prices of the limited secondary sales of Partnership units;

  .  a range of estimated going-concern values per unit;

  .  an estimated liquidation value per unit; and

  .  the book value per unit.

  The general partners recognize that these comparisons are subject to significant assumptions, qualifications and limitations. See "The Merger - Comparison of Consideration to be Received in the Merger to Other Alternatives."

  The Partnership engaged Stanger to deliver a written summary of its determination as to the fairness of the consideration to be received in the merger, from a financial point of view, to you. The full text of the opinion is set forth in Appendix C to this statement and should be read in its entirety. Subject to the assumptions, qualifications and limitations contained in the fairness opinion, the fairness opinion concludes that, as of the date of the fairness opinion, the consideration to be received in the merger is fair to you, from a financial point of view. In arriving at its opinion, Stanger considered, among other things

  .  the independent appraised value of the Properties;

  . the estimated liquidation value of the Partnership prepared by the Partnership, based upon a sale of the Partnership's assets to a third party for cash;

  . financial analyses and projections prepared by the general partners concerning the going-concern value of the Partnership under its current business plan; and

  . a comparison of limited secondary sales prices of Partnership units with the consideration being received by you in the merger.

The Partnership did not ask Stanger to

  . select the method of determining the consideration being received by you in the merger;

  . make any recommendation to you whether to select cash or Public Storage common stock in the merger; or

  . express any opinion as to the business decision regarding the merger or its alternatives or tax factors resulting from the merger or relating to Public Storage's qualification as a REIT.

  Stanger's opinion is based on business, economic, real estate and securities markets and other conditions as of the date of its analysis. See "The Merger - Fairness Opinion from Stanger."

  The general partners believe that hiring Wilson to appraise the Properties and Stanger to deliver a fairness opinion helped the general partners fulfill their duties to you. However, the Partnership is paying Wilson and Stanger for their services and Public Storage is expected to pay them for other assignments. See "The Merger Real Estate Portfolio Appraisal by Wilson" and "- Fairness Opinion from Stanger."

Comparison of Partnership Units with Public Storage Common Stock

     The information below summarizes certain principal differences between the Partnership units and the Public Storage common stock. The effect of the merger if you receive Public Storage common stock is set forth in italics below each comparison. For an expanded discussion of these and other comparisons and effects, see "The Merger Comparison of Partnership Units with Public Storage Common Stock."


                   Partnership                                                 Public Storage

                                     Investment Objectives and Policies

To provide (1) quarterly cash distributions from     To maximize funds from operations, or FFO, allocable to holders
operations and (2) long-term capital gains           of Public Storage common stock and to increase shareholder value
through appreciation in the value of the             through internal growth and acquisitions.  FFO is a supplemental
Properties.                                          performance measure for equity REITs used by industry analysts.
                                                     FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of
                                                     Public Storage.  Accordingly, FFO is not a substitute for Public
                                                     Storage's net cash provided by operating activities or net income as a measure of Public Storage's liquidity or operating
                                                     performance.  An increase in Public Storage's FFO will not necessarily correspond with an increase in distributions to holders of Public Storage common stock.  See "- Liquidity,
                                                     Marketability and Distributions."

    If you receive Public Storage common stock in the merger, you will change your investment from "finite-life" to "infinite life" and realize the value of your investment only by selling your Public Storage common stock. If Public Storage issues additional securities, including securities that would have priority over Public Storage common stock as to cash flow, distributions and liquidation proceeds, it will dilute the interest of Public Storage shareholders. Public Storage intends to issue additional securities under a currently effective registration statement. See "Risk Factors - Uncertainty Regarding Market Price of Public Storage Common Stock" and "- Financing Risks - Dilution and Subordination."

                               Borrowing Policies


No outstanding borrowings.                           Permitted to borrow in furtherance of its investment objectives, subject to certain limitations.

    Public Storage has outstanding debt and reinvests proceeds from borrowings. Incurring debt increases the risk of loss of investment. Public Storage does not plan to finance the Properties.

                         Transactions with Affiliates


Limited partner approval required for a variety      Restricted from acquiring properties from its affiliates or from
of business transactions with affiliates.  See       selling properties to them unless the transaction is approved by
"Amendment to Partnership Agreement."                a majority of Public Storage's independent directors and is fair to Public Storage based on an independent appraisal.

    Given Public Storage's control of all Partnership voting decisions, both Public Storage and the Partnership can enter into transactions with affiliates without the need for approval of either the public shareholders or public limited partners. In the case of Public Storage, however, these transactions require approval of Public Storage's independent directors.

               Partnership                                        Public Storage

                                    Properties (As of September 30, 1998)
Direct and indirect equity interests in 33             Direct and indirect equity interests in 1,188 properties in 38
properties in 13 states.  Also owns interest in        states.
PSBP.

    Because Public Storage owns substantially more property interests in more states than the Partnership, the operations of a single property have less effect on Public Storage's results of operations than in the case of the Partnership. Also, it would be more difficult to liquidate Public Storage than the Partnership within a reasonable period of time.

                  Liquidity, Marketability and Distributions

No active trading market for Partnership units.      Public Storage common stock is traded on the NYSE.  During the 12
The Partnership may not issue securities having      months ended September 30, 1998, the average daily trading volume
priority over Partnership units.                     of Public Storage common stock was approximately 128,000 shares.
                                                     Public Storage has issued, and may in the future issue,
                                                     securities that have priority over Public Storage common stock as to cash flow, distributions and liquidation proceeds.

    The Partnership pays distributions to limited partners from cash available for distribution. Tax laws require Public Storage to distribute at least 95% of its ordinary REIT taxable income in order to maintain its qualification as a REIT. Since Public Storage distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), it is able to retain funds for additional investment and debt reduction.

    If you receive Public Storage common stock in the merger, the market for your investment will be broader and more active than the market for Partnership units. Distributions on Public Storage common stock are lower than the distributions on the Partnership units. Distributions on Public Storage common stock also are subject to priority of preferred stock.

        Additional Issuances of Securities and Anti-Takeover Provisions


The partnership agreement does not provide for       Subject to the rules of the NYSE and applicable provisions of
the issuance of additional Partnership units.        California law, Public Storage can issue authorized capital stock without shareholder approval.

    Both the Partnership and Public Storage can deter attempts to obtain control in transactions not approved by management. In the case of the Partnership, Public Storage owns a majority of the Partnership units. In the case of Public Storage, the Hughes family effectively controls Public Storage and Public Storage has the flexibility to issue capital stock, including senior securities with special voting rights and priority over Public Storage common stock.

Summary Financial Information

     The financial data in this section should be read in conjunction with the financial statements included in this statement and in the documents to which limited partners have been referred.

                                 Public Storage

                                                                                                                Nine Months
                                                              Years Ended December 31,                      Ended September 30,
                                             ----------------------------------------------------------   -----------------------
                                               1993       1994        1995         1996         1997         1997         1998
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
                                                                   ($ In thousands, except per share data)
Operating Data:
Total revenues                               $114,680   $147,196   $  212,550   $  338,951   $  470,844   $  336,092   $  433,576
Depreciation and amortization                  24,998     28,274       40,760       64,967       91,356       64,141       79,628
Interest expense                                6,079      6,893        8,508        8,482        6,792        5,821        2,926
Minority interest in income                     7,291      9,481        7,137        9,363       11,684        7,777       16,141
Net income                                   $ 28,036   $ 42,118   $   70,386   $  153,549   $  178,649   $  133,117   $  167,849

Balance Sheet Data (at end of period):
Total cash and cash equivalents              $ 10,532   $ 20,151   $   80,436   $   26,856   $   41,455   $   82,661   $   54,950
Total assets                                  666,133    820,309    1,937,461    2,572,152    3,311,645    3,101,815    3,411,833
Total debt                                     84,076     77,235      158,052      108,443      103,558      100,349       85,617
Minority interest                             193,712    141,227      112,373      116,805      288,479      143,677      150,532
Shareholders' equity                         $376,066   $587,786   $1,634,503   $2,305,437   $2,848,960   $2,791,819   $3,098,304

Per Share of Common Stock:
Net income-basic (1)                         $    .98   $   1.05   $      .96   $     1.10   $      .92   $      .67   $      .96
Net income-diluted (1)                            .98       1.05          .95         1.10          .91          .67          .95
Distributions (2)                                 .84        .85          .88          .88          .88          .66          .66
Book value (at end of period)(3)             $  11.93   $  12.66   $    13.99   $    15.43   $    17.19   $    16.99   $    18.17

Weighted average-diluted shares of common
 stock (in thousands)                          17,558     24,077       41,171       77,358       98,961       97,154      113,762

                                  Partnership

                                                                                                    Nine Months
                                                           Years Ended December 31,              Ended September 30,
                                           ---------------------------------------------------- ---------------------
                                           1993       1994       1995       1996       1997        1997       1998
                                           --------   --------   --------   --------   -------   --------   --------
                                                             ($ In thousands, except per unit data)
                                               (Restated - see Note 1 to December 31, 1997 financial statements and Note 5 to September 30, 1998 financial statements in Appendix E)
Operating Data:
Total revenues                              $ 6,151    $ 6,531    $ 7,043    $ 7,103    $ 6,330    $ 4,774    $ 5,324
Depreciation and amortization                   890        930        973      1,080        616          -          -
Interest expense                                326         69          -          -          -          -          -
Net income
  Limited partners' share                     2,866      3,528      3,262      3,597      4,043      3,054      3,592
  General partners' share                       187        194        923        517        591        462        397

Balance Sheet Data (at end of period)

Cash and cash equivalents                   $   808    $ 3,003    $   696    $ 1,075    $   888    $   717    $ 2,651
Total assets                                $44,595    $44,225    $39,606    $38,850    $37,770    $37,867    $38,150

Limited Partners' per Unit Data (4)

  Net income                                $ 22.39    $ 27.56    $ 25.48    $ 28.10    $ 31.59    $ 23.86    $ 28.06
  Cash distributions (5)                    $ 11.00    $ 11.00    $ 61.97    $ 33.44    $ 38.34    $ 29.98    $ 25.08
  Book value (limited partners' equity)     $322.73    $339.30    $302.81    $297.48    $290.71    $291.35    $293.70

                            Partnership - Pro Forma


Per equivalent Partnership Unit (6):
  Net income-diluted                                                                                          $ 23.86
  Distributions paid on common stock                                                                          $ 16.58
  Book value (at September 30, 1998)                                                                          $456.38

---------------
(1) Net income per common share is computed in accordance with Statement of Financial Accounting Standard No. 128 (SFAS 128) - "Earnings per Share" and is presented on the diluted basis using the weighted average shares of Public Storage common stock outstanding-diluted. The diluted net income per common share is computed using the weighted average common shares outstanding (adjusted for stock options). The class B common stock is not included in the determination of net income per common share because all contingencies required for the conversion to Public Storage common stock have not been satisfied as of September 30, 1998. In addition, the inclusion of Public Storage's convertible preferred stock in the determination of net income has been determined to be anti-dilutive.

(2) For federal income tax purposes all distributions on the Public Storage common stock are from ordinary income. All distributions for generally accepted accounting principles ("GAAP") were from investment income.

(3) Book value per share computed based on the number of shares of Public Storage common stock and Public Storage class B common stock outstanding.

(4) Limited partners' per unit data is based on the weighted average number of Partnership units (128,000) outstanding during the year.

(5) Condemnation proceeds and a portion of the operating cash reserve of the Partnership (estimated at $31.32 per Partnership unit) were distributed in 1995 and a portion of the operating cash reserve of the Partnership (estimated at $4.90 per unit) was distributed in 1997.

(6) Presents pro forma amounts of Public Storage per equivalent Partnership unit. Net income, cash distributions and book value data are calculated by multiplying Public Storage's historical results (before impact of the merger, which is not expected to have a material impact on Public Storage's per share amounts) by an assumed exchange ratio of 25.12 (the Partnership's merger value of $697 divided by an assumed issue price of Public Storage common stock of $27.75).

Relationships


  The following charts show the relationships among Hughes, Public Storage and the Partnership both before and after the merger (assuming maximum cash elections). As reflected in the charts below, Mr. Hughes, Public Storage's chairman of the board and chief executive officer, effectively controls Public Storage. Public Storage and Mr. Hughes are the general partners of the Partnership. Public Storage and the Partnership jointly own the Properties, which are managed by Public Storage.

   Before the Merger
   -----------------

                             [CHART OMITTED HERE]

Description of Graphic

Chart illustrating the relationships among Hughes, Public Storage and the Partnership before the merger: Hughes owns 30% of Public Storage and Public Shareholders own 70% of Public Storage; Hughes is a general partner of the Partnership; Public Storage is a general partner, joint venturer and the property manager of the Partnership and Public Storage owns 74% of the units in the Partnership and Public Limited Partners own 26% of the units in the Partnership.

   After the Merger
   ----------------
   (Assuming Maximum Cash Elections)

                             [CHART OMITTED HERE]

Description of Graphic

Chart illustrating the relationships among Hughes, Public Storage and the Partnership after the merger (assuming maximum cash elections): Hughes owns 30% of Public Storage and Public Shareholders own 70% of Public Storage; Hughes is a general partner of the Partnership; Public Storage is a general partner, joint venturer and the property manager of the Partnership and Public Storage owns 100% of the units in the Partnership.

    Solid lines indicate ownership interests and broken lines indicate other
    ------------------------------------------------------------------------
                                 relationships.
                                 --------------

  Percentage of ownership of the Partnership by Public Storage represents percentage of units of limited partnership interest owned by Public Storage. Both before and after the merger, Public Storage's general and limited partner interests are owned indirectly through wholly owned entities. Percentage of stock ownership of Public Storage by Mr. Hughes represents percentage of outstanding shares of Public Storage common stock owned by Hughes and members of his immediate family.

RISK FACTORS

  The merger involves certain risks and detriments that you should consider, including the following:

Vote by Public Storage

  Public Storage, as owner of 74% of the Partnership units, owns sufficient units to approve the merger without your vote and has voted its units in favor of the merger.

No Arm's Length Negotiation or Independent Representatives

  Public Storage and the Partnership have not (1) negotiated the merger at arm's length or (2) hired independent persons to negotiate the terms of the merger for you. If independent persons had been hired, the terms of the merger may have been more favorable to you. In addition, Public Storage and the Partnership have not asked any person to make an offer to buy the Partnership's assets. Other offers could have generated higher prices.

The Merger Is Taxable

  The merger will be taxable to most of you. This means that original taxable limited partners who receive either cash or stock will recognize a substantial taxable gain.

Change from Finite Life to Infinite Life

  The Partnership is a limited partnership organized to hold interests in properties for a fixed period. In contrast, Public Storage, which is engaged in all aspects of the mini-warehouse industry, including property development and management, intends to operate for an indefinite period. Therefore, if you receive Public Storage common stock in the merger, you will be able to liquidate your investment only by selling your shares on the NYSE or in private transactions. The market value of Public Storage common stock may or may not reflect the full fair market value of Public Storage's assets and will fluctuate.

Lower Level of Distributions After the Merger

  If you receive Public Storage common stock in the merger, your level of distributions will be significantly lower after the merger than the amount you received as a limited partner of the Partnership.

Potential Loss of Future Appreciation

  The Partnership's assets may increase in value and might be able to be sold for higher prices at a later date. Public Storage will realize the benefit of any increase in value.

No Dissenters' Rights of Appraisal

  Under California law, you will not be entitled to dissenters' rights of
                                 ---
appraisal in connection with the merger.

Conflicts of Interest

  Relationships Among Parties. Because of the relationships among Public Storage, the Partnership and Hughes, there are significant conflicts of interest in connection with the merger. Public Storage and Hughes are the general partners of the Partnership, and Public Storage owns 74% of the Partnership units. See "Summary - Relationships."

  Structuring of Merger by Insiders. Public Storage initiated and structured the merger. Public Storage and the Partnership did not negotiate the merger at arm's length. Public Storage has an interest in acquiring the Partnership units at the lowest possible price, while you have an interest in selling your units at the highest possible price. Public Storage and the Partnership did not hire independent persons to negotiate the terms of the merger for you. If independent persons had been hired, the terms of the merger might have been more favorable to you.

  Benefits to Insiders. The merger involves certain benefits to Public Storage, including the following:

  . Ownership of All Partnership Units. As a result of the merger, Public Storage will own all of the Partnership units without taxable gain to Public Storage.

  . Cost Efficiencies. The merger will eliminate almost all Partnership administrative expenses, much of which has been borne by Public Storage as owner of 74% of the Partnership units.

  . Issuance of Capital Stock. The merger will enable Public Storage, which is seeking to expand its capital base, to issue up to 900,000 shares of common stock.

  . Elimination of Conflicts of Interest. The merger will eliminate the conflicts of interest resulting from the public limited partners' ownership of a minority interest in the Partnership. The principal conflicts involve the competition of the Properties with other mini-warehouses owned by Public Storage.

Control and Influence over Public Storage by the Hughes Family and Public Storage Ownership Limitations

  Public shareholders of Public Storage are substantially limited in their ability to control Public Storage. The Hughes family owns approximately 30% of the outstanding shares of Public Storage common stock (approximately 33% upon conversion of the Public Storage class B common stock). Consequently, the Hughes family effectively controls matters submitted to a vote of Public Storage shareholders, including electing directors, amending Public Storage's Articles of Incorporation, dissolving and approving other extraordinary transactions, such as a takeover attempt. Also, the Public Storage Articles of Incorporation and Bylaws restrict the beneficial ownership of Public Storage securities. Unless Public Storage's board of directors waives these limitations, no Public Storage shareholder may own more than (A) 2.0% of the outstanding shares of all common stock of Public Storage or (B) 9.9% of the outstanding shares of each class or series of preferred or equity stock of Public Storage. The Public Storage Articles of Incorporation and Bylaws in effect provide, however, that the Hughes family may continue to own the shares of Public Storage common stock held at the time of a 1995 reorganization. These limitations are designed, to the extent possible, to avoid a concentration of ownership that might jeopardize the ability of Public Storage to qualify as a REIT. See "- Tax Risks - Increased Risk of Violation of Ownership Requirements." These limitations, however, also make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of the public shareholders of Public Storage. These provisions will prevent future takeover attempts not approved by the Public Storage Board of Directors even if a majority of the public shareholders of Public Storage deem it to be in their best interests because they would receive a premium for their shares over the shares' then market value or for other reasons. See "Description of Public Storage Capital Stock - Ownership Limitations."

Uncertainty Regarding Market Price of Public Storage Common Stock

  If you receive Public Storage common stock in the merger, the number of shares is based on the average market price of Public Storage common stock for the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date. Since the market price of Public Storage common stock fluctuates, the market value of Public Storage common stock that you may receive in the merger may decrease after the date that the number of shares is determined, but before those shares actually are issued. In addition, because of possible increased selling activity following issuance of shares in this merger and in the merger with another REIT described under "Description of Public Storage's Properties" and other factors, such as changes in interest rates and market conditions, the market value of Public Storage common stock that you may receive in the merger may decrease following the merger.

Tax Risks of Ownership of Public Storage Common Stock - Failure to Maintain REIT Status

  If you receive Public Storage common stock in the merger, you will be subject to the risk that Public Storage may not qualify as a REIT. As a REIT, Public Storage must distribute at least 95% of its REIT taxable income to its shareholders (which include not only holders of Public Storage common stock but also holders of preferred stock). Failure to pay full dividends on the preferred stock could jeopardize Public Storage's qualification as a REIT. See "Federal Income Tax Considerations - General Tax Treatment of Public Storage," and "- Consequences of the PSMI Merger on Public Storage's Qualification as a REIT."

  For any taxable year that Public Storage fails to qualify as a REIT and the relief provisions do not apply, Public Storage would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to Public Storage for distribution to its shareholders or for reinvestment. As a result, failure of Public Storage to qualify during any taxable year as a REIT could have a material adverse effect upon Public Storage and its shareholders. Furthermore, unless certain relief provisions apply, Public Storage would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which Public Storage fails to qualify.

Financing Risks

  Risk of Leverage. In making real estate investments, Public Storage, unlike the Partnership, borrows money, which increases the risk of loss. At September 30, 1998, Public Storage's debt of $86 million was approximately 2.5% of its total assets.

  Dilution and Subordination. Issuing additional securities can dilute the interest of Public Storage shareholders in Public Storage, including persons who receive shares in the merger.

  Public Storage intends to issue additional securities under a currently effective registration statement. Issuing additional stock will dilute the interest of Public Storage shareholders. See "Description of Public Storage Capital Stock" for a discussion of the terms of the preferred stock, common stock and equity stock.

  If Public Storage is liquidated, holders of the preferred stock will be entitled to receive, before any distribution of assets to holders of Public Storage common stock, liquidating distributions (an aggregate of approximately $869 million with respect to preferred stock outstanding at September 30, 1998), plus any accrued and unpaid dividends. Holders of preferred stock are entitled to receive, when declared by the Public Storage board of directors, cash dividends (an aggregate of approximately $76.2 million per year with respect to preferred stock outstanding at September 30, 1998), in preference to holders of Public Storage common stock.

Merger Payments Based on Appraisal Instead of Arm's Length Negotiation

  The payments you receive in the merger is based in significant part on a third party appraised value of the Properties. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of the Properties. There can be no assurance that if the Properties were sold, they would be sold at the appraised values; the sales prices might be higher or lower.

Operating Risks

  Value of Investment Reduced by General Risks of Real Estate Ownership. Like the Partnership, Public Storage is subject to the risks generally incident to the ownership of real estate-related assets, including

  .  lack of demand for rental spaces or units in a locale;

  . changes in general economic or local conditions, changes in supply of or demand for similar or competing facilities in an area;

  .  the impact of environmental protection laws;

  . changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive; and

  .  changes in tax, real estate and zoning laws.

  Significant Competition Among Mini-Warehouses. Like the Partnership, most of Public Storage's properties are mini-warehouses. Competition in the market areas in which many of their properties are located is significant and has affected the occupancy levels, rental rates and operating expenses of certain of their properties. Any increase in availability of funds for investment in real estate may accelerate competition. Recent increases in development of mini-warehouses are expected to further intensify competition among mini-warehouse operators in certain market areas in which Public Storage operates.

  Risk of Environmental Liabilities. Under various federal, state and local environmental laws, an owner or operator of real estate interests may have to clean up spills or other releases of hazardous or toxic substances on or from a property. Certain environmental laws impose liability whether or not the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. In some cases, liability may not be limited to the value of the property. The presence of such substances, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

  Public Storage has conducted preliminary environmental assessments of most of its properties (and intends to conduct such assessments in connection with property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, such properties. Such assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity.

In connection with these recent property assessments, Public Storage's operations and recent property acquisitions, Public Storage has become aware that prior operations or activities at certain facilities or from nearby locations have or may have resulted in contamination to the soil and/or groundwater at such facilities. In this regard, certain such facilities are or may be the subject of federal or state environmental investigations or remedial actions. Public Storage has obtained, with respect to recent acquisitions and intends to obtain with respect to pending or future acquisitions, appropriate purchase price adjustments or indemnifications that it believes are sufficient to cover any such potential liabilities. Although there can be no assurance, based on the recent preliminary environmental assessments, Public Storage believes it has funds available to cover any liability (estimated at $4 million) from environmental contamination or potential contamination and Public Storage is not aware of any environmental contamination of its facilities material to its overall business, financial condition or results of operation.

  Tenant Reinsurance. A corporation owned by the Hughes family reinsures policies insuring against losses to goods stored by tenants in the mini-warehouses operated by Public Storage. Public Storage believes that the availability of insurance reduces its potential liability to tenants for losses to their goods from theft or destruction. This corporation will continue to receive the premiums and bear the risks associated with the insurance. Public Storage has a right of first refusal to acquire the stock or assets of this corporation if the Hughes family or the corporation agree to sell them, but Public Storage has no interest in its operations and no right to acquire the stock or assets of the corporation unless the Hughes family decides to sell. If the reinsurance business were owned directly by Public Storage, the insurance premiums would be nonqualifying income to Public Storage. In the absence of a change in tax laws, REIT requirements would likely preclude Public Storage from exercising its right of first refusal to acquire the stock of the reinsurance corporation.

  Canadian Operations. The Hughes family owns and operates mini-warehouses in Canada. Public Storage has a right of first refusal to acquire the stock or assets of the corporation engaged in these operations if the Hughes family or the corporation agree to sell them. However, Public Storage has no interest in the operations of this corporation and no right to acquire this stock or assets unless the Hughes family decides to sell.

  Merchandise and Portable Self-Storage Companies. At almost all of Public Storage's mini-warehouses, PS Orangeco, Inc. (the "Lock/Box Company") offers for sale to the general public, including mini-warehouse tenants, a variety of items such as locks and boxes to assist in the moving and storage of goods. Because the revenues received from the sale of these items would be nonqualifying income to Public Storage, Public Storage owns the nonvoting preferred stock of the Lock/Box Company (representing 95% of the equity). The Hughes family, which owns the voting common stock of the Lock/Box Company (representing 5% of the equity), controls the operations of the Lock/Box Company.

  Public Storage organized Public Storage Pickup & Delivery ("PSPUD") in 1996 to operate a portable self-storage business. Public Storage owns substantially all of the economic interest of PSPUD. Since PSPUD will operate profitably only if it can succeed in the relatively new field of portable self-storage, there can be no assurance as to its profitability. As a start-up enterprise, PSPUD incurred operating losses of $31,700,000 in 1997 and $25,200,000 during the first nine months of 1998. See "Federal Income Tax Considerations - General Tax Treatment of Public Storage" concerning the treatment of income from and investment in PSPUD for purposes of the REIT income and asset tests.

  Liabilities with Respect to Acquired General Partner Interests. When Public Storage succeeded to substantially all of the properties and operations of a predecessor in a 1995 reorganization, Public Storage became subject to all of the predecessor's potential pre-reorganization liabilities as general partner of various limited partnerships. Public Storage will also have general partner liability for post-merger activities of these partnerships, as it does for other partnerships for which it is a general partner. Subject to certain limitations, Mr. Hughes agreed to indemnify Public Storage for pre-merger activities and escrowed shares of Public Storage convertible stock to support this indemnification.

                              BENEFITS TO INSIDERS

     THE MERGER INVOLVES CERTAIN BENEFITS TO PUBLIC STORAGE, INCLUDING THE
FOLLOWING:

     . Ownership of All Partnership Units. As a result of the merger, Public Storage will own all of the Partnership units without taxable gain to Public Storage.

     . Cost Efficiencies. The merger will eliminate almost all Partnership administrative expenses, much of which has been borne by Public Storage as owner of 74% of the Partnership units.

     . Issuance of Capital Stock. The merger will enable Public Storage, which is seeking to expand its capital base, to issue up to 900,000 shares of common stock.

     . Elimination of Conflicts of Interest. The merger will eliminate the conflicts of interest resulting from the public limited partners' ownership of a minority interest in the Partnership. The principal conflicts involve the competition of the Properties with other mini-warehouses owned by Public Storage.

                                  THE MERGER
General

     The acquisition of the Partnership units not currently owned by Public Storage will be accomplished in the merger as follows:

     . A wholly-owned, second tier subsidiary of Public Storage will be merged into the Partnership.

     . Each Partnership unit (other than units owned by Public Storage) will be converted into the right to receive a value of $697 in Public Storage common stock or, at the election of a limited partner, in cash. To be effective a cash election must be made by April 29, 1999, in accordance with the accompanying cash election form.

     . Distributions will be made to holders of Partnership units to cause the estimated net asset value per Partnership unit as of the Effective Date to be substantially equivalent to $697. In computing the estimated net asset value per unit as of the Effective Date, the PSBP partnership interests will be valued at the average of the per share closing price on the AMEX of the shares of PS Business Parks, Inc. during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date.

     . For purposes of the merger, the market value of the Public Storage common stock will be the average of the per share closing prices on the NYSE of the Public Storage common stock during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date.

     . Following the merger, Public Storage (through a wholly owned entity) will own all Partnership units.

     . Public Storage (through a wholly owned entity) and Hughes retain their general partnership interests in the Partnership, and the Partnership remains in existence.

     It is estimated that the aggregate consideration (cash or Public Storage common stock or a combination of the two) to be paid by Public Storage to acquire in the merger the Partnership units owned by the public limited partners will be approximately $23,285,000. See "- Determination of Amounts to be Received by Limited Partners in the Merger" and "- Costs of the Merger."

Background and Reasons for the Merger

     The merger has not been negotiated at arm's length. The merger has been structured by Public Storage, which controls the Partnership and has significant conflicts of interest in connection with, and will benefit from, the merger. Based in significant part on a third party appraisal of the Properties and on the opinion of a financial advisor, in which they concur, Public Storage and Hughes, the general partners of the Partnership, believe that the merger is fair to the public limited partners.

     The Partnership was organized in 1983 and raised $64 million in a public offering. All of the proceeds from the offering have been invested to acquire properties jointly with Public Storage. A predecessor of Public Storage sponsored the Partnership.

     As indicated in the original prospectus, the Partnership originally anticipated selling the Properties and liquidating from five to eight years after acquisition, i.e., between 1989 and 1992. By 1990, significant changes had taken place in the financial and real estate markets affecting the timing of any proposed sale of the Properties, including: (i) the increased construction of mini-warehouses from 1984 to 1988, which had increased competition, (ii) the general deterioration of the real estate market (resulting from a variety of factors, including the 1986 changes in tax laws), which had significantly affected property values and decreased real estate sales activities, (iii) the reduced sources of real estate financing (resulting from a variety of factors, including adverse developments in the savings and loan industry) and (iv) the glut in the real estate market caused by overbuilding and sales of properties acquired by financial institutions. Accordingly, the Properties were not marketed during the originally anticipated liquidation period.

     In view of the events affecting the timing of the sale of the Properties, PSMI concluded that the limited partners of the Partnership, as well as the limited partners of other partnerships sponsored by PSMI, should be provided with a more efficient method of realizing the value of their investment than the secondary market for limited partnership interests. Accordingly, Public Storage purchased Partnership units from those limited partners who desired to sell, including through tender offers in 1994 and 1996. As a result of these purchases, public limited partners now own only 26% of the units with the balance owned by Public Storage. Since the Partnership is beyond its original anticipated term and the public limited partners own only a minority of the units, the general partners have decided to eliminate through the merger the ongoing costs of a public structure and the conflicts of interest resulting from the public limited partners' ownership of a minority interest in the Partnership. The principal conflicts involve the competition of the Properties with other mini-warehouses owned by Public Storage.

     Public Storage, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification, such as by increasing its interest in affiliated entities, like the Partnership. Public Storage's interest in the Partnership include (i) Public Storage and the Partnership jointly own the Properties, (ii) Public Storage (through a wholly-owned entity) and Hughes are general partners of the Partnership, (iii) Public Storage (through a wholly owned entity) owns 74% of the Partnership units and
(iv) the Properties are managed by Public Storage. As a result of the merger, Public Storage will own all of the Partnership units and almost all Partnership administrative expenses will be eliminated.

Fairness Analysis

     The merger has not been negotiated at arm's length. The merger has been structured by Public Storage, which controls the Partnership and has significant conflicts of interest in connection with, and will benefit from, the merger. However, based in significant part on a third party appraisal of the Properties and on the opinion of Stanger, in which they concur, the general partners believe that the merger is fair to public limited partners.

     The general partners based their conclusions on the following factors: (i) the consideration to be received by the limited partners in the merger is based on the appraised value of the Properties as determined by Wilson; (ii) the Partnership has received a fairness opinion from Stanger relating to the consideration to be received by public limited partners; (iii) although the merger has been structured by Public Storage, the merger provides public limited partners with a choice of converting their investment into an investment in Public Storage or receiving cash for their investment; and (iv) based on certain significant assumptions, qualifications and limitations, the consideration to be received by public limited partners compares favorably with other alternatives.

     The general partners believe that the engagement of Wilson and Stanger to provide the portfolio appraisal and the fairness opinion, respectively, assisted the general partners in the fulfillment of their duties to public limited partners, notwithstanding that these parties received fees in connection with their engagements by the Partnership and in connection with other engagements and may receive fees in the future. See "- Real Estate Portfolio Appraisal by Wilson" and "- Fairness Opinion from Stanger."

Alternatives to the Merger

     The general partners considered liquidation and continued ownership by the limited and general partners as alternatives to the merger. In order to determine whether the merger or one of its alternatives would be more advantageous to public limited partners, the general partners compared the potential benefits and detriments of the merger with the potential benefits and detriments of the alternatives.

     Liquidation

          Benefits of Liquidation. An alternative to the merger would be to liquidate the Partnership's assets, distribute the net liquidation proceeds to the partners and thereafter dissolve the Partnership. Through such liquidation, the Partnership would provide for a final disposition of its partners' interests in the Partnership. Limited partners would receive cash liquidation proceeds (as they will if they make cash elections). If the Partnership liquidated its assets through asset sales to unaffiliated third parties, limited partners would not need to rely upon a real estate portfolio appraisal of the fair market value of the Partnership. The Partnership would be valued through arm's length negotiations between the Partnership and prospective purchasers.

          Disadvantages of Liquidation. Over the last several years, the performance of the Properties has improved as described under "- Continued Ownership of the Partnership Benefits of Continued Ownership." The general partners believe that the improvement may continue. The merger provides limited partners with the opportunity either to convert their investment in the Partnership into an investment in Public Storage, which like the Partnership primarily owns mini-warehouses, or to receive cash based on the appraised value of the Properties. In contrast to the merger, the Partnership would also be expected to incur certain costs in a liquidation.

          Limited partners should recognize that appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of the Properties. There can be no assurance that if the Properties were sold, they would be sold at the appraised value; the sales price might be higher or lower than the appraised value.

     Continued Ownership of the Partnership

          Benefits of Continued Ownership. Another alternative to the merger would be to continue the Partnership in accordance with its existing business plan, with the Partnership continuing to be owned by the limited and general partners. The Partnership is operating profitably.

          There has been improvement in the mini-warehouse markets. As the pace of new mini-warehouse development has slowed from the peak levels of 1984-88, there has been a corresponding improvement in the financial performance of existing properties. This improvement is evidenced by the performance of the Properties. From 1995 to the first nine months of fiscal 1998, weighted average occupancy for the mini-warehouses remained constant at about 90%, and realized annual rents per occupied square foot for the mini-warehouses increased from an average of $7.08 to $7.92. Despite significant recent increases in the development of new mini-warehouses, the general partners believe that the financial performance of the Properties may continue to improve, although not necessarily at the rate of improvement experienced in prior years. Should such improvements continue, the value of the Properties could be expected to increase. See "Description of Partnership Properties."

          A number of advantages could be expected to arise from the continued ownership of the Partnership by the limited and general partners. Limited partners would continue to receive regular quarterly distributions of net cash flow arising from operations and the sale or refinancing of the Partnership's assets. Given the currently improving market conditions for mini-warehouses, the general partners believe that the level of these distributions to limited partners may increase. Continued ownership of the Partnership by the general and limited partners affords limited partners with the opportunity to participate in any future appreciation in the Partnership's assets. In addition, this decision, if elected, would mean that there would be no change in the nature of the investment of limited partners. This option avoids whatever disadvantages might be deemed inherent in the merger. See "Risk Factors" for discussion of various risks associated with the merger.

          Disadvantages of Continued Ownership. Not only is the Partnership well beyond its anticipated term, but continued ownership of the Partnership by the limited and general partners fails to secure the benefits that the limited and general partners expect to result from the merger. The benefits to limited partners are highlighted under "- Potential Benefits of the Merger," and the benefits to the general partners are highlighted under "Benefits to Insiders." The merger affords limited partners increased liquidity. In addition, because the Partnership is not authorized to issue new securities or to reinvest sale or financing proceeds, the Partnership is less able to take advantage of new real estate investment opportunities. In contrast, Public Storage has a substantially larger, more diversified, investment portfolio that reduces the risks associated with any particular assets or group of assets and increases Public Storage's ability to access capital markets for new capital investments.

Determination of Amounts to be Received by Limited Partners in the Merger

     In connection with the merger, limited partners will receive a value of $697 per Partnership unit in cash or Public Storage common stock. The general partners have determined this amount based on the estimated net asset value per unit computed as follows:

       Estimated value of Partnership's interest in the Properties (1)            $72,183,000

       Plus:
          Market value of Partnership's interest in PSBP (2)

          Partnership's interest in other tangible net assets (3)                   3,175,000
                                                                                   -----------
       Net proceeds available for distribution                                     90,802,000

       Distributions to general partners (4)                                       (1,558,000)
                                                                                   -----------
       Distributions to limited partners                                          $89,244,000
                                                                                  ===========
       Amount per Partnership unit (5)(6)(7)(8)                                         $ 697
                                                                                     ========

     _______________
     (1) Reflects appraised value of the Properties determined by Wilson, as of November 30, 1998. Assumes proceeds from a deemed sale of the Properties at the appraised value are allocated between the Partnership and Public Storage based on their joint venture agreement.

     (2) Reflects closing price of shares of PS Business Parks, Inc. on the AMEX as of December 23, 1998 (the PSBP partnership interests are exchangeable for those shares on a one unit for one share basis). Assumes proceeds from a deemed sale of the units at that price are allocated between the Partnership and Public Storage based on their joint venture agreement. See note (7) below.

     (3) Includes the Partnership's interest in cash and other non-real estate assets offset by the Partnership's interest in prepaid rents, security deposits, accounts payable and accrued expenses as of September 30, 1998. Also reflects the Partnership's share of a $1.6 million condemnation award. See "Description of Partnership's Properties."

     (4) Represents subordinated incentive distributions payable to the general partners under the partnership agreement and distributions attributable to general partners' 1% capital interest in the Partnership.

     (5)  Based on 128,000 Partnership units.

     (6) Upon completion of the merger, each Partnership unit would be converted into Public Storage common stock with a value of $697 or, at the election of a limited partner, in cash. The number of shares of Public Storage common stock to be issued in the merger will be determined by dividing $697 by the average of the closing prices of Public Storage common stock during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date. The market price of Public Storage common stock may fluctuate after the date that the number of shares to be issued to limited partners in the merger is determined and before those shares actually are issued.

     (7) Distributions will be made to limited partners to cause the estimated net asset value per Partnership unit as of the Effective Date to be substantially equivalent to $697 per unit. In computing the estimated net asset value per unit as of the Effective Date, the PSBP partnership interests will be valued at the average of the per share closing price on the AMEX of the shares of PS Business Parks, Inc. during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date.

     (8)  Original purchase price of a Partnership unit was $500.

Potential Benefits of the Merger

     The general partners believe that the following are the principal potential benefits to limited partners:

     (i) Limited partners who elect to receive cash will have fully liquidated their investment at approximately 138% of their original investment and at an amount substantially higher than the prices in the limited secondary transactions. Also, they will have simplified their tax reporting for years after 1998.

     (ii) For limited partners who receive Public Storage common stock, the principal potential benefits are:

     . Ownership Interest in a Diversified Real Estate Company. Because the Partnership is not authorized to issue new securities or to reinvest sale or financing proceeds, the Partnership is less able to take advantage of new real estate investment opportunities. In contrast, Public Storage has a substantially larger, more diversified, investment portfolio that reduces the risks associated with any particular assets or group of assets and increases Public Storage's ability to access capital markets for new capital investments.

     . Increased Liquidity. There is no active market for the Partnership units. In comparison, Public Storage has approximately 128 million shares of Public Storage common stock listed on the NYSE with an average daily trading volume during the 12 months ended September 30, 1998 of approximately 128,000 shares. Given Public Storage's market capitalization and trading volume, limited partners who receive Public Storage common stock are likely to enjoy a more active trading market and increased liquidity for the Public Storage securities they receive.

     . Simplified Tax Reporting. The merger also will simplify tax reporting for years after 1998 for limited partners who receive Public Storage common stock. Public Storage shareholders will receive Form 1099-DIV to report their dividends from Public Storage. Form 1099-DIV is substantially easier to understand than the Schedule K-1 prepared for the reporting of the financial results of the Partnership.

Detriments of the Merger

     For a discussion of certain risks and detriments of the merger, see "Risk Factors" beginning on page 14.

Fairness Analysis

     Conclusions. Based upon an analysis of the merger, the general partners have concluded that (i) the terms of the merger are fair to public limited partners and (ii) after comparing the potential benefits and detriments of the merger with alternatives, the merger is more advantageous to public limited partners than such alternatives.

     Although the general partners reasonably believe the terms of the merger are fair to public limited partners, the general partners have significant conflicts of interest with respect to the merger. The merger has been initiated and structured by Public Storage, one of the general partners. See "Summary Relationships" and "Risk Factors Conflicts of Interest."

     Material Factors Underlying Conclusions of General Partners. The following is a discussion of the material factors underlying the conclusions of the general partners. The general partners have not quantified the relative importance of these factors.

     1. Consideration Offered. The general partners believe that (i) basing the consideration to be paid to public limited partners in the merger on the value of the Partnership's assets is reasonable and consistent with the partnership agreement, (ii) the Partnership's net asset value represents a fair estimate of the value of its assets, net of liabilities, and constitutes a reasonable basis for determining the consideration to be received by public limited partners, (iii) the allocation of the appraised value of the Properties between the Partnership and Public Storage is fair because it reflects the amount each would receive upon the Partnership's liquidation under the joint venture agreement and (iv) the allocation of the Partnership's net asset value between the limited and general partners is fair because it reflects the amount they would receive upon the Partnership's liquidation under the partnership agreement.

There was no negotiation regarding the basis for determining the consideration to be paid to public limited partners in the merger. See "-Background and Reasons for the Merger."

     2. Choice as to Form of Consideration. The merger provides public limited partners with the choice of either (A) converting their investment into an investment in Public Storage, which generally owns the same type of properties as the Partnership and which has acquired, and is expected to continue to acquire, additional properties or (B) receiving in cash the amounts they would receive if the Properties were sold at their appraised values and the Partnership's interest in PSBP were sold at its market value and the Partnership were liquidated (without any reduction for commissions and other sales expenses).

     3. Independent Portfolio Appraisal and Fairness Opinion. The conclusions of the general partners are based in significant part upon the portfolio appraisal prepared by Wilson and Stanger's fairness opinion. The general partners attributed significant weight to these items, which they believe support their position, and do not know of any factors that are reasonably likely to detract from the conclusions in Wilson's portfolio appraisal and Stanger's fairness opinion. The general partners believe that the engagement of Wilson and Stanger to provide the portfolio appraisal and the fairness opinion, respectively, assisted the general partners in the fulfillment of their duties to public limited partners, notwithstanding that these parties received fees in connection with their engagements by the Partnership and in connection with other engagements by Public Storage and its affiliates and may receive fees in the future. See "- Real Estate Portfolio Appraisal by Wilson" and "- Fairness Opinion from Stanger."

     4. Comparison of Payments to be Received in the Merger to Other Alternatives. The payment to be received in the merger of $697 per Partnership unit generally compares favorably with (A) the prices at which limited secondary sales of units have been effectuated, (B) a range of estimated going-concern value per unit ($625 to $650, (C) an estimated liquidation value per unit ($674) and (D) the book value per unit as of September 30, 1998 ($294). The general partners recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "- Comparison of Consideration to be Received in the Merger to Other Alternatives."

     5. Lower Level of Distributions to Limited Partners After the Merger. The level of distributions to limited partners who receive Public Storage common stock in the merger will be significantly lower after the merger than before.

     6. Conflicts of Interest. The merger has been initiated and structured by Public Storage, one of the general partners. Independent representatives were not engaged to negotiate these arrangements on behalf of public limited partners, and the terms of the merger are not the result of arm's length negotiations.

     The general partners do not believe that the absence of independent representatives to negotiate the merger undermines the fairness of the merger. Based upon the use of an independent appraisal firm and the Stanger fairness opinion, the general partners considered that the engagement of such independent representatives was not necessary or cost effective.

Comparison of Consideration to be Received in the Merger to Other Alternatives

     General. The general partners compared the consideration to be received in the merger, i.e., a value of $697 per Partnership unit to: (i) the prices at which limited secondary sales have been effectuated; (ii) estimates of the value of the Partnership on a liquidation basis assuming that its assets were sold at their appraised fair market value and the net proceeds distributed between the joint venture partners in accordance with the joint venture agreement and between the limited and general partners in accordance with the partnership agreement; and (iii) estimates of the value of the Partnership on a going-concern basis assuming that it were to continue as a stand-alone entity and its assets sold at the end of a five-year holding period. Due to the uncertainty in establishing these values, the Partnership established a range of estimated values for certain of the alternatives, representing a high and low estimated value for the potential consideration. Since the value of the consideration for alternatives to the merger is dependent upon varying market conditions, no assurance can be given that the range of estimated values indicated establishes the highest or lowest possible values. However, the general partners believe that analyzing the alternatives in terms of ranges of estimated value, based on currently available market data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives.

     The results of these comparative analyses are summarized in the following tables. Limited partners should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the Partnership. These assumptions relate, among other things, to: projections as to the future income, expenses, cash flow and other significant financial matters of the Partnership; the capitalization rates that will be used by prospective buyers when the Partnership's assets are liquidated; and, appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to Partnership units. In addition, these estimates are based upon certain information available to the Partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by them in arriving at the estimates of value would exist at the time of the merger. The assumptions used have been determined by the Partnership in good faith, and, where appropriate, are based upon current and historical information regarding the Partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partners.

     No assurance can be given that such consideration would be realized through any of the designated alternatives, and limited partners should carefully consider the following discussions to understand the assumptions, qualifications and limitations inherent in the presented valuations. The estimated values presented in the following table are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These estimated values are based upon certain assumptions that relate, among other things, to (i) the price of Public Storage common stock and common stock of PS Business Parks, Inc. as of the date of the merger being the same as during the 20 trading days ending on the fifth trading day prior to the Effective Date,
(ii) projections as to the future revenues, expenses, cash flow and other significant financial matters of the Partnership, (iii) the capitalization rates that will be used by prospective buyers when the Partnership's assets are liquidated, (iv) selling costs, (v) appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows and (vi) the manner of sale of the Properties. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for mini-warehouses, the manner in which the properties are sold and changes in availability of capital to finance acquisitions of mini-warehouses.

                                Partnership Comparison of Alternatives
---------------------------------------------------------------------------------------------------------------
                             Limited Secondary        Estimated Going Concern       Estimated Liquidation Value
 Payments in Merger per       Market Prices of                Value per                per Partnership Unit at
 Partnership unit            Partnership Units(2)       Partnership Unit(3)              Appraised  Value (4)
---------------------------------------------------------------------------------------------------------------
         $697(1)                 $189        $530         $625          $650                        $674
-----------------------------------------------------------------------------------------------------------------

_______________
(1) Based on the Partnership's net asset value consisting of the independently appraised market value of the Properties as of November 30, 1998, the closing price of PS Business Parks, Inc. on the AMEX on December 23, 1998 and estimated book value of its other net assets as of September 30, 1998. The market price of Public Storage common stock may fluctuate following establishment of the number of shares to be issued to limited partners in the merger and prior to issuance and could decrease as a result of increased selling activity following issuance of the shares in the merger and other factors. See "- Determination of Amounts to be Received by Limited Partners in the Merger."

(2) There is no active market for the Partnership units. Based on the information available to the Partnership, the prices at which limited secondary sales have been effectuated ranged from $189 to $530 per unit from January 1, 1996 through September 30, 1998. Included in this price range are sales to Public Storage. See "Distributions and Market Prices of Partnership Units."

(3) Reflects a range of values based upon a number of assumptions regarding the future net operating income and distributions of the Partnership and the date of its liquidation. See "- Going-Concern Value."

(4) Based upon Wilson's real estate appraisal, less estimated expenses of liquidation. See "- Liquidation Values."

     Limited Secondary Market Prices of Units. There is no active market for the Partnership units. Based on the information available to the Partnership, the prices at which limited secondary sales have been effectuated ranged from $189 to $530 per unit from January 1, 1996 through September 30, 1998. Included in this price range are sales to Public Storage. See "Distributions and Market Prices of Partnership Units."

     Going-Concern Value. The Partnership has estimated the going-concern value of the Partnership by analyzing projected cash flows and distributions assuming that the Partnership was operated as an independent stand-alone entity and its assets sold in a liquidation of the Partnership after a five-year holding period. The Partnership assumed sale of the Properties at the terminal value projected by capitalizing the net operating income in year six at a capitalization rate of 9.8%, which was equal to the midpoint of (a) the effective implied capitalization rate (at appraised values) for the Properties based upon reported property operations (before non-recurring expenses and after certain property tax adjustments) during the 12 months ended September 30, 1998 and (b) the capitalization rate used in the residual value component of the discounted cash flow analysis. Under both scenarios, the Partnership assumed that the Partnership's interest in PSBP was sold at an FFO multiple of 11.1. Real estate selling costs were assumed to be incurred at the same percentage of sale proceeds (4.3%) as incurred in the liquidation alternative. Distribution and sale proceeds per Partnership unit were discounted in the projections at rates ranging from 12% to 13% (11.5% to 12.5% with respect to the interest in PSBP).

     Both scenarios of the going-concern analysis assume that the Properties are sold in a single transaction at the expiration of the holding period. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners out of the Partnership's cash flow from operations might be reduced because relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

     The estimated value of the Partnership on a going-concern basis is not intended to reflect the distributions payable to limited partners if its assets were to be sold at their current fair market value.

     Liquidation Values. Since one of the alternatives available to the general partners is to proceed with a liquidation of the Partnership and a distribution of the net liquidation proceeds between the joint venture partners and, within the Partnership, to the limited partners and the general partners in accordance with the partnership agreement, the Partnership has estimated the liquidation value of the Partnership assuming that the Properties are sold at their fair market value, based upon the Wilson real estate portfolio appraisal. This alternative assumes that the Partnership's interest in PSBP is sold at the December 23, 1998 trading price (less a commission of $.06 per unit), the Partnership incurs real estate selling costs at the time of liquidation (state and local transfer taxes, real estate commissions of 3% of sales proceeds and legal and other closing costs) of $4,675,000, and the remaining net liquidation proceeds are distributed between the joint venture partners in accordance with the joint venture agreement and between the limited and general partners in accordance with the partnership agreement, according priority to limited partners.

     The liquidation analysis assumes that the Properties are sold in a single transaction at their appraised value. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because the Partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the Properties are assumed to occur concurrently.

     Applying these procedures, the Partnership arrived at the liquidation value set forth in the table. The real estate portfolio appraisal sets forth, subject to the specified assumptions, limitations and qualifications, Wilson's professional opinion as to the market value of the Properties as of November 30, 1998. While the portfolio appraisal is not necessarily indicative of the price at which the assets would sell, market value generally seeks to estimate the price at which the Properties would sell if disposed of in an arm's length transaction between a willing buyer and a willing seller, each having access to relevant information regarding the historical revenues and expenses. The real estate portfolio appraisal assumes that the Properties are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value. See "- Real Estate Portfolio Appraisal by Wilson."

     Distribution Comparison. The general partners have considered the potential impact of the merger upon distributions that would be made to limited partners who exchange their Partnership units for Public Storage common stock. Based on a market price of Public Storage common stock of $27.75 and the current regular quarterly distribution rate for Public Storage ($.22 per share) and the Partnership ($8.36 per unit), limited partners would receive approximately $2.83 (33.9%) less in regular quarterly distributions per Partnership unit after the merger from Public Storage than before the merger from the Partnership and approximately $.19 less per unit in regular quarterly distributions for each $1.00 (3.6%) increase in the market price of Public Storage common stock above $27.75. These estimates are based upon the actual distributions made by Public Storage and the Partnership (not upon the amounts that might have been distributed by them based upon their cash flow from operations).

     In evaluating this estimate, limited partners should bear in mind that this comparison does not reflect the tax that a limited partner will have to pay in connection with the merger. The merger will be a taxable event for the public limited partners resulting in the recognition of gain to most taxable public limited partners who receive either cash or Public Storage common stock. In evaluating this estimate, limited partners should also bear in mind that a number of factors affect the level of distributions. These factors include the distributable income generated by operations, the principal and interest payments on debt, if any, capital expenditure levels (in excess of normal expenditures for ongoing maintenance and repairs) and the corporate policy with respect to cash distributions. A comparison of the current distribution levels of Public Storage with those of the Partnership does not show how the merger might affect a limited partner's distribution level over a number of years.

Real Estate Portfolio Appraisal by Wilson

     Wilson was engaged by the Partnership to appraise the Properties and has delivered a written report of its analysis, based upon the review, analysis, scope and limitations described therein, as to the fair market value of the Properties as of November 30, 1998. The Partnership selected Wilson to provide the appraisal because of its experience and reputation in appraising mini-warehouses, including its appraisal of other properties managed by Public Storage. The consideration to be paid by Public Storage to the limited partners in the merger is based on the appraisal. The appraisal, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth as Appendix B and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the appraisal are described below.

     Experience of Wilson. Wilson was formed by Charles R. Wilson in 1976, who has specialized in the appraisal of mini-warehouses and commercial facilities since 1972. Wilson has conducted real estate appraisals on a variety of property types and uses throughout the United States for owners, banks and thrift organizations, insurance companies and other financial institutions. Wilson has appraised over 500 mini-warehouses and commercial properties during the 12 months ended September 1998.

     Summary of Methodology. At the request of the Partnership, Wilson evaluated the Properties. In valuing the Properties, Wilson considered the applicability of all three commonly recognized approaches to value: the cost approach, the income approach and the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. Wilson did not consider the cost approach to be applicable to the Properties.

     The income approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net income. Net income may then be processed into a value estimate through either (or a combination) of two methods: direct capitalization or yield capitalization, i.e., a discounted cash flow analysis.

     The sales comparison approach is based upon the principle of substitution, i.e., that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. The sales comparison approach establishes what typical investors in the marketplace are willing to pay for comparable properties.

     The cost approach is based on the estimated market value of the site as if vacant plus the depreciated replacement cost of the existing improvements. The cost approach was not considered appropriate in the case of the Properties since
(a) today's investors do not rely upon the cost approach in making investment decisions and (b) the necessity of estimating total accrued depreciation in buildings of the type and age of the Properties diminishes the validity of this approach.

     While the appraisal was prepared for all of the Properties, Wilson analyzed the individual Properties by (a) reviewing each Property's previous four years' operating statements, (b) reviewing information submitted to Wilson by on-site managers which included competitive rental and occupancy surveys, subject facility descriptions, area trends and other factors, which were verified by Wilson through physical inspections, telephone calls and other sources and (c) developing information from a variety of sources about market conditions for each individual property that included population, employment and housing trends within the market.

     To determine any significant differences in quality among the Properties, Wilson considered such variables as property income growth patterns and potential, quality of location and construction, tenant appeal, property appearance, security and potential competition.

     Wilson also interviewed management personnel responsible for the Properties to discuss competitive conditions, area economic trends affecting the properties, historical operating revenues and expenses, lease terms and occupancy rates in competitive facilities. These interviews included ascertaining information on items of deferred maintenance, planned capital improvements and other factors affecting the physical condition of the properties. Representatives of Wilson or persons engaged by them performed site inspections on the Properties between September 1998 and December 1998.

     Wilson then estimated the value of each Property relying primarily upon the income approach. Indicated values were developed using a yield capitalization technique applying overall capitalization rates derived directly from the marketplace. To define the occupancy and rental rates and expense escalators to be used in developing cash flow projections, Wilson reviewed the acquisition criteria and projection parameters in use in the marketplace by major mini-warehouse investors, owners and operators, appraisers and financing sources. In addition, Wilson reviewed other published information concerning acquisition criteria in use by property investors through the third quarter of 1998. Further, Wilson interviewed various sources in local markets to identify sales of mini-warehouses within the past 24 months in order to derive certain valuation indicators. Sources for data concerning such transactions included local appraisers, property owners, real estate brokers and others. Wilson also reviewed information compiled by management identifying sales and acquisitions of mini-warehouses.

     In applying a discounted cash flow analysis, projections of cash flow from each property (assuming no indebtedness) were developed for a 10-year period ending in the year 2008 with a terminal residual value computed at the end of year 10. The first year's scheduled gross income was estimated taking into consideration each property's current rent structure and the rental rates of competitive facilities. Also included in the income estimate were trends in ancillary income from late fees and rental concessions. Wilson then made an analysis of each subject's occupancy history, took into consideration the occupancy level of competitive facilities and estimated a stabilized occupancy level for each of the Properties.

     Estimated expenses were based upon each Property's actual operating history. The projected expenses were tested for reasonableness based upon a comparison of the operating expense ratios to market norms. Expenses were deducted from effective gross income to derive a net operating income for each property. Consideration was given to and adjustment made to reflect capital expenditures and replacement reserves. Income and expense growth rates were based on projection parameters currently being used by property investors as well as upon local, regional and historical trends.

     For the Properties, Wilson used a growth rate of between 3% and 3.5% for income and expenses except for real estate taxes in California for which Wilson used 2.0%. Wilson then used terminal capitalization rates of between 10.25% and 10.5% to capitalize each Property's 11th year net income into a residual value at the end of a 10-year holding period, assuming normal cost of disposing of the Properties. The 10 yearly cash flows were then discounted to present worth using discount rates of between 12.75% and 13.25% based upon local market and property conditions. The indicated value for the 33 Properties based upon the discounted cash flow analysis is $92,620,000.

     In applying the sales comparison approach to the Properties, Wilson relied upon an analysis of 64 sales of mini-warehouses between October 1997 and September 1998. Using a regression analysis, a statistically significant correlation was derived between the comparable property's net income and its sales price per square foot.

     The indicated value for the 33 Properties based upon the sales comparison approach ranged between $76,940,000 and $102,590,000.

     In addition, Wilson reviewed capitalization rates and purchase prices paid in recent and pending transactions of properties similar to the Properties involving Public Storage and others and has concluded that the Properties are reasonably and appropriately valued relative to these other portfolio transactions.

     Conclusions as to Value. Wilson reconciled the values indicated from the direct sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach, an emphasis deemed appropriate based on acquisition criteria currently employed in the mini-warehouse market.

     Based on the valuation methodology described above, Wilson assigned a market value to the Properties as of November 30, 1998 of $94,000,000. The resulting effective implied capitalization rate for the Properties based on reported property operations (before non-recurring expenses and after certain property tax adjustments) during the 12 months ended September 30, 1998 averaged 9.36%.

     Wilson's conclusion as to value relates to 100% of the Properties, which includes the joint venture interests of both the Partnership and Public Storage. Wilson did not separately value the interest of the Partnership in the Properties.

     Assumptions, Limitations and Qualifications of the Appraisal. The appraisal reflects Wilson's valuation of the Properties as of November 30, 1998 in the context of the information available on such date. Events occurring after November 30, 1998 and before the closing of the merger could affect the properties or assumptions used in preparing the appraisal. Wilson has no obligation to update the appraisal on the basis of subsequent events; however, Wilson has informed the Partnership that, as of the date of this statement, Wilson is not aware of any event or change in conditions since November 30, 1998 that may have caused a material change in the value of the Properties since that date.

     The appraisal is subject to certain general and specific assumptions and limiting conditions and is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice. Among other limitations, the appraisal (i) did not consider the effect of easements, restrictions and other similar items on the value of the Properties, (ii) assumed that the properties comply with local building codes and zoning ordinances, (iii) assumed that there are no new or planned facilities except as noted in the appraisal and (iv) did not involve the physical inspections of competing properties. See Appendix B for a discussion of the specific assumptions, limitations and qualifications of the appraisal.

     Compensation and Material Relationships. Wilson is being paid an aggregate fee of $82,500 for preparation of the appraisal, which fee includes reimbursement for all of Wilson's related out-of-pocket expenses. Wilson is also entitled to indemnification against certain liabilities. The fee was negotiated with Wilson and payment is not dependent upon completion of the merger. As a leading appraiser of mini-warehouses since 1976, Wilson has prepared appraisals for Public Storage and its affiliates, including appraisals of the properties of other entities in connection with their mergers with Public Storage, and Wilson is expected to continue to prepare appraisals for Public Storage. During the past three years (1995 to the present), Wilson has received compensation aggregating approximately $903,000 for these services (exclusive of amounts received in connection with the merger).

Fairness Opinion from Stanger

     Stanger was engaged by the Partnership to deliver a written opinion of its determination as to the fairness of the consideration to be received in the merger, from a financial point of view, to the public limited partners. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and opinion, is set forth in Appendix C to this statement and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the fairness opinion are set forth below. The summary set forth below does not purport to be a complete description of the analyses used by Stanger in rendering the fairness opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

     Except for certain assumptions, described more fully below, which the Partnership advised Stanger that it would be reasonable to make, the Partnership imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in rendering the fairness opinion. The Partnership has agreed to indemnify Stanger against certain liabilities arising out of its engagement to prepare and deliver the fairness opinion.

     Experience of Stanger. Stanger, founded in 1978, has provided information, research, investment banking and consulting services to clients throughout the United States, including major NYSE firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and REITs.
The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, oil and gas reserves, real estate, cable television systems and equipment leasing assets.

     Summary of Materials Considered. In the course of Stanger's analysis to render its opinion regarding the merger, Stanger: (i) reviewed this statement;
(ii) reviewed the annual reports on Form 10-K of Public Storage and the Partnership for the three fiscal years ending December 31, 1995, 1996 and 1997 and the quarterly reports on Form 10-Q of Public Storage and the Partnership for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; (iii) reviewed the appraisal prepared by Wilson and discussed with the general partners and Wilson the methodologies and procedures employed in preparing the appraisal; (iv) reviewed information regarding purchases and sales of self-storage properties by Public Storage or any affiliated entities over the past thirty months, and other information available relating to acquisition criteria for self-storage properties; (v) reviewed estimates prepared by the Partnership, and based in part on the appraisal, of the current net liquidation value per Partnership unit of the Partnership's assets and projections of cash flow from operations, cash distributions and going-concern values for the Partnership, and the calculation of the allocation of such values between the joint venture partners and between the limited and general partners; (vi) discussed with certain members of management of Public Storage and the Partnership conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by the Partnership, current and expected operations and performance, and the financial condition and future prospects of Public Storage and the Partnership; (vii) reviewed historical market prices, trading volume and dividends for Public Storage common stock and historical secondary market transactions for Partnership units; and
(viii) conducted other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

     Summary of Analysis. The following is a summary of certain financial and comparative analyses reviewed by Stanger in connection with and in support of its fairness opinion. The summary of the opinion and analysis of Stanger set forth in this statement is qualified in its entirety by reference to the full text of such opinion.

     Review of Appraisal. In preparing its opinion, Stanger relied upon the appraisal of the Properties which was prepared as of November 30, 1998 by Wilson, an independent appraiser. Stanger reviewed the appraisal rendered by Wilson, reviewed a sample of supporting documentation for the appraisal and discussed with Wilson its experience and qualifications and the appraisal methodologies utilized.

     Stanger observed that the appraisal was certified by a Member of the Appraisal Institute and was conducted utilizing the income approach to valuation, applying the discounted cash flow method to establish a value for each individual property, and the sales comparison approach.

     Stanger observed that the effective capitalization rate utilized in the appraisal was approximately 9.36%, based on net operating income (before non-recurring expenses and after certain property tax adjustments) generated for the 12 months ended September 30, 1998. Lower capitalization rates generally reflect higher sales prices for income-producing properties.

     Review of Liquidation Analysis. Stanger reviewed an analysis prepared by the Partnership of the estimated value of the Partnership based upon liquidation of its portfolio on a property-by-property basis utilizing estimates prepared by the Partnership and information provided by Wilson.

     The liquidation analysis assumed each property could be sold within an estimated marketing period of six months at the appraised value as reported in the appraisal, to an independent third-party buyer. Costs of such property sales by the Partnership to independent third-parties were estimated by the Partnership to total approximately $4,716,000 and were comprised of estimates of $915,000 in state and local transfer taxes, $2,861,000 in commissions and $940,000 in legal and other closing costs. Such amounts were based on prevailing transfer tax rates in the locale of each property and on estimates of the Partnership based on knowledge of real estate transactions. Stanger observed that the estimated net proceeds from such liquidation, the sale of the Partnership's interest in PSBP and the associated dissolution of the Partnership and distribution of all remaining assets was $674 per Partnership unit, versus the consideration offered in the merger of $697 cash per unit, or the equivalent of $697 of Public Storage common stock per unit, based on the average closing price of Public Storage common stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date.

     Stanger also reviewed information on recent multi-property purchases and sales of self-storage properties transacted by Public Storage, PSMI or affiliates during the 30 months ending September 1998. Stanger observed that Public Storage, PSMI or affiliated entities have completed 11 bulk purchases of property portfolios during the period reviewed, excluding the properties associated with the mergers of 18 affiliated REITs with Public Storage. These transactions involved affiliated and unaffiliated entities with an interest in 73 properties with an aggregate acquisition cost of approximately $209 million. Capitalization rates ranged from 9.1% to 11.6%, averaging 9.6%, for bulk transactions during the period reviewed.

     Stanger also reviewed information regarding the merger between Public Storage and Storage Trust Realty ("Storage Trust") which was closed in March 1999. Stanger noted that in the merger Public Storage acquired a portfolio of 215 self-storage properties and certain other assets for aggregate consideration of approximately $600 million, based on the price of Public Storage common stock as of November 6, 1998. Stanger also noted that in the context of rendering a fairness opinion, the financial advisor to Storage Trust performed a net asset valuation of Storage Trust based on a real estate valuation utilizing property specific financial projections for 1999 and a direct capitalization method. The capitalization rates utilized in this analysis ranged from 9.5% to 10.5%.

     Based on the total transaction value of the Storage Trust merger and other information cited in the proxy statement relating to the merger, the implied trailing and forward capitalization rates of the Storage Trust portfolio in the merger were estimated by Stanger to be approximately 8.7% and 9.3%, respectively. This capitalization rate does not reflect certain options and benefits to be received by Public Storage as a result of the merger, including a reduction in consolidated general and administrative expenses from the elimination of certain duplicative administrative costs following the merger, estimated at over $2 million on a pro forma basis for the nine months ending September 30, 1998.

     Review of Going-Concern Analysis. Stanger reviewed financial analyses and projections prepared by the Partnership concerning estimated cash flows and distributions from the Partnership's continued operation as an independent stand-alone entity and estimated sales proceeds from the liquidation of the Properties. The analyses incorporated estimates of revenues and operating expenses for the Properties, capital expenditures, entity-level general and administrative costs, and cash flow distributions and proceeds from sale of the Properties during a projection period of five years. The analyses and projections assumed, among other things, that (i) net operating income for the Partnership would grow at a compound annual rate of approximately 3.7% over the five-year projection period; (ii) general and administrative expenses would increase at an average rate of 3.0% per annum over the projection period; and
(iii) the sale of the Properties would occur at the terminal value projected by capitalizing the net operating income in year six at a capitalization rate of 9.8%, which was equal to the midpoint of (a) the effective implied capitalization rate (at appraised values) for the Properties based upon reported property operations (before non-recurring expenses and after certain property tax adjustments) during the 12 months ended September 30, 1998 and (b) the capitalization rate utilized in the residual value component of the discounted cash flow analysis. Real estate selling costs were assumed to be incurred at the same percentage of sale proceeds (4.3%) as incurred in the liquidation alternative, and costs of liquidation of the PSBP units were assumed at $0.06 per unit, consistent with the liquidation alternative.

     The Partnership evaluated its going-concern value by analyzing projected cash flow and distributions assuming that the Partnership was operated as an independent stand-alone entity and its assets sold in a liquidation of the Partnership after a five-year holding period. The projections also assume that the Partnership's interest in PSBP is sold at an FFO multiple of 11.1 (reduced by a commission of $0.06 per unit). Distributions and sale proceeds per Partnership unit were discounted in the projections at rates ranging from 12% to 13% (11.5% to 12.5% with respect to the interest in PSBP).

     Stanger observed that the estimated values per Partnership unit on a going-concern basis resulting from the above analysis were $625 and $650, compared with the consideration in the merger of $697 per Partnership unit.

     The estimated values assigned to the alternative forms of consideration are based on a variety of assumptions that have been made by the Partnership. While the Partnership has advised Stanger that it believes that it has a reasonable basis for these assumptions, these assumptions may not necessarily reflect the Partnership's actual or future experience and such differences could be material. See "- Comparison of Consideration to be Received in the Merger to Other Alternatives."

     Review of Tender Offer and Secondary Market Prices. Stanger observed that Partnership units have been purchased in recent months on the informal secondary market for partnership securities and in 1994 and 1996 through tender offers by Public Storage.

     Stanger observed that, based on prices reported to Stanger by various firms active in the informal secondary market for partnership interests, the highest selling prices reported for Partnership units in the informal secondary market between January 1, 1997 and September 30, 1998 were $530 per unit compared with the consideration in the merger of $697 per unit.

     Stanger also observed that the Partnership units had been the subject of tender offers by Public Storage in 1994 and 1996 and the tender offer prices ranged from $350 to $520 per unit.

     Distribution/FFO Analysis. Stanger reviewed distributions per Partnership unit and FFO per Partnership unit on an equivalent per unit basis. Stanger noted that based on a closing price of $27.75 for Public Storage common stock and the resulting exchange ratio of Partnership units for Public Storage common stock and based on operating results for Public Storage, regular quarterly distributions per share would decrease by approximately $2.83 (33.9%) for limited partners receiving Public Storage common stock.

     Stanger observed that, at the closing price of $27.75 for Public Storage common stock and based on operating results for Public Storage, FFO for the nine months ended September 30, 1998 per Partnership unit on a fully-diluted basis on an equivalent per share basis earned by limited partners would decrease by $3.44 (7.7%).

     Conclusions. Based on the foregoing, Stanger concluded that, based upon its analysis and the limitations and qualifications contained in its opinion, and as of the date of the fairness opinion, the consideration to be received in the merger is fair to the public limited partners, from a financial point of view.

     Assumptions. In evaluating the merger, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in this statement or that was furnished or otherwise communicated to Stanger. Stanger did not perform an independent appraisal of the assets and liabilities of Public Storage and the Partnership and relied upon and assumed the accuracy of the appraisal. Stanger also relied on the assurances of Public Storage and the Partnership that any projections, budgets, or value estimates contained in this statement or otherwise provided to Stanger, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the property values and the Partnership's net asset value have been allocated between the joint venture partners and between the limited and general partners in the same manner they would be allocated upon the Partnership's liquidation; that no material changes have occurred in the appraised value of the Properties or the information reviewed between the date of the appraisal or the date of the other information provided and the date of the opinion; and that Public Storage and the Partnership are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

     In connection with preparing the fairness opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix
C. Stanger does not intend to deliver any additional written summary of the analysis.

     Compensation and Material Relationships. For preparing the fairness opinion and related services in connection with the merger, Stanger is being paid a fee of $60,000. In addition, Stanger will be reimbursed for certain out-of-pocket expenses, including legal fees, up to a maximum of $9,000 and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws. The fee was negotiated with Stanger. Payment of the fee to Stanger is not dependent upon completion of the merger. Stanger has rendered consulting and related services and provided products to Public Storage and to PSMI and its affiliates, including fairness opinion to the public shareholders of 18 REITs in connection with their mergers with Public Storage, and may be engaged in the future. During the past four years (1995 to the present), Stanger has received compensation aggregating approximately $1,070,000 for these services and products (exclusive of amounts received in connection with the merger).

     Limitations and Qualifications. Stanger was not requested to, and therefore did not: (i) select the method of determining the consideration being paid in the merger; (ii) make any recommendation to the public limited partners with respect to whether to approve or reject the merger or whether to select the cash or Public Storage common stock option in the merger; or (iii) express any opinion as to the business decision to effect the merger, alternatives to the merger or tax factors resulting from the merger, or relating to Public Storage's continued qualification as a REIT. Stanger's opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Among the factors considered in the selection of Stanger were Stanger's experience in connection with the mergers of 18 affiliated REITs with Public Storage and in connection with the merger of two similar partnerships with Public Storage, its expertise in real estate transactions and the fee quoted by Stanger. No party other than Stanger was contacted to render an opinion as to the fairness of the merger to public limited partners, and the Partnership has neither requested nor received any views, preliminary or otherwise, from any party other than Stanger regarding the fairness of the merger to the public limited partners.

The Merger Agreement

     If the conditions to the merger are satisfied or waived, the merger will be consummated pursuant to the merger agreement which is set forth in Appendix A to, and is incorporated by reference into, this statement. As a result of the merger, all of the Partnership units will be held by a subsidiary of Public Storage. The merger agreement contains representations and warranties of Public Storage and the Partnership and certain other provisions relating to the merger. The representations and warranties are extinguished by, and do not survive, the merger.

     Conditions to Consummation of the Merger. Consummation of the merger is contingent upon standard conditions, including the following: (i) the Registration Statement shall have been declared effective by the Commission and Public Storage shall have received all other authorizations necessary to issue Public Storage common stock in exchange for Partnership units and to consummate the merger; (ii) the merger agreement and the merger shall have been approved and adopted by the requisite vote of the limited partners (which condition has been satisfied by Public Storage's vote of its Partnership units in favor of the merger); (iii) the shares of Public Storage common stock issued to limited partners shall be listed on the NYSE; (iv) the Partnership shall have received a fairness opinion from Stanger (which opinion has been received); (v) no legal action challenging the merger shall be pending; and (vi) in the case of Public Storage, the average of the per share closing prices on the NYSE of the Public Storage common stock during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date is not less than $25. The obligation of Public Storage to effect the merger is also subject to Public Storage, in its sole discretion, being satisfied as to title to, and the results of an environmental audit of, the Properties. Any of these conditions may be waived by the board of directors of Public Storage.

     Amendment or Termination. The merger agreement provides for amendment or modification thereof with respect to the merger by written agreement authorized by the board of directors of Public Storage and the general partners. The merger may be abandoned at any time before or after shareholder approval by mutual written consent and may be abandoned by either party if, among other things, the closing of the merger has not occurred on or before June 30, 1999.

     Consummation. It is contemplated that the merger will be consummated by filing a certificate of merger with the California Secretary of State.

     Certificates for Public Storage Common Stock. After the merger, holders of Partnership units that were converted into shares of Public Storage common stock, without any further action, will be entitled to receive certificates representing the number of whole shares of Public Storage common stock into which Partnership units will have been converted and cash payment in lieu of fractional share interests, if applicable. As soon as practicable after the merger, the exchange agent, BankBoston, N.A., will send the certificates for the Public Storage common stock to each holder of Partnership units whose Partnership units have been converted into shares of Public Storage common stock. HOLDERS OF PARTNERSHIP UNITS WHO INTEND TO RECEIVE PUBLIC STORAGE COMMON STOCK IN THE MERGER DO NOT NEED TO TAKE ANY ACTION TO RECEIVE THEIR RESPECTIVE CERTIFICATES REPRESENTING THE PUBLIC STORAGE COMMON STOCK. IT IS IMPORTANT THAT YOU MAKE SURE YOU RECEIVE YOUR CERTIFICATE FOR THE PUBLIC STORAGE COMMON STOCK MAILED TO YOU BY BANKBOSTON, N.A. IF YOU DO NOT RECEIVE YOUR PUBLIC STORAGE COMMON STOCK CERTIFICATE BY MAY 31, 1999, CALL BANKBOSTON, N.A. AT (781) 575-3120 SO THAT AN AFFIDAVIT OF NON-RECEIPT CAN BE SENT TO YOU AND A CERTIFICATE REISSUED AT NO COST TO YOU. ANY SHAREHOLDER WHO CONTACTS BANKBOSTON, N.A. AFTER OCTOBER 31, 1999 REQUESTING THAT A CERTIFICATE BE REISSUED MAY NEED TO EXECUTE AN AFFIDAVIT OF LOSS AND PAY THE COST OF A BOND OF INDEMNITY BEFORE A CERTIFICATE CAN BE REPLACED.

     After the merger, there will be no further registration of transfers of Partnership units on the Partnership's records.

     Fractional Shares. No fractional shares of Public Storage common stock will be issued in the merger. In lieu of any fractional share interests, each holder of Partnership units who would otherwise be entitled to a fractional share of Public Storage common stock will receive a whole share of Public Storage common stock if such fractional share to which such holder would otherwise have been entitled is .5 of a share or more, and such fractional share shall be disregarded if it represents less than .5 of a share; provided that such fractional share shall not be disregarded if it represents .5 of 1% or more of the total number of shares of Public Storage common stock such holder is entitled to receive in the merger. In such event, the holder will be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the Public Storage common stock at the time of effectiveness of the merger by (ii) the fractional interest.

     Restrictions on Other Acquisitions. The Partnership has agreed not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, securities exchange or similar transaction involving it, or any purchase of all or any significant portion of its assets, or any equity interest in it, other than the transactions contemplated by the merger agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have discussions with, any person relating to such a proposal, provided that the general partners may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participation in the negotiations and discussions might cause the Partnership to breach their fiduciary duty to limited partners under applicable law as advised by counsel. The Partnership has agreed to notify Public Storage immediately if inquiries or proposals are received by, any such information is requested from, or negotiations or discussions are sought to be initiated or continued with it, and to keep Public Storage informed of the status and terms of any such proposals and any such negotiations or discussions.

     Distributions. Pending the merger, the Partnership is precluded from declaring or paying any distributions to the limited partners other than (i) regular distributions at a quarterly rate not in excess of $8.36 per Partnership unit and (ii) distributions to the limited partners immediately prior to the effectiveness of the merger equal to the amount by which the Partnership's estimated net asset value allocable to limited partners as of the date of the merger exceeds $697 per Partnership unit. See "- Determination of Payments to be Received by Limited Partners in the Merger."

Cash Election Procedure

     Each holder of record of Partnership units may make a cash election to have his or her Partnership units converted into the right to receive cash in the merger. All cash elections are to be made on a cash election form. A cash election form is being sent to all holders of record of Partnership units on the date of this statement. To be effective, a cash election form must be properly completed and signed and must be received by the exchange agent, BankBoston, N.A., no later than 5:00 p.m. New York City time on April 29, 1999. Holders of record of units who hold units as nominees, trustees or in other representative capacities may submit multiple cash election forms, provided that such representative certifies that each such cash election form covers all the units held by such representative for a particular beneficial owner. Any cash election form may be revoked by written notice received by the exchange agent prior to 5:00 p.m., New York City time, on April 29, 1999. In addition, all cash election forms will automatically be revoked if the exchange agent is notified in writing that the merger has been abandoned. The exchange agent may determine whether or not elections to receive cash have been properly made or revoked, and any such determination shall be conclusive and binding.

     A holder of Partnership units may not make a cash election as to less than all of the units owned by such holder. Any holder of units who does not submit a properly completed and signed cash election form which is received by the exchange agent prior to 5:00 p.m., New York City time, on April 29, 1999 will receive Public Storage common stock in the merger. If Public Storage or the exchange agent determines that any purported cash election was not properly made, such purported cash election will be deemed to be of no force and effect and the holder of units making such purported cash election will, for purposes hereof, receive Public Storage common stock in the merger. None of Public Storage, the Partnership or the exchange agent will be under any obligation to notify any person of any defect in a cash election form.

     The tax consequences of receiving cash or Public Storage common stock are described under "Federal Income Tax Considerations - The Merger."

Consequences to the Partnership if the Merger is Not Completed

     If the merger is not completed, the Partnership will continue as a publicly owned entity.

Costs of the Merger

     It is estimated that the total consideration (cash and Public Storage common stock) to be paid by Public Storage to acquire all of Partnership units owned by the public limited partners in the merger and to pay related costs and expenses would be approximately $23,285,000. These amounts will be paid from Public Storage's working capital or with funds borrowed under credit facilities with a group of banks for which Wells Fargo Bank, National Association acts as agent. These credit facilities aggregate $150,000,000 and bear interest at LIBOR plus .40% to 1.10%. Public Storage intends to repay amounts borrowed under these facilities from the public or private placement of securities or from Public Storage's undistributed cash flow.

     If the merger is completed, all costs incurred by Public Storage and the Partnership in connection with the merger will be paid by Public Storage. If the merger is not completed, all costs incurred in connection with the merger will be paid by the party incurring such costs, except that Public Storage will pay one-half of the cost of any expenses incurred in connection with the printing of this statement and related registration statement, the appraisal, environmental and structural audits and filing fees and the Partnership will pay the other one-half of such costs. The Partnership's share of such costs would be paid from its working capital.

     The following is a statement of certain fees and expenses estimated to be incurred in connection with the merger (exclusive of amounts paid as a result of cash elections).

     Printing and mailing                                        $ 20,000
     Legal                                                         50,000
     Real estate appraisal and fairness opinion                   142,500
     Registration, listing and filing fees                         10,000
     Accounting                                                    15,000
     Other                                                         10,000
                                                                 --------
     TOTAL                                                       $247,500
                                                                 ========

Accounting Treatment

     For accounting purposes, the merger will be treated as a purchase. Accordingly, the cost of the assets and liabilities of the Partnership will be allocated based on fair value.

Regulatory Requirements

     The merger is subject to compliance with federal and state securities law requirements.

Comparison of Partnership Units with Public Storage Common Stock

     The information below compares certain attributes of Public Storage common stock with the Partnership units. The effect of the merger on limited partners who receive Public Storage common stock in the merger is set forth in italics below each caption.

               Partnership                                                Public Storage

                                    Investment Objectives and Policies

The principal investment objectives are to provide         The investment objectives of Public Storage are to maximize
(i) quarterly cash distributions from its operations       FFO allocable to holders of Public Storage common stock and
and to increase shareholder value through internal         acquisitions.  FFO is a supplemental performance measure
growth and (ii) long-term capital gains through            for equity REITs used by industry analysts.  FFO does not
appreciation in the value of properties.  Under its        take into consideration principal payments on debt, capital
organizational documents, the Partnership is not           improvements, distributions and other obligations of Public
permitted to raise new capital or to reinvest              Storage.  Accordingly, FFO is not a substitute for Public
operating cash flow or sale or financing proceeds.         Storage's net cash provided by operating activities or net
The Partnership will terminate on December 31, 2015,       income as a measure of Public Storage's liquidity or
unless earlier dissolved.  The Partnership                 operating performance.  An increase in Public Storage's FFO
anticipated selling or financing its properties            will not necessarily correspond with an increase in
within seven to ten years from acquisition (i.e.,          distributions to holders of Public Storage common stock.
between 1989 and 1992).                                    See "- Liquidity, Marketability and Distributions."
                                                           Public Storage intends to continue its operations for an
                                                           indefinite period of time and is not precluded from raising new capital, including senior securities that would have
                                                           priority over Public Storage common stock (including Public
                                                           Storage common stock issued in the merger) as to cash flow, distributions and liquidation proceeds, or from reinvesting cash flow or sale or financing proceeds in new properties, except to the extent such

               Partnership                                        Public Storage
                                                          reinvestment precludes Public Storage from satisfying
                                                          the REIT distribution requirements. Therefore, Public
                                                          Storage shareholders should expect to be able to liquidate their investment only by selling their shares in the market, and the market value of the Public Storage common stock may not necessarily equal or exceed the market value of Public
                                                          Storage's assets or the net proceeds which might be available for distribution upon liquidation if Public Storage were to liquidate. Public Storage has grown, and intends to continue to grow, as new investments are made.

     Limited partners who receive Public Storage common stock in the merger will be changing their investment from "finite-life" to "infinite-life"; they will be able to realize the value of their investment only by selling the Public Storage common stock. The interest of Public Storage shareholders can be diluted through the issuance of additional securities, including securities that would have priority over Public Storage common stock as to cash flow, distributions and liquidation proceeds. Public Storage has an effective registration statement for preferred stock, common stock, equity stock and warrants and intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued. See "Risk Factors - Uncertainty Regarding Market Price of Public Storage Common Stock" and "- Financing Risks - Dilution and Subordination."

     Public Storage has no plans with respect to a sale or financing of any of the Properties.

                               Borrowing Policies

The Partnership has no outstanding borrowings.        Subject to certain limitations in Public Storage's bylaws,
It is fully invested and would distribute the         Public Storage has broad powers to borrow in furtherance of
proceeds from a financing of properties.              its investment objectives.  Public Storage has incurred in the past, and may incur in the future, both short-term and long-term debt to increase its funds available for
                                                      investment in real estate, capital expenditures and
                                                      distributions.  As of September 30, 1998, Public Storage's ratio of "Debt" (liabilities other than "accrued and other liabilities" and "minority interest" that should, in
                                                      accordance with GAAP, be reflected on Public Storage's
                                                      balance sheet) to "Assets" (Public Storage's total assets
                                                      that should, in accordance with GAAP, be reflected on
                                                      Public Storage's balance sheet) was approximately 2.5%.

     Public Storage has outstanding debt and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                          Transactions with Affiliates

The partnership agreement restricts a                 Public Storage's bylaws restrict Public Storage from
variety of business transactions with                 acquiring properties from its affiliates or from selling
affiliates.  The partnership agreement                properties to them unless the transaction (i) is approved
may be amended by a majority vote of                  by a majority of Public Storage's independent directors and
limited partners.  See "Amendment to                  (ii) is fair to Public Storage based on an independent
Partnership Agreement."                               appraisal.

               Partnership                                        Public Storage
     Given Public Storage's control of all voting decisions with respect to the
 Partnership, both Public Storage and the Partnership can enter into transactions with affiliates without the need for approval of the public shareholders and public limited partners, respectively.  In the case of Public
 Storage, however, these transactions require approval of Public Storage's independent directors.

                     Properties (As of September 30, 1998)
The Partnership owns direct or indirect equity             Public Storage owns equity interests (directly, as well as
interests in 33 properties in 13 states.  Also owns        through general and limited partnership interests and
interest in PSBP.  For the nine months ended               capital stock interests) in 1,188 properties in 38 states,
September 30, 1998, the weighted average occupancy         including 598 wholly owned properties.  See "Description of
level and realized annual rent per square foot of the      Public Storage's Properties."
Properties were 91% and $7.92, respectively.  See
"Description of Partnership Properties."

     Because Public Storage owns substantially more property interests in more states than the Partnership, Public Storage's results of operations are less affected by the profitability or lack of profitability of a single property than are those of the Partnership and it would be more difficult to liquidate Public Storage than the Partnership within a reasonable period of time.

                   Liquidity, Marketability and Distributions

There is no active trading market for Partnership          Public Storage common stock is traded on the NYSE.  During
units.  The Partnership has not issued any securities      the 12 months ended September 30, 1998, the average daily
that have priority over its Partnership units.             trading volume of Public Storage common stock was
                                                           approximately 128,000 shares.  Public Storage has issued,
                                                           and may in the future issue, securities that have priority over Public Storage common stock as to cash flow,
                                                           distributions and liquidation proceeds.

     Distributions are paid to limited partners from cash available for distribution. Public Storage is required to distribute at least 95% of its ordinary REIT taxable income in order to maintain its qualification as a REIT. Public Storage distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

     A limited partner who receives Public Storage common stock in the merger will have an investment for which the market is broader and more active than the market for Partnership units. Distributions on Public Storage common stock are lower than the distributions on the Partnership units. Distributions on Public Storage common stock also are subject to priority of preferred stock. See "Distributions and Price Range of Public Storage Common Stock" and "Distributions and Market Prices of Partnership Units" for information on market prices of Partnership units and Public Storage common stock.

                                    Taxation

Income or loss earned by the Partnership is not taxed      Public Storage was organized to qualify for taxation as a
at the partnership level.  Limited partners are            REIT and intends to continue to so qualify. REITs generally
required to report their allocable share of                are permitted to deduct distributions to their
Partnership income and loss on their respective tax        shareholders, which, to the extent of such deductions,
returns.  Income and loss from the Partnership             effectively eliminates the "double taxation" (at the
generally constitute "passive" income and loss, which      corporate and shareholder levels) that typically results
can generally offset "passive" income and loss from        when a corporation earns income and distributes that income
other investments.  Due to depreciation                    to shareholders

               Partnership                                        Public Storage

and other noncash items, cash distributions                in the form of dividends.  Distributions
are not generally equivalent to the income                 received by Public Storage shareholders generally
and loss allocated to limited partners.  During            constitute portfolio income, which cannot offset "passive"
operations, cash distributions have been                   loss from other investments.  Losses and credits generated
partially sheltered.  After the end of each                within Public Storage do not pass through to shareholders.
fiscal year, limited partners receive annual               After the end of Public Storage's calendar year,
schedule K-1 forms showing their allocable share           shareholders receive the less complicated Form 1099-DIV
of Partnership income and loss for inclusion on            used by corporations to report their dividend income.  See
their federal income tax returns.  Limited partners        "Federal Income Tax Considerations."
are also required to file state income tax returns
and/or pay state income taxes in California and in
certain other states in which the Properties are
located.

     The Partnership is a pass-through entity, whose income and loss is not taxed at the entity level but instead allocated directly to the limited and general partners. Limited partners are taxed on income or loss allocated to them, whether or not cash distributions are made to them. In contrast, Public Storage qualifies as a REIT, allowing it to deduct dividends paid to its shareholders. To the extent Public Storage has net income (after taking into account the dividends paid deduction), such income will be taxed at the corporate level at the standard corporate tax rates. Dividends paid to Public Storage shareholders will constitute portfolio income and not passive income.

                                 Voting Rights

Limited partners by a majority vote may, without the       Public Storage holds annual meetings, with each such
concurrence of the general partners, amend the             meeting on a date within 15 months of the prior annual
partnership agreement, dissolve the partnership,           meeting, at which the shareholders elect the directors,
remove and/or elect a general partner, and approve or      with each shareholder entitled to cast as many votes as
disapprove the sale of all or substantially all of         there are directors to be elected, multiplied by the number
the Partnership's assets.  As owner of more than 50%       of shares registered in his or her name.  Under California
of the Partnership units, Public Storage controls all      law, a majority vote of shareholders is required for (i)
voting decisions with respect to the Partnership.          the removal of directors, (ii) the dissolution of the
                                                           company, (iii) the amendment of certain provisions of the
                                                           organizational documents and (iv) the sale of all or
                                                           substantially all of the company's assets.  The public
                                                           shareholders of Public Storage are substantially limited in their ability to control Public Storage in view of the
                                                           significant ownership of Public Storage common stock by the
                                                           Hughes family.

     Shareholders have different voting rights, including the right to elect directors annually, than the voting rights afforded to limited partners.

                             Management and Duties

As a matter of state law, the general partners have        Public Storage is managed by its board of directors and
liability for the payment of Partnership obligations       executive officers.  A majority of the directors of Public
and debts, unless limitations upon such liability are      Storage are independent directors.  Under California law,
expressly stated in the obligation.  The partnership       directors are accountable to a corporation and its
agreement provides that the general partners are not       shareholders as fiduciaries and are required to perform
liable to the Partnership or the limited partners for      their duties in good faith, in a manner believed to be in
any act or omission performed in good faith pursuant       the best interests of a corporation and its shareholders
to authority granted by the partnership agreement,         and with such care, including reasonable inquiry, as an
and in a manner reasonably believed to be within           ordinarily prudent person in a like position would use
                                                           under

               Partnership                                        Public Storage

the scope of authority granted and in the best             similar circumstances.  The liability of the
interests of the Partnership, provided that such           directors of Public Storage and the Partnership is limited
act or omission did not constitute fraud, misconduct,      pursuant to the provisions of California law and their
bad faith or negligence.  In addition, the partnership     organizational documents, which limit a director's
agreement indemnifies the general partners for             liability for monetary damages to the respective
liability, loss, damage, costs and expenses,               corporation or its shareholders for breach of the
including attorneys' fees, incurred by them in             director's duty of care, where a director fails to exercise
conducting the Partnership's business, except in the       sufficient care in carrying out the responsibilities of
case of fraud, misconduct, bad faith or negligence.        office.  Those provisions would not protect a director who knowingly did something wrong, or otherwise acted in bad
                                                           faith, nor would they foreclose any other remedy which
                                                           might be available to the respective corporation or its
                                                           shareholders, such as the availability of non-monetary
                                                           relief.  In addition, Public Storage's organizational
                                                           documents provide Public Storage with the authority to
                                                           indemnify its "agents" under certain circumstances for
                                                           expenses or liability incurred as a result of litigation.
                                                           Under California law, "agents" are defined to include
                                                           directors, officers and certain other individuals acting on a corporation's behalf.  Public Storage has taken advantage of those provisions and have entered into agreements with
                                                           the respective corporation's directors and executive
                                                           officers, indemnifying them to the fullest extent permitted by California law.  To the extent that the foregoing
                                                           provisions concerning indemnification apply to actions
                                                           arising under the Securities Act, Public Storage has been
                                                           advised that, in the opinion of the Commission, such
                                                           provisions are contrary to public policy and therefore are not enforceable.

     The general partners have, under most circumstances, no liability to the Partnership for acts or omissions it undertakes when performed in good faith, in a manner reasonably believed to be within the scope of their authority and in the best interests of the Partnership. The general partners also have, under specified circumstances, a right to be reimbursed by the Partnership for liability, loss, damage, costs and expenses they incur by virtue of serving as general partners. Although the standards are expressed somewhat differently, there are similar protections from liability available to directors and officers of Public Storage when acting on behalf of Public Storage and rights of directors and officers to seek indemnification from Public Storage. Public Storage believes that the scope of the liability and indemnification provisions in Public Storage's governing documents provides protection against claims for personal liability against Public Storage's directors and officers which is comparable to, though not identical with, the protections afforded to the general partners under the partnership agreement.

        Additional Issuances of Securities and Anti-Takeover Provisions

The Partnership Agreement does not provide for             Subject to the rules of the NYSE and applicable provisions of
the issuance of additional Partnership units.              California law, Public Storage has issued and intends to continue to issue authorized capital stock without shareholder approval.

     Given the ownership level of Public Storage common stock by the Hughes family and Public Storage's flexibility to issue capital stock, including senior securities with special voting rights and priority over Public Storage common stock, and control of all Partnership voting decisions by Public Storage, both Public Storage

               Partnership                                        Public Storage

and the Partnership are in a position to deter attempts to obtain control in transactions not approved by management.

                          Limited Liability of Investors

Under the partnership agreement and California law,        Under California law, shareholders are not generally liable
the liability of limited partners for the                  for corporate debts or obligations.  The Public Storage
Partnership debts and obligations is limited to the        common stock is nonassessable.
amount of their investments in the Partnership,
together with an interest in undistributed income,
if any.  The Partnership units are fully paid and
nonassessable.

     The limitation on personal liability of Public Storage shareholders is substantially the same as that of the limited partners.

                            Review of Investor Lists

A limited partner is entitled to request copies of       Under applicable law, a Public Storage shareholder is
investor lists showing the names and addresses of all    entitled, upon written demand, to inspect and copy the
limited partners.  The right to receive such investor    record of shareholders, at any time during usual business
lists is conditioned upon payment of the cost of         hours, for a purpose reasonably related to his or her
duplication and mailing.                                 interest as a shareholder.

     Limited Partners and shareholders are entitled to access to investor lists and to share records, respectively, subject to certain requirements.

                      AMENDMENT TO PARTNERSHIP AGREEMENT

     While the general partners do not believe that the partnership agreement prohibits the merger, the partnership agreement is being amended to expressly authorize the merger. Appendix D contains a complete text of the amendment.

          APPROVAL OF THE MERGER AND PARTNERSHIP AGREEMENT AMENDMENT

General

     This statement is first being mailed on or about April 1, 1999 to limited partners in connection with the merger and the amendment to the partnership agreement. The general partners are not soliciting proxies in connection with these matters.

     Holders of record at the close of business on the date of this statement will be entitled to receive notice of the merger and the amendment to the partnership agreement. On such date, there were outstanding 128,000 Partnership units. As of the record date, Public Storage beneficially owned 94,947 units (approximately 74% of the units).

     The affirmative vote of a majority of the Partnership units is required to approve the merger and the amendment. As indicated above, the general partners are not soliciting proxies from the limited partners in connection with these matters. Public Storage owns sufficient units to approve the merger and the amendment without the vote of any other limited partner and has approved these matters by written consent in accordance with California law and the partnership agreement. The merger and the amendment will become effective upon the signing of the amendment and the filing of a certificate of merger with the California Secretary of State, which pursuant to Rule 14c-2 under the Exchange Act will not take place until at least 20 business days following the date on which this statement is mailed to limited partners.

Security Ownership of Certain Beneficial Owners and Management

     Partnership. The Partnership is not aware of any beneficial owner of more than 5% of the Partnership units other than Public Storage which owns 94,947 units (74% of the units).

     Public Storage. The following table sets forth information with respect to persons known to Public Storage to be the beneficial owners of more than 5% of the outstanding shares of Public Storage common stock:


                                                                                  Shares of Common Stock
                                                                                  Beneficially Owned
                                                                                  ------------------------------------
                                                                                     Number              Percent
Name and Address                                                                    of Shares            of Class
----------------                                                                    ---------            --------
B. Wayne Hughes, B. Wayne Hughes,  Jr., Tamara Hughes                                38,071,191            29.6%
 Gustavson, PS Orangeco, Inc., a California corporation ("PSOI")
701 Western Avenue,
Glendale, California  91201-2397,
PS Insurance Company, Ltd., a
 Bermuda corporation ("PSIC")
41 Cedar Avenue
Hamilton, Bermuda (1)

FMR Corp.                                                                            11,931,345             9.3%
82 Devonshire Street
Boston, Massachusetts 02109 (2)

________________
(1) This information is as of March 15, 1999. The reporting persons listed above (the "Reporting Persons") have filed a joint Schedule 13D, amended as of June 24, 1997. The common stock of PSOI (representing approximately 5% of the equity) is owned one-third each by B. Wayne Hughes, Tamara Hughes Gustavson (an adult daughter of B. Wayne Hughes) and B. Wayne Hughes, Jr. (an adult son of B. Wayne Hughes), and the non-voting preferred stock of PSOI (representing approximately 95% of the equity) is owned by Public Storage. The stock of PSIC is owned approximately 45% by B. Wayne Hughes, 47% by Tamara Hughes Gustavson and 8% by B. Wayne Hughes, Jr. Each of the Reporting Persons disclaims the existence of a group within the meaning of
    Section 13(d)(3) of the Securities Exchange Act of 1934. B. Wayne Hughes has voting and dispositive power with respect to the 30,777 shares owned by PSOI, and
    B. Wayne Hughes and Tamara Hughes Gustavson share voting and dispositive power with respect to the 301,032 shares owned by PSIC. B. Wayne Hughes disclaims beneficial ownership of the shares owned by B. Wayne Hughes, Jr. and Tamara Hughes Gustavson (Tamara Hughes Gustavson beneficially owns an aggregate of 16,741,256 shares (exclusive of the shares owned by PSIC) or approximately 13.0% of the shares of Common Stock outstanding as of March 15, 1999). Each of the other Reporting Persons disclaims beneficial ownership of the shares owned by any other Reporting Person.

    The above table does not include 7,000,000 shares of Public Storage's Class B Common Stock which are owned by B. Wayne Hughes, Jr. and Tamara Hughes Gustavson. The Class B Common Stock is convertible into Common Stock on a share-for-share basis upon satisfaction of certain conditions, but in no event earlier than January 1, 2003.

(2) This information is as of December 31, 1998 and is based on a Schedule 13G (Amendment No. 5) filed by FMR Corp. (except that the percent shown in the table is based on the shares of Common Stock outstanding at March 15, 1999). As of December 31, 1998, FMR Corp. beneficially owned 11,931,345 shares of Common Stock. This number includes 10,404,890 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940, and 1,526,455 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as investment manager of various institutional accounts. FMR Corp. has sole voting power with respect to 1,455,855 shares and sole dispositive power with respect to 11,931,345 shares.

     The following table sets forth information as of March 15, 1999 concerning the beneficial ownership of Public Storage common stock of each director of Public Storage, the chief executive officer of Public Storage, the four most highly compensated persons who were executive officers of Public Storage on December 31, 1998, and all directors and executive officers of Public Storage as a group:

                                                                          Shares of Public Storage Common Stock:
                                                                                Beneficially Owned(1)
                                                                            Shares Subject to Options(2)
                                                                            ---------------------------------------------------
                Name                                Positions                     Number of Shares                      Percent
                ----                                ---------                     ----------------                      -------
B. Wayne Hughes                         Chairman of the Board and Chief
                                        Executive Officer                         20,286,032(1)(3)                       15.8%

Harvey Lenkin                           President and Director                       600,125(1)(4)                        0.5%
                                                                                     105,000(2)                             *
                                                                                  ----------                             -----
                                                                                     705,125                              0.5%

B. Wayne Hughes, Jr.                    Vice President and Director                1,043,903(1)(5)                        0.8%

Robert J. Abernethy                     Director                                      63,145(1)                             *
                                                                                      10,833(2)                             *
                                                                                  ----------                               ---
                                                                                      73,978                                *

Dann V. Angeloff                        Director                                      81,500(1)(6)                          *
                                                                                       7,499(2)                             *
                                                                                  ----------                               ---
                                                                                      88,999                                *

William C. Baker                        Director                                      14,000(1)                             *
                                                                                       7,499(2)                             *
                                                                                  ----------                               ---
                                                                                      21,499                                *

Thomas J. Barrack, Jr.                  Director                                   2,619,893(1)(7)                        2.0%
                                                                                       5,000(2)                             *
                                                                                  ----------                             -----
                                                                                   2,624,893                              2.0%

Uri P. Harkham                          Director                                     406,170(1)(8)                        0.3%
                                                                                       2,500(2)                             *
                                                                                  ----------                             -----
                                                                                     408,670                              0.3%

Daniel C. Staton                        Director                                       1,458(1)                             *
                                                                                       7,740(2)                             *
                                                                                  ----------                               ---
                                                                                       9,198                                *

David Goldberg                          Senior Vice President                         96,214(1)(9)                          *
                                        and General Counsel                          139,167(2)                           0.1%
                                                                                  ----------                             -----
                                                                                     235,381                              0.2%

Marvin M. Lotz                          Senior Vice President                         70,939(1)(10)                         *
                                                                                     152,500(2)                           0.1%
                                                                                  ----------                             -----
                                                                                     223,439                              0.2%

Carl B. Phelps                          Senior Vice President                          8,282(1)(11)                         *
                                                                                      25,000(2)                             *
                                                                                  ----------                              ----
                                                                                      33,282                                *

All Directors and Executive Officers                                              25,423,391(1)(3)(4)(5)(6)(7)
as a Group (17 persons)                                                                     (8)(9)(10)(11)(12)           19.7%
                                                                                     679,670(2)                           0.5%
                                                                                  ----------                             -----
                                                                                  26,103,061                             20.2%

_______________
*   Less than 0.1%

(1) Shares of Common Stock beneficially owned as of March 15, 1999. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Represents vested portion as of March 15, 1999, and portion of which will be vested within 60 days of March 15, 1999, of shares of Common Stock subject to options granted to the named individuals or the group pursuant to Public Storage's stock option and incentive plans.

(3) Includes 19,945,983 shares held of record by the B. W. Hughes Living Trust as to which Mr. Hughes has voting and investment power, 1,428 and 1,423 shares, held by custodians of IRAs for Mr. Hughes and Mrs. Kathleen Hughes as to which each has investment power and 5,389 shares held by Mrs. Hughes as to which she has investment power. Also includes 30,777 shares held of record by PSOI as to which Mr. Hughes has voting and dispositive power and 301,032 shares held of record by PSIC as to which Mr. Hughes and Tamara Hughes Gustavson share voting and dispositive power.

(4) Includes 1,249 and 734 shares, held by custodians of IRAs for Mr. Lenkin and Mrs. Lenkin as to which each has investment power, 468 shares held by Mrs. Lenkin, 1,079 and 150 shares, held by Mrs. Lenkin as custodian for two sons and 100 shares held by a custodian of an IRA for a son. Also includes 540,000 shares held of record by the Public Storage, Inc. Profit Sharing Plan and Trust (the "Public Storage Plan") as to which Mr. Lenkin, as a member of the Public Storage Plan's Advisory Committee, shares the power to direct voting and disposition and as to which Mr. Lenkin expressly disclaims beneficial ownership.

(5) Includes 1,231 and 233 shares, held by custodians of IRAs for Mr. Hughes, Jr. and Mrs. Hughes, Jr. as to which each has investment power, 344 shares held by Mrs. Hughes, Jr., 6,556 and 2,960 shares, held by Mr. Hughes, Jr. as custodian for a daughter and a son, 23,792 and 17,890 shares held by Mrs. Hughes, Jr. as custodian for a daughter and a son and 1,348 shares held by Mr. Hughes, Jr. and Tamara Hughes Gustavson Separate Property.

(6) Includes 6,000 shares held by a custodian of an IRA for Mr. Angeloff, 3,000 shares held by Mr. Angeloff as trustee of Angeloff's Children Trust and 70,500 shares held by Mr. Angeloff as trustee of Angeloff Family Trust.

(7) Shares held of record by Colony PSA, LLC, a limited liability company of which Mr. Barrack is a controlling member.

(8) Includes 341,140 shares held by Harkham Industries, Inc. (dba Jonathan Martin, Inc.), a corporation wholly owned by Mr. Harkham, 41,631 shares held by Mr. Harkham as trustee of Uri Harkham Trust, 1,440 shares held by a custodian of an IRA for Mr. Harkham as to which he has investment power, 3,768, 4,419, 4,343, 4,616 and 4,716 shares, held by Mr. Harkham as custodian for five of his children and 97 shares held by a custodian of an IRA for a son.

(9) Includes 7,199 shares held by a custodian of an IRA for Mr. Goldberg and 4,260 shares held by David Goldberg Profit Sharing Plan. Excludes 540,000 shares held of record by the Public Storage Plan as to which Mr. Goldberg, as a member of the Public Storage Plan's Advisory Committee, shares the power to direct voting and disposition; such shares are included under Mr. Lenkin above (see footnote 4).

(10) Includes 12,326 and 1,126 shares held by custodians of IRAs for Mr. Lotz.

(11) Includes 5,986 shares held by Mr. and Mrs. Phelps as trustee of Phelps Family Trust and 296, 1,000 and 1,000 shares held by custodians of IRAs for Mr. Phelps.

(12) Includes shares held of record or beneficially by members of the immediate family of executive officers of Public Storage and shares held by custodians of IRAs for the benefit of executive officers of Public Storage.

     The following tables set forth information as of March 15, 1999 concerning the remaining security ownership of each director of Public Storage, the chief executive officer of Public Storage, the four most highly compensated persons who were executive officers of Public Storage on December 31, 1998, and all directors and executive officers of Public Storage as a group:

                                                               Shares of 9.20%                 Shares of Adjustable Rate
                              Shares of 10% Cumulative         Cumulative Preferred            Cumulative Preferred
                              Preferred Stock, Series A        Stock, Series B                 Stock, Series C
                              Beneficially Owned (1)           Beneficially Owned (1)          Beneficially Owned (1)
                              ---------------------------      --------------------------      --------------------------
                              Number                           Number                          Number
                              of Shares           Percent      of Shares          Percent      of Shares          Percent
                              ---------           -------      ---------          -------      ---------          -------
B. Wayne Hughes                    -                 -             -                  -             -                 -

Harvey Lenkin                  1,000 (1)             *         1,600 (1)              *             -                 -

B. Wayne Hughes, Jr.               -                 -           400 (1)(3)           *             -                 -

Robert J. Abernethy                -                 -           225                  *             -                 -

Dann V. Angeloff                   -                 -             -                  -             -                 -

William C. Baker                   -                 -             -                  -             -                 -

Thomas J. Barrack, Jr.             -                 -             -                  -             -                 -

Uri P. Harkham                     -                 -             -                  -             -                 -

Daniel C. Staton                   -                 -             -                  -             -                 -

David Goldberg                     -                 -             -                  -           600 (1)(4)          *

Marvin M. Lotz                     -                 -             -                  -             -                 -

Carl B. Phelps                     -                 -             -                  -             -                 -

All Directors and              5,060 (1)(2)         0.3%       6,225 (1)(2)(3)       0.3%         600 (1)(4)          *
 Executive Officers as a
 Group (17 persons)

                              Shares of 9.50%                  Shares of 10%                    Shares of 9.75%
                              Cumulative Preferred             Cumulative Preferred             Cumulative Preferred
                              Stock, Series D                  Stock, Series E                  Stock, Series F
                              Beneficially Owned(1)            Beneficially Owned (1)           Beneficially Owned (1)
                              -------------------------        --------------------------       --------------------------
                              Number                           Number                           Number
                              of Shares         Percent        of Shares          Percent       of Shares          Percent
                              ---------         -------        ---------          -------       ---------          -------
B. Wayne Hughes                   -                 -              -                  -             -                  -

Harvey Lenkin                     -                 -            893 (1)              *             -                  -

B. Wayne Hughes, Jr.              -                 -              -                  -             -                  -

Robert J. Abernethy               -                 -              -                  -             -                  -

Dann V. Angeloff                  -                 -              -                  -             -                  -

William C. Baker                  -                 -              -                  -             -                  -

Thomas J. Barrack, Jr.            -                 -              -                  -             -                  -

Uri P. Harkham                    -                 -              -                  -             -                  -

Daniel C. Staton                  -                 -             -                   -             -                  -

David Goldberg                    -                 -              -                  -             -                  -

Marvin M. Lotz                    -                 -              -                  -             -                  -

Carl B. Phelps                    -                 -              -                  -             -                  -

All Directors and             6,800 (1)(2)         0.6%       13,993 (1)(2)          0.6%      8,600 (1)(2)            0.4%
 Executive Officers as a
 Group (17 persons)

                                    Depositary Shares,               Depositary Shares,
                                Each Representing 1/1,000        Each Representing 1/1,000
                                   of a Share of 8-7/8%             of a Share of 8.45%
                                   Cumulative Preferred             Cumulative Preferred
                                     Stock, Series G                  Stock, Series H                Class B Common Stock
                                  Beneficially Owned (1)           Beneficially Owned(1)            Beneficially Owned(1)
                              ------------------------------   ------------------------------   ------------------------------
                                       Number                        Number                           Number
                                       of Shares     Percent         of Shares     Percent            of Shares       Percent
                                       ---------    --------         ---------    --------            ---------       -------
B. Wayne Hughes                              --           --                --          --                   --            --

Harvey Lenkin                                --           --                --          --                   --            --

B. Wayne Hughes, Jr.                         --           --                --          --             3,204,758 (1)     45.8%

Robert J. Abernethy                          --           --                --          --                    --           --

Dann V. Angeloff                             --           --                --          --                    --           --

William C. Baker                             --           --                --          --                    --           --

Thomas J. Barrack, Jr.                       --           --                --          --                    --           --

Uri P. Harkham                               --           --                --          --                    --           --

Daniel C. Staton                             --           --                --          --                    --           --

David Goldberg                               --           --                --          --                    --           --

Marvin M. Lotz                               --           --                --          --                    --           --

Carl B. Phelps                               --           --                --          --                    --           --

All Directors and                         8,600 (1)(2)   0.1%            8,000 (1)(2)  0.1%            3,204,758 (1)     45.8%
 Executive Officers as a
 Group (17 persons)

_________________
*   Less than 0.1%

(1) Shares of 10% Cumulative Preferred Stock, Series A, 9.20% Cumulative Preferred Stock, Series B, Adjustable Rate Cumulative Preferred Stock, Series C, 9.50% Cumulative Preferred Stock, Series D, 10% Cumulative Preferred Stock, Series E, 9.75% Cumulative Preferred Stock, Series F, Depositary Shares, each representing 1/1,000 of a Share of 8-7/8% Cumulative Preferred Stock, Series G, Depositary Shares, each representing 1/1,000 of Share of 8.45% Cumulative Preferred Stock, Series H, or Class B Common Stock, as applicable, beneficially owned as of March 15, 1999. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Includes shares held of record or beneficially by members of the immediate family of executive officers of Public Storage and shares held by custodians of IRAs for the benefit of executive officers of Public Storage.

(3)  Shares held by Mr. Hughes, Jr. and Tamara Hughes Gustavson-Separate
     Property.

(4) Includes 500 shares held by a custodian of an IRA for Mr. Goldberg and 100 shares held by David Goldberg Profit Sharing Plan.

     As of March 15, 1999, the directors and executive officers of Public Storage did not own any shares of Public Storage's Depositary Shares, each representing 1/1,000 of a Share of 8-5/8% Cumulative Preferred Stock, Series I, Depositary Shares, each representing 1/1,000 of a Share of 8% Cumulative Preferred Stock, Series J, Depositary Shares, each representing 1/1,000 of a Share of 8 1/4% Cumulative Preferred Stock, Series K, Depositary Shares, each representing 1/1,000 of a Share of 8 1/4% Cumulative Preferred Stock, Series L or Equity Stock, Series A.

                          CERTAIN RELATED TRANSACTIONS

     The following are the principal relationships between Public Storage and the Partnership:

     Joint Venture Interests. Public Storage owns a joint venture interest (ranging from approximately 10% to 64%) in 27 of the Properties and a 0.7% interest in PSBP. Under the joint ventures, certain special allocation rules apply and Public Storage has the right to compel the sale of the Properties. See Note (1) to the Notes to Consolidated Financial Statements of the Partnership. (Appendix E).

     General Partners' Interest. Public Storage and Hughes are general partners of the Partnership. Public Storage receives incentive distributions equal to 10% of the Partnership's cash flow and has a subordinated interest in proceeds from sales or financings of the Properties (15% of such proceeds so long as limited partners have received sale or financing distributions equal to their capital contributions plus any deficiency in a simple 8% annual return). In 1995, 1996 and 1997, the general partners received from the Partnership approximately $890,000, $480,000 and $551,000, respectively, in respect of their incentive distributions. The general partners also have a 1% interest in the Partnership in respect of their capital contributions and participate in Partnership distributions in proportion to their interest in the Partnership.

     Property Management. The Properties are managed by Public Storage and PSBP pursuant to management agreements under which the property managers receive 6% and 5% of gross revenues from operations of the mini-warehouse and commercial space (prior to the contribution of these properties to PSBP), respectively. In 1995, 1996 and 1997, the property managers received approximately $872,000, $900,000 and $817,000, respectively, from the Partnership.

     Limited Partner Interests. Of the 128,000 outstanding Partnership units, 94,947 units (approximately 74%) are beneficially owned by Public Storage. Public Storage participates in Partnership distributions on the same terms as other holders of units in respect of units owned by Public Storage.

     PSBP. The Partnership owns a 1.9% interest in PSBP directly and a 0.7% interest in PSBP jointly with Public Storage. Public Storage has a significant ownership interest in PSBP.

                    DESCRIPTION OF PARTNERSHIP'S PROPERTIES

     The Partnership is a California limited partnership organized in 1983, which raised $64,000,000 from the sale of 128,000 units at $500 per unit in a registered public offering of the units completed in June 1984. All of the Partnership's net proceeds of that offering were invested in mini-warehouses and, to a lesser extent, business parks. The Partnership transferred its business parks to PSBP.

     The Partnership and Public Storage jointly own 27 of the 33 Properties and the remaining six are owned by the Partnership alone. All of the Properties are mini-warehouses. Mini-warehouses are designed to offer accessible storage space for personal and business use at a relatively low cost. A user rents a fully enclosed space which is for the user's exclusive use and to which only the user has access on an unrestricted basis during business hours. On-site operation is the responsibility of resident managers who are supervised by area managers. Some mini-warehouses also include rentable uncovered parking areas for vehicle storage. Leases for mini-warehouse space may be on a long-term or short-term basis, although typically spaces are rented on a month-to-month basis. Rental rates vary according to the location of the property and the size of the storage space which ranges generally from 25 to 400 square feet.

     Users of space in mini-warehouses include both individuals and large and small businesses. Individuals usually employ this space for storage of, among other things, furniture, household appliances, personal belongings, motor vehicles, boats, campers, motorcycles and other household goods. Businesses normally employ this space for storage of excess inventory, business records, seasonal goods, equipment and fixtures.

     The following table sets forth information as of September 30, 1998 about the Properties.

                                         Net               Number of                                     Partnership
                                      Rentable              Rentable               Date of                Ownership
        Location                     Square Feet             Spaces              Acquisition              Percentage
--------------------------        -----------------     ----------------      -----------------       ------------------
California
Fremont                                60,700                  597                01/13/84                   70.0%
  Albrae Street
Pico                                   47,500                  399                03/01/84                   50.0
  Bermudez Street

Georgia
Augusta                                40,100                  363                12/09/83                   81.5
  Crescent Drive
Marietta                               29,600                  259                03/30/84                   75.0
  S. Cobb Drive

Kansas
Olathe                                 41,800                  302                01/19/84                   74.4
  E. Spruce
Shawnee                                64,200                  418                01/19/84                   74.4
  W. 63rd St.
Topeka                                 50,000                  368                01/19/84                   74.4
  SW 41st St.
Merriam                                58,800                  440                01/19/84                   74.4
  W. Frontage

Maryland
Baltimore                              76,900                  797                06/27/84                  100.0
  Shannon Road
Baltimore                              48,900                  531                06/27/84                  100.0
  Laurel Bowie Road

                                         Net               Number of                                     Partnership
                                      Rentable              Rentable               Date of                Ownership
        Location                     Square Feet             Spaces              Acquisition              Percentage
--------------------------        -----------------     ----------------      -----------------       ------------------
Missouri
Belton                                 42,700                  358                01/19/84                   74.4
 S. 71 Fwy.
Gladstone                              74,600                  597                01/19/84                   74.4
 N. Oak Trafficway
Independence                           78,600                  530                01/19/84                   74.4
 E. 31st St.
Kansas City                            73,800                  541                01/19/84                   74.4
 E. 112th Terrace
Kansas City                            52,200                  469                01/19/84                   74.4
 Holmes

North Carolina
Charlotte                              53,900                  435                12/09/83                   81.5
 South Blvd.
Greensboro                             42,700                  338                12/09/83                   81.5
 Electra Drive
Greensboro                             62,200                  655                12/09/83                   81.5
 W. Market St.
Raleigh                                05,700                  539                05/16/84                   53.0
 Departure Dr. (1)
Raleigh                                52,400                  425                12/09/83                  100.0
 Yonkers Rd

Oregon
Milwaukie                              34,600                  373                04/18/84                  100.0
 SE McLoughlin Blvd.

Pennsylvania
Philadelphia                           10,600                1,113                05/21/84                   36.1
 Grant Ave.
Trevose                                61,600                  743                07/03/84                   67.8
 Old Lincoln Highway

Rhode Island
Cranston                               28,700                  300                01/24/85                   64.6
 Pontiac - 71
 Freeway Dr.
N. Providence                          35,600                  389                04/19/84                   90.0
 Mineral Springs Ave.

South Carolina
Columbia                               67,200                  575                12/09/83                   81.5
 Broad River Rd

Tennessee
Knoxville                              64,000                  574                02/16/84                   81.9
 E. Central Ave. Pike
Knoxville                              97,300                  796                02/16/84                   81.9
 Unicorn Drive

Virginia
Lorton                                 55,300                  561                06/27/84                  100.0
 Richmond Hwy


                                         Net               Number of                                     Partnership
                                      Rentable              Rentable               Date of                Ownership
        Location                     Square Feet             Spaces              Acquisition              Percentage
--------------------------        -----------------     ----------------      -----------------       ------------------
Manassas                               43,900                  431                03/26/84                   41.6
 Balls Ford Rd.
Richmond                               65,600                  507                12/09/83                   81.5
 Jefferson Davis
Virginia Beach                         98,900                  689                05/18/84                  100.0
 Independence

Washington
Tacoma                                 52,200                  626                01/03/84                   90.0
 24th St. W.

_______________
(1)  Represents a leasehold interest.

     In November 1994, a regulatory agency condemned a property owned jointly by Public Storage and the Partnership. The Partnership received initial condemnation proceeds of approximately $1.9 million. The Partnership is contesting this amount. In November 1998, a jury awarded the Partnership an additional approximately $1.6 million plus interest. However, the regulatory agency is seeking to have this award vacated. The estimated value per Partnership unit reflects the Partnership's share of the estimated proceeds from the jury award.

     As of the date of this statement, each of the Properties is generating sufficient revenues to cover its operating expenses. None of the Properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the Properties will continue to be used for its current purpose. At present, the Partnership has no plans for any material renovation or improvement of its properties. However, the Partnership budgets for regular maintenance, repair and upgrade to its properties. The Partnership believes each of its properties is adequately covered by insurance.

     Competition exists in all of the market areas in which the Properties are located, and the barriers to entry are relatively low for competitors with the necessary capital. However, the Partnership believes that the current overall demand for mini-warehouse space is strong, and as reflected in the table below the overall performance of the Properties has generally improved. The Properties are, and will continue after the merger to be, operated as part of the "Public Storage" system by Public Storage, the largest operator of mini-warehouses in the United States.

     Set forth below is a schedule showing the overall occupancy rate and realized rent for the Properties for the periods indicated:

                                                    Years ended            Nine months ended
                                                    December 31,             September 30,
                                          ------------------------------   -----------------
                                           1995        1996        1997     1997       1998
                                          ------      ------      ------   ------     ------
Weighted average occupancy level (1)         90%         91%         90%      90%        91%
Annual realized rent per occupied
  square foot (1)(2)                       $7.08       $7.32       $7.68    $7.68      $7.92
---------------

(1)  Mini-warehouse only.

(2) Realized rent per occupied square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

     None of the Properties has a book value of at least 10% of the Partnership's total assets or has accounted for at least 10% of its gross revenues.

                   DESCRIPTION OF PUBLIC STORAGE'S PROPERTIES

     At September 30, 1998, Public Storage had equity interests (through direct ownership, as well as general and limited partnership interests and stock ownership interests) in 1,188 facilities (598 of which were wholly-owned) located in 38 states. These facilities consist of 1,089 mini-warehouses and 99 business parks. None of Public Storage's current investments involves 10% or more of Public Storage's total assets or gross revenues.

     For a general description of mini-warehouses, see "Description of Partnership Properties."

     The following table reflects the geographic diversification of Public Storage's mini-warehouses ("Mini") and business parks ("BP"):

                                                 At September 30, 1998
                                      --------------------------------------------------
                                                                Net Rentable Square Feet
                                       Number of Facilities          (in thousands)
                                      -----------------------   ------------------------
                                       Mini(1)          BP       Mini(1)            BP
                                      ---------       -------   ---------         ------
        California:
          Southern                       150             23       9,512            3,083
          Northern                       131              8       7,280              902
        Texas                            123             23       8,083            2,107
        Florida                          100              -       5,838                -
        Illinois                          67              -       4,224                -
        Colorado                          38              -       2,375                -
        Washington                        37              1       2,292               28
        Georgia                           36              -       1,962                -
        New Jersey                        35              -       2,018                -
        Maryland                          34              6       1,921            1,107
        Virginia                          33             12       2,040            1,208
        New York                          29              -       1,692                -
        Ohio                              27              -       1,650                -
        Oregon                            25             16       1,171            1,102
        Nevada                            22              -       1,409                -
        Missouri                          19              -       1,017                -
        Pennsylvania                      18              -       1,224                -
        Other states (22 states)         165             10       9,249              804
                                       -----             --      ------           ------
          Totals                       1,089             99      64,957           10,341
                                       =====             ==      ======           ======

-------------------------
     (1) Includes properties that combine mini-warehouse and business park space.


     As of the date of this statement, each of Public Storage's properties is generating sufficient revenues to cover its operating expenses other than properties in the initial lease-up stage. Only 25 of Public Storage's properties are subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. As of September 30, 1998, these 25 properties are encumbered by mortgages in the aggregate amount of $35,992,000, bearing interest at rates ranging from 7.13% to 11.0% per year and maturing between May 1999 and September 2028. Each of Public Storage's properties will continue to be used for its current purpose. At present, Public Storage has no plans for any material renovation or improvement of its properties. However, Public Storage budgets for regular maintenance, repair and upgrade to its properties. Public Storage believes each of its properties is adequately covered by insurance.

     Competition exists in substantially all of the market areas in which Public Storage's mini-warehouses and commercial properties are located, and the barriers to entry are relatively low for competitors with the necessary capital. However, Public Storage believes that the current overall demand for mini-warehouse and commercial space is strong, and as reflected in the table below the overall performance of Public Storage's mini-warehouses and commercial properties has generally improved. More than 10% of Public Storage's net rentable square feet of space are located in each of the Southern California, Northern California and Texas market areas. The economy of each of those markets has been strengthening. Public Storage's mini-warehouses are operated as part of the "Public Storage" system. Public Storage is the largest operator of mini-warehouses in the United States.

     Set forth below is a schedule showing the overall occupancy rate and realized rent for the 985 mini-warehouses in which Public Storage had an interest, direct or indirect, for the periods indicated.

                                                   Years ended              Nine months ended
                                                   December 31,               September 30,
                                          ------------------------------   -------------------
                                           1995        1996        1997     1997         1998
                                          ------      ------      ------   ------      -------
Weighted average occupancy level (1)       89.9%       91.0%       91.7%   91.6%        92.6%
Annual realized rent per occupied
  square foot (1)(2)                      $8.37       $8.70       $9.20   $9.12        $9.72
---------------

(1) Properties owned throughout the periods.

(2) Realized rent per occupied square foot represents the actual revenue earned per occupied square foot. Public Storage believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

     On March 12, 1999, Public Storage and Storage Trust Realty ("Storage Trust"), a New York Stock Exchange listed REIT, completed a merger. As a result of the merger Public Storage acquired 215 self-storage facilities located in 16 states totaling approximately 12.0 million net rentable square feet and approximately 104,000 units. In the merger, each common share of beneficial interest of Storage Trust was exchanged for 0.86 shares of Public Storage's common stock (approximately 13.0 million shares of Public Storage's common stock were issued in the merger with an additional approximately 1.0 million shares reserved for issuance upon conversion of units in Storage Trust's operating partnership). In connection with the merger, Public Storage assumed approximately $200 million of debt. In connection with the merger, Public Storage's board of directors was expanded by one seat and Daniel C. Staton, previously Storage Trust's Chairman of the Board of Trustees, was elected as a new member of Public Storage's board of directors. The merger was structured as a tax-free transaction. For additional information on this merger, you should read Public Storage's most recent reports filed with the Commission.

          DISTRIBUTIONS AND PRICE RANGE OF PUBLIC STORAGE COMMON STOCK

     The Public Storage common stock has been listed on the NYSE since October 19, 1984. The following table sets forth the distributions paid per share on the Public Storage common stock in the periods indicated below and the reported high and low sales prices on the NYSE composite tape for the applicable periods.

                                                              Distributions
        Calendar Periods               High       Low            Paid  (1)
        ----------------               ----       ----           ----
        1997:
          First quarter             $ 30 7/8   $  26 1/2        $.22
          Second quarter              29 1/4      25 7/8         .22
          Third quarter               30 7/8      27             .22
          Fourth quarter              30 5/8      26 1/8         .22

        1998:
          First quarter               33 5/8      28 11/16       .22
          Second quarter              32 3/4      26 5/16        .22
          Third quarter               29 1/4      22 5/8         .22
          Fourth quarter              28 1/16     24 1/4         .22

        1999:
          First quarter (through
           March __, 1999)                                       .22(2)

_______________
(1) For GAAP purposes, all distributions were from investment income.

(2) Distribution of $.22 per share payable on March 31, 1999 to shareholders of record on March 15, 1999.

     As of December 31, 1998, there were approximately 23,356 record holders of Public Storage common stock. On March __, 1999, the last full trading day prior to the date of this statement, the closing price of the Public Storage common stock was $_______.

     Holders of Public Storage common stock are entitled to receive distributions when, as and if declared by the board of directors out of any funds legally available for that purpose. Public Storage, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, Public Storage can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year. See "Federal Income Tax Considerations - General Tax Treatment of Public Storage."

     Public Storage's revolving credit facility with a commercial bank restricts Public Storage's ability to pay distributions in excess of "Funds from Operations" for the prior four fiscal quarters less scheduled principal payments and less capital expenditures. Funds from Operations is defined in the loan agreement generally as net income before gain on sale of real estate, extraordinary loss on early retirement of debt and deductions for depreciation, amortization and non-cash charges. Also, unless full dividends on Public Storage's preferred stock have been paid for all past dividend periods, no dividends may be paid on Public Storage common stock, except in certain instances.

              DISTRIBUTIONS AND MARKET PRICES OF PARTNERSHIP UNITS

     Partnership Distributions. The following table sets forth the distributions paid per Partnership unit (original purchase price $500) in the periods indicated below:

                                                   Distribution
                                                   ------------
         1996:
           First Quarter                             $ 8.36
           Second Quarter                              8.36
           Third Quarter                               8.36
           Fourth Quarter                              8.36

         1997:
           First Quarter                              13.26(1)
           Second Quarter                              8.36
           Third Quarter                               8.36
           Fourth Quarter                              8.36

         1998:
           First Quarter                               8.36
           Second Quarter                              8.36
           Third Quarter                               8.36
           Fourth Quarter                              8.36

     _______________
     (1) Includes a special distribution of cash reserves of approximately $4.90 per unit.

     Holders of Partnership Units. As of December 31, 1998, there were approximately 1,632 record holders of Partnership units.

     Sales of Partnership Units. The Partnership units are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partners monitor transfers of the units (i) because the admission of the transferee as a substitute limited partner requires the consent of the general partners under the partnership agreement, (ii) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes and (iii) because Public Storage has purchased units. However, the general partners do not have information regarding the prices at which all secondary sales transactions in the units have been effectuated. Various organizations offer to purchase and sell limited partnership interests (such as the units) in secondary sales transactions. Various publications such as The Stanger Report summarize and report information (on a monthly, bimonthly or less frequent basis) regarding secondary sales transactions in limited partnership interests (including the units), including the prices at which such secondary sales transactions are effectuated.

     The general partners estimate, based solely on the transfer records of the Partnership and the Partnership's transfer agent, that the number of Partnership units transferred in sales transactions (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                                     Number of Total                   Percentage of                       Number of
Year                               Units Transferred(1)              Units Outstanding                   Transactions(1)
-----------------                 ---------------------             -------------------                 -----------------
1996                                   10,095(2)(3)                        7.89%                            518(2)(3)

1997                                        800(4)                          .63%                             35(4)

1998                                        531(5)                          .41%                             29(5)

(1) Transfers are recorded quarterly on the Partnership's records, as of the first day following each calendar quarter.

(2) In 1996, Public Storage purchased 291 Units in 13 transactions: 10 Units at $340.00 per Unit (January 1), 110 Units at $350.00 per Unit (January 1), 5 Units at $345.00 per Unit (April 1), 10 Units at $355.00 per Unit (April 1), 10 Units at $339.73 per Unit (July 1), 50 Units at $350.00 per Unit (July
    1), 86 Units at $355.00 per Unit (July 1), 5 Units at $360.00 per Unit (July
    1) and 5 Units at $370.00 per Unit (July 1).

(3) In 1996, Public Storage accepted for purchase 9,013 Units tendered in response to Public Storage's cash tender offer at $520 per Unit.

(4) In 1997, Public Storage purchased 443 Units in 17 transactions: 50 Units at $511.64 per Unit (January 1), 90 Units at $520.00 per Unit (January 1), 84 Units at $520.00 per Unit (April 1), 52 Units at $520.00 per Unit (July 1), 35 Units at $490.00 per Unit (October 1) and 132 Units at $520.00 per Unit (October 1).

(5) On January 1, 1998, Public Storage purchased 17 Units in one transaction at $520.00 per Unit.

    On April 1, 1998, Public Storage purchased 152 Units in five transactions: 10 Units at $415.00 per Unit and 142 Units at $520.00 per Unit.

    On July 1, 1998, Public Storage purchased 113 units in three transactions at $520.00 per Unit.

    On October 1, 1998, Public Storage purchased 191 Units in seven transactions at $520 per Unit.

    All of the purchases of Partnership units described in notes (2), (4) and
(5) above were acquired directly from limited partners or through secondary firms of the type described below under "Information From The Stanger Report Regarding Sales Transactions."

     Information Obtained from Dean Witter Regarding Sales Transactions. Dean Witter Reynolds Inc. ("Dean Witter") was the dealer-manager for the Partnership's initial offering of Units. Set forth below is information obtained from Dean Witter on the high and low sale price per Unit for sale transactions during each quarter of 1996, 1997 and 1998 (through September 30):

                                              Per Unit Transaction Price (1)(2)
                                              ----------------------------------
                                                                                         Number
                                                                            Number       of Units
                                              High               Low        of Sales(2)  Sold(2)
                                         ---------------   ---------------  -----------  --------
1996
     First Quarter                             -                   -            -            -
     Second Quarter                            -                   -            -            -
     Third Quarter                             -                   -            -            -
     Fourth Quarter                            -                   -            -            -

1997
     First Quarter                             -                   -            -            -
     Second Quarter                            -                   -            -            -
     Third Quarter                           $438.95             $438.95        1            35
     Fourth Quarter                            -                   -            -            -

1998
     First Quarter                             -                   -            -            -
     Second Quarter                            -                   -            -            -
     Third Quarter                             -                   -            -            -

_______________

(1) The original purchase price was $500 per Unit.

(2) This information was compiled by Dean Witter in the ordinary course based upon reports made of negotiated sales. The price information represents the prices reported to have been paid by the buyers to the sellers net of commissions.

     Information From The Stanger Report Regarding Sales Transactions. The information set forth below is extracted from sections of the June 1996, September 1996, Fall 1996, Winter 1997, Spring 1997, Summer 1997, Fall 1997, Winter 1998, Spring 1998, Summer 1998 and Fall 1998 issues of The Stanger Report captioned "Limited Partnership Secondary-Market Prices" and additional information provided to the General Partners by Robert A. Stanger & Co., Inc. ("Stanger"). Those publications (the "Stanger Publications") and the additional information provided by Stanger summarized secondary market prices for public limited partnerships based on actual transactions during the reporting periods listed on the tables below. The following secondary-market firms provided high and low price data to The Stanger Report for some or all of the reporting periods: A-1 Partnership Service Network - (800) 483-0776, (813) 588-0776; American Partnership Board - (800) 736-9797, (602) 368-6240; Bigelow Management, Inc. - (800) 431-7811, (212) 697-5880; Chicago Partnership Board - (800) 272-
6273, (312) 332-4100; Cuyler & Associates - (800) 274-9991, (602) 596-0120; DCC
Securities Corp. - (800) 945-0440, (212) 370-1090; Empire Securities - (805)
723-5530; Equity Resources Groups - (671) 876-4800; Fox & Henry, Inc. -(708)
325-4445; Frain Asset Management - (800) 654-6110; MacKenzie-Patterson Securities -(800) 854-8357, (510) 631-9100; National Partnership Exchange -
(800) 356-2739, (813) 636-9299; Nationwide Partnership Marketplace - (800) 969-
8996, (415) 382-3555; New York Partnership Exchange - (800) 444-7357, (813) 955-
8816; Northcoast Securities - (561) 496-5387; Pacific Partnership Group - (800) 727-7244, (602) 957-3050; Partnership Service Network - (800) 483-0776, (813)
588-0776; Raymond James & Associates - (800) 248-8863; and The Partnership Marketing Company -(707) 824-8600.

     The information regarding sale transactions in Partnership units from the Stanger Publications and Stanger is as follows:

                                                     Per Unit Transaction Price(1)
                                                    --------------------------------
Reporting period                                       High                 Low               No. of Units(2)
----------------                                       ----                 ---               ---------------
1996
----
January 1 - March 31                                $355.00              $189.00                   95
April 1 - June 30                                    399.73               295.00                   90
July 1 - September 30                                346.00               300.00                  179
October 1 - December 31                              530.00               300.00                   93

1997
----
January 1 - March 31                                 530.00               300.00                  105
April 1 - June 30                                    490.00               490.00                   35
July 1 - September 30                                     -                    -                    -
October 1 - December 31                              405.00               350.00                   97

1998
----
January 1 - March 31                                 437.11               434.55                   65
April 1 - June 30                                         -                    -                    -
July 1 - September 30                                     -                    -                    -

     _______________
     (1) The original purchase price was $500 per Unit. The General Partners do not know whether the transaction prices shown are before or after commissions.

     (2) The General Partners do not know the number of transactions.

     The information from The Stanger Report contained above is provided without verification by the General Partners and is subject to the following qualifications in The Stanger Report: "Limited partnerships are designed as illiquid, long-term investments. Secondary-market prices generally do not reflect the current value of partnership assets, nor are they indicative of total return since prior cash distributions and tax benefits received by the original investor are not reflected in the price. Transaction prices are not verified by Robert A. Stanger & Co."

                  DESCRIPTION OF PUBLIC STORAGE CAPITAL STOCK

     Public Storage is authorized to issue 200,000,000 shares of Public Storage common stock, par value $.10 per share, 7,000,000 shares of Public Storage class B common stock, par value $.10 per share, 50,000,000 shares of preferred stock, par value $.01 per share and 200,000,000 shares of equity stock, par value $.01 per share. At March 15, 1999, Public Storage had outstanding 128,780,878 shares of Public Storage common stock (exclusive of shares issuable upon conversion of Public Storage's convertible capital stock, shares issuable upon conversion of units in Storage Trust's operating partnership and shares subject to options), 7,000,000 shares of Class B Common Stock, 11,138,850 shares of preferred stock and 225,000 shares of equity stock.

Common Stock

     The following description of Public Storage common stock sets forth certain general terms and provisions of Public Storage common stock. The statements below describing Public Storage common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Public Storage's articles of incorporation and bylaws.

     Public Storage shareholders will be entitled to receive dividends when, as and if declared by Public Storage's Board of Directors, out of funds legally available therefor. Payment and declaration of dividends on Public Storage common stock and purchases of shares thereof by Public Storage will be subject to certain restrictions if Public Storage fails to pay dividends on outstanding preferred stock. See "- Preferred Stock." Upon any liquidation, dissolution or winding up of Public Storage, holders of Public Storage common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of Public Storage and the preferential amounts owing with respect to any outstanding preferred stock. Holders of Public Storage common stock have no preemptive rights, which means they have no right to acquire any additional shares of Public Storage common stock that may be issued by Public Storage at a subsequent date.

     Each outstanding share of Public Storage common stock entitles the holder to one vote on all matters presented to Public Storage shareholders for a vote, with the exception that Public Storage shareholders have cumulative voting rights with respect to the election of the Board of Directors, in accordance with California law. Cumulative voting entitles each Public Storage shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A Public Storage shareholder may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as the Public Storage shareholder chooses. Public Storage shareholders have no preemptive or other rights to subscribe for or purchase additional shares of Public Storage common stock. All outstanding shares of Public Storage common stock are fully paid and nonassessable.

Ownership Limitations

     In a series of transactions among Public Storage Management, Inc. and its affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger of PSMI into Storage Equities, Inc. ("SEI") (the "PSMI Merger"), SEI became self-administered and self-managed, acquired substantially all of PSMI's United States real estate interests and was renamed "Public Storage, Inc."

     For Public Storage to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain its qualification as a REIT, Public Storage's articles of incorporation and bylaws provide certain restrictions on the shares of capital stock that any Public Storage shareholder may own.

     Public Storage's articles of incorporation and bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 2.0% of the outstanding shares of all common stock of Public Storage, or (B) 9.9% of the outstanding shares of each class or series of shares of preferred stock or equity stock of Public Storage. The articles of incorporation and bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person (including the Hughes family) at the time of the PSMI Merger. This ownership limitation was established in order to assist in preserving Public Storage's REIT status in view of the Hughes family's substantial ownership interest in Public Storage. See "Federal Income Tax Considerations - General Tax Treatment of Public Storage."

     Public Storage's Board of Directors, in its sole and absolute discretion, may grant an exception to the ownership limits to any person so requesting, so long as (A) the Board of Directors has determined that, after giving effect to
(x) an acquisition by such person of beneficial ownership (within the meaning of the Code) of the maximum amount of capital stock of Public Storage permitted as a result of the exception to be granted and (y) assuming that the four other persons who would be treated as "individuals" for the purposes of Section 542(a)(2) of the Code and who would beneficially own the largest amounts of stock of Public Storage (determined by value) beneficially own the maximum amount of capital stock of Public Storage permitted under the ownership limits (or any waivers of the ownership limits granted with respect to such persons), Public Storage would not be "closely held" within the meaning of Section 856(h) of the Code and would not otherwise fail to qualify as a REIT, and (B) such person provides to Public Storage's Board of Directors such representations and undertakings as the Board of Directors may require. Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of Public Storage's capital stock if such ownership or acquisition (i) would cause more than 50% in value of Public Storage's outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in Public Storage's stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in Public Storage's failing to qualify as a REIT.

     Public Storage's articles of incorporation and bylaws provide that, if any holder of Public Storage's capital stock purports to transfer shares to a person or there is a change in the capital structure of Public Storage and either the transfer or the change in capital structure would result in Public Storage failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the stock being transferred (or in the case of an event other than a transfer, the stock beneficially owned) which would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by Public Storage that the shares have been transferred to a trust shall be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee of the trust will have all rights to dividends with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the restrictions on ownership or transfer in the Public Storage articles of incorporation or bylaws in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or
(ii) if the transfer or other event that resulted in the transfer of the shares of the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

Class B Common Stock

     The Public Storage class B common stock (i) does not participate in distributions until the later to occur of Funds from Operations ("FFO") per Common Share (as defined below by Public Storage) aggregating $1.80 during any period of four consecutive calendar quarters, or January 1, 2000; thereafter, the Public Storage class B common stock will participate in distributions (other than liquidating distributions), at the rate of 97% of the per share distributions on the Public Storage common stock, provided that cumulative distributions of at least $.22 per quarter per share have been paid on the Public Storage common stock, (ii) does not participate in liquidating distributions, (iii) is not entitled to vote (except as expressly required by California law) and (iv) will automatically convert into Public Storage common stock, on a share for share basis, upon the later to occur of FFO per Common Share aggregating $3.00 during any period of four consecutive calendar quarters or January 1, 2003.

     For these purposes:

     (1) FFO means net income (loss) (computed in accordance with GAAP) before
(i) gain (loss) on early extinguishment of debt, (ii) minority interest in income and (iii) gain (loss) on disposition of real estate, adjusted as follows:
(i) plus depreciation and amortization (including Public Storage's pro-rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the PSMI Merger, including property management agreements and goodwill), and (ii) less FFO attributable to minority interest. FFO is a supplemental performance measure for equity REITs as defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The NAREIT definition does not specifically address the treatment of minority interest in the determination of FFO or the treatment of the amortization of property management agreements and goodwill. In the case of Public Storage, FFO represents amounts attributable to its shareholders after deducting amounts attributable to the minority interests and before deductions for the amortization of property management agreements and goodwill. FFO does not take into consideration scheduled principal payments on debt, capital improvements, distributions and other obligations of Public Storage. Accordingly, FFO is not a substitute for Public Storage's cash flow or net income as a measure of its liquidity or operating performance or ability to pay distributions.

     (2) FFO per Common Share means FFO less preferred stock dividends (other than dividends on convertible preferred stock) divided by the outstanding weighted average shares of Public Storage common stock assuming conversion of all outstanding convertible securities and the Public Storage class B common stock.

Preferred Stock

     Public Storage is authorized to issue 50,000,000 shares of preferred stock, $.01 par value per share. Public Storage's articles of incorporation provide that the preferred stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock.

     At March 15, 1999, Public Storage had 12 series of senior preferred stock outstanding. In all respects, each of the series of senior preferred stock ranks on a parity with each other. Each of the series of senior preferred stock
(i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the common stock and any other capital stock ranking junior to the senior preferred stock as to payment of dividends, provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 8% to 10% per year in the case of the 11 series of fixed rate senior preferred stock and a rate adjustable quarterly ranging from 6.75% to 10.75% per year in the case of a series of adjustable rate senior preferred stock) and (iii) is subject to redemption, in whole or in part, at the option of Public Storage at a cash redemption price of $25.00 per share, plus accrued and unpaid dividends (on and after June 30, 1999 in the case of the adjustable rate senior preferred stock and on or after various dates between December 31, 2000 and April 30, 2005 in the case of the series of fixed rate senior preferred stock).

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of Public Storage, the holders of each of the series of senior preferred stock will be entitled to receive out of Public Storage's assets available for distribution to stockholders, before any distribution of assets is made to holders of Public Storage common stock or any other shares of capital stock ranking as to such distributions junior to the senior preferred stock, liquidating distributions in the amount or equivalent amount of $25.00 per share, plus all accrued and unpaid dividends.

     Except as expressly required by law and in certain other limited circumstances, the holders of the senior preferred stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of the senior preferred stock (and any other series of preferred stock ranking on a parity therewith), voting as a single class, is required to authorize another class of shares senior to such preferred stock.

Equity Stock

     Public Storage is authorized to issue 200,000,000 shares of equity stock, $.01 par value per share. At March 15, 1999, Public Storage had 225,000 outstanding shares of equity stock which rank on a parity with the Public Storage common stock. Public Storage's articles of incorporation provide that the equity stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, redemption provisions and liquidation rights of each series of equity stock. Holders of equity stock have no preemptive rights. The shares of equity stock will be, when issued, fully paid and nonassessable.

Effects of Issuance of Capital Stock

     The issuance of Public Storage common stock and the issuance of preferred stock or equity stock with special voting rights could be used to deter attempts by a single shareholder or group of shareholders to obtain control of Public Storage in transactions not approved by Public Storage's Board of Directors. Public Storage has no intention to issue Public Storage common stock or the preferred stock or equity stock for such purposes.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations that are generally applicable to the public limited partners as a result of the merger and as a result of the subsequent ownership and disposition of shares of Public Storage common stock for limited partners that do not make a cash election. This discussion is not exhaustive of all possible tax considerations and does not give a detailed description of any state, local, or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a limited partner in light of his or her particular circumstances or to certain types of limited partners who are subject to special treatment under federal income tax laws (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States).

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), including the provisions of the IRS Restructuring and Reform Act (the "1998 Reform Act"), the Taxpayer Relief Act of 1997 (the "1997 Act"), applicable Treasury Regulations, judicial decisions, and Internal Revenue Service ("IRS") rulings, certain factual assumptions related to the ownership and operation of Public Storage and the Partnership and certain representations made by Public Storage and the Partnership. There can be no assurance that the legal authorities on which this discussion is based will not change, perhaps retroactively, that the factual assumptions underlying this discussion will be accurate, or that there will not be a change in the circumstances of Public Storage or the Partnership that would affect this discussion. Neither the Partnership nor Public Storage plans to obtain any rulings from the IRS concerning tax issues with respect to the merger or the continued qualification of Public Storage as a REIT. Thus, no assurance can be provided that the statements set forth in this discussion (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained if so challenged.

     Because this discussion does not deal with all aspects of federal taxation, and the tax consequences will not be the same for all public limited partners, public limited partners are urged to consult their own tax advisors with specific reference to their own tax situations, including the application and effect of federal, state, local, and foreign tax laws.

Opinion of Counsel

     A. Timothy Scott, tax counsel and senior vice president of Public Storage, has reviewed the following discussion and is of the opinion that this discussion fairly summarizes the material federal income tax considerations to the public limited partners as a result of the merger and as a result of the subsequent ownership of Public Storage common stock for limited partners that do not make a cash election, and that Public Storage is organized and operated so as to meet the requirements for qualification as a REIT. As is noted below, Public Storage's qualification and taxation as a REIT depends upon both Public Storage's satisfaction in the past, and Public Storage's ability to meet on a continuing basis in the future, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the lack of "C" corporation earnings and profits, the composition of its assets, the levels of distributions to shareholders, and the diversity of its stock ownership. Tax counsel has relied upon representations of management with respect to these matters and has not reviewed or audited, and will not review or audit, compliance with these requirements and does not express an opinion about those representations. Accordingly, no assurance can be given that the actual results of Public Storage's operations, the sources of its income, the lack of "C" corporation earnings and profits, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year have satisfied or will satisfy the requirements under the Code for qualification and taxation as a REIT. The opinion is not binding upon the IRS or the courts, and there can be no assurance that the IRS would not seek to assert a contrary position. Also, there cannot be any assurance that future legislative, judicial or administrative changes (which could be retroactive in effect) will not adversely affect the conclusions reached in the opinion or the discussion set forth below. Finally, the opinion is expressly limited to the specific conclusions described in the first sentence of this section and does not purport to address any other federal, state, local or foreign tax consequences that may result from the merger or any other transaction.

The Merger

     The merger will be treated for federal income tax purposes as a taxable sale of the Partnership Units held by public limited partners, both for limited partners electing to receive cash and for those electing to receive Public Storage common stock. Taxable public limited partners will be taxed on the difference between the adjusted basis of their units and the amount of cash received or the fair market value of the Public Storage common stock received. Public Storage estimates that taxable public limited partners who acquired their units in the original offering will recognize a capital gain of approximately $435 per unit as a result of the merger (assuming that the merger is effective in the first quarter of 1999). The particular tax consequences of the merger for a public limited partner will depend upon a number of factors related to his or her tax situation, including the tax basis of the limited partner's units and the tax impact could be quite different for public limited partners who acquired their units after the original offering.

     To the extent that a taxable public limited partner recognizes a capital loss as a result of the merger, the loss generally can be applied to offset capital gain from other sources. Individuals may use capital losses in excess of capital gains to offset up to $3,000 of ordinary income in any single year ($1,500 for a married individual filing a separate return). Any capital losses that are not used currently can be carried forward for use in subsequent years. A corporation's capital losses in excess of current capital gains generally may be carried back three years, with any remaining unused portion available to be carried forward for five years.

     The merger is not expected to be a taxable event for Public Storage, which will retain its existing interests in the Partnership and will be treated as having purchased the interests of the public limited partners.

General Tax Treatment of Public Storage

     If certain detailed conditions imposed by the Code and the related Treasury Regulations are met, an entity, such as Public Storage, that invests principally in real estate and that otherwise would be taxed as a corporation may elect to be treated as a REIT. The most important consequence to Public Storage of being treated as a REIT for federal income tax purposes is that this enables Public Storage to deduct dividend distributions to its shareholders, thus effectively eliminating the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends.

     Public Storage elected to be taxed as a REIT beginning with its fiscal year ending December 31, 1981. That election continues in effect until it is revoked or terminated. Public Storage believes that it has qualified since its election, and currently qualifies, as a REIT, and Public Storage expects to continue to be taxed as a REIT for federal income tax purposes. While Public Storage intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of Public Storage, no assurance can be given that Public Storage will so qualify for any particular year.

     Technical Requirements for Taxation as a REIT. The following is a very brief overview of certain of the technical requirements that Public Storage must meet on an ongoing basis in order to continue to qualify as a REIT. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations of those provisions.

     The Code defines a REIT as a corporation, trust or association: (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons,
(6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and applying certain ownership attribution rules)(the "5/50 Test"), and (7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     Public Storage's articles of incorporation and bylaws contain restrictions regarding the transfer of its capital stock that are intended to assist Public Storage in continuing to satisfy the stock ownership requirements described in conditions (5) and (6). See "Description of Public Storage Capital Stock - Ownership Limitations." The ownership restrictions in Public Storage's articles of incorporation and bylaws generally prohibit the actual or constructive ownership of more than 2% of the outstanding shares of common stock (excluding the interest held by the Hughes family) or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock or equity stock, unless an exception is established by the Board of Directors. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of Public Storage's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a designated charitable beneficiary.

     The ownership restrictions are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the REIT ownership tests so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to Public Storage (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued and Public Storage has not obtained and will not seek a private ruling on this issue) or contend that Public Storage failed to enforce these arrangements.

     Pursuant to the 1997 Act, for Public Storage's taxable years commencing on or after January 1, 1998, if Public Storage complies with regulatory rules pursuant to which it is required to send annual letters to holders of its capital stock requesting information regarding the actual ownership of the capital stock, and Public Storage does not know, or exercising reasonable diligence would not have known, whether it failed to meet the 5/50 Test (requirement (6) above), Public Storage will be treated as having met the 5/50 Test. Public Storage believes that it has issued and outstanding sufficient shares with sufficient diversity of ownership to allow it to satisfy the REIT ownership requirements, and Public Storage intends to comply with the regulatory rules to be issued pursuant to the 1997 Act. See "- Consequences of the PSMI Merger on Public Storage's Qualification as a REIT - Violation of Ownership Requirements."

     A REIT is not allowed to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. In a corporate reorganization qualifying as a tax free statutory merger (such as the PSMI Merger), the acquired corporation's current and accumulated earnings and profits are carried over to the surviving corporation. Under Treasury Regulations, any non-REIT earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of a REIT attributable to non-REIT years. See "- Consequences of the PSMI Merger on Public Storage's Qualification as a REIT - Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years."

     Income Tests. In order to maintain qualification as a REIT, Public Storage must satisfy certain gross income requirements, which are applied on an annual basis. First, at least 75% of Public Storage's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments.
Second, at least 95% of Public Storage's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For taxable years ending on or before December 31, 1997, REITs were subject to a third gross income test providing that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of the REIT's gross income (including gross income from prohibited transactions). Pursuant to the 1997 Act, Public Storage will not have to meet this 30% gross income test in 1998 and subsequent years.

     Rents received by Public Storage will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. Public Storage anticipates that none of its gross annual income will be attributable to rents that are based in whole or in part on the income of any person (excluding rents based on a percentage of receipts or sales, which, as described above, are permitted). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if Public Storage, or an owner of 10% or more of Public Storage, directly or constructively owns 10% or more of such tenant. Public Storage does not anticipate that it will receive material amounts of income from such related party tenants. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Public Storage does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. Finally, for rents received to qualify as "rents from real property," Public Storage generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" which is adequately compensated and from whom Public Storage derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Public Storage are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" ("Permissible Services"). Any services with respect to certain properties that Public Storage believes may not be provided by Public Storage directly without jeopardizing the qualification of rent as "rents from real property" will be performed by "independent contractors."

     Pursuant to the 1997 Act, for Public Storage's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property even if Public Storage were to provide services that are not Permissible Services so long as the amount received for such "impermissible services" meets a de minimis standard. The amount received for impermissible services with respect to a property will be de minimis so long as such amount does not exceed one percent of all amounts received, directly or indirectly, by Public Storage with respect to such property. In computing any such amounts, the amount that Public Storage would be deemed to have received for performing impermissible services will be the greater of the actual amount so received or 150% of the direct cost to Public Storage of providing the impermissible services.

     See "- Consequences of the PSMI Merger on Public Storage's Qualification as a REIT - Nonqualifying Income," and "- Consequences of the PSMI Merger on Public Storage's Qualification as a REIT - Acquisition of Affiliated Partnership Interests" for a discussion of specific aspects of the PSMI Merger that may affect Public Storage's ability to satisfy the 95% gross income test. Public Storage owns substantially all of the economic interest in PSPUD (the portable self-storage business). The income from that business would be nonqualifying income to Public Storage and the business is conducted by a limited partnership between Public Storage and a subsidiary of the Lock/Box Company. The share of gross income of that business attributable to Public Storage's partnership interest, when combined with other nonqualifying income of Public Storage, must be less than 5% of Public Storage's total gross revenues. Public Storage anticipates that it will be able to continue to satisfy both the 95% and 75% gross income tests.

     If Public Storage fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if qualifies for the "good cause" exception. In order to qualify for the "good cause" exception, Public Storage would have to satisfy each of the following: (i) it reported the source and nature of each item of its gross income in its federal income tax return for such year; (ii) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and (iii) the failure to meet such test is due to a reasonable cause and not to willful neglect. Public Storage intends to operate so that, in the event it were to fail to meet the gross income tests, it would satisfy the "good cause" exception. It is not possible, however, to state whether in all circumstances Public Storage would be entitled to the benefit of this relief provision. Even if the relief provision were to apply, Public Storage would be subject to a 100% excise tax on the amount of the excess nonqualifying income multiplied by a fraction, the numerator of which would be Public Storage's taxable income (computed without its distribution deduction) and the denominator of which would be Public Storage's gross income from all sources. This excise tax would have the general effect of causing Public Storage to pay all net profits generated from this excess nonqualifying income to the IRS.

     Asset Tests. Generally, to maintain REIT qualification, 75% of the value of Public Storage's total assets must be represented by real estate, mortgages secured by real estate, cash, or government securities (including its allocable share of real estate assets held by any partnerships in which Public Storage owns an interest). Not more than 25% of Public Storage's total assets may be represented by securities other than those in the 75% asset class. Of the

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investments included in the 25% asset class, the value of any one issuer's securities owned by Public Storage may not exceed 5% of the value of Public Storage's total assets, and Public Storage may not own more than 10% of any one issuer's outstanding voting securities. The 5% test generally must be met for any quarter in which Public Storage acquires securities of an issuer. Public Storage believes that it satisfies these tests. In this regard, however, the value of Public Storage's interest in the Lock/Box Company (including the Lock/Box Company's interest in PSPUD) may not exceed 5% of the value of Public Storage's total assets and the 10% voting stock prohibition precludes Public Storage from controlling the operations of the Lock/Box Company (in which Public Storage owns 95% of the equity in the form of non-voting stock and the Hughes family owns 5% of the equity but 100% of the voting stock), PSPUD (a subsidiary of the Lock/Box Company) or PS Clearing Company, Inc. ("PSCC") (in which Public Storage owns a less than 10% voting interest) and may preclude Public Storage from exercising its rights of first refusal with respect to the corporations owning the Canadian operations and the reinsurance business.

     See "- Recent Administration Proposal" for a discussion of a proposal that, if enacted, would limit Public Storage's ability to derive economic benefits from the activities of the Lock/Box Company and PSPUD.

     For purposes of applying the income and asset tests mentioned above, a REIT is considered to own a proportionate share of the assets and to earn a proportionate share of the income of any partnership in which it holds a partnership interest. See "- Consequences of the PSMI Merger on Public Storage's Qualification as a REIT - Acquisition of Affiliated Partnership Interests in the PSMI Merger."

     Annual Distribution Requirements. In order to qualify as a REIT, Public Storage must distribute to its shareholders in each taxable year an amount at least equal to 95% of Public Storage's "REIT taxable income" (which is generally equivalent to net taxable ordinary income).

     In years prior to 1990, Public Storage made distributions in excess of its REIT taxable income. During 1990, Public Storage reduced its distributions to its shareholders. As a result, distributions paid by Public Storage in 1990 were less than 95% of Public Storage's REIT taxable income for 1990. Public Storage has satisfied the REIT distribution requirements for 1990 through 1997 by attributing distributions in 1991 through 1998 to the prior year's taxable income, and Public Storage expects to satisfy the distribution requirement for 1998 by attributing distributions in 1999 to its 1998 taxable income. Public Storage may be required, over each of the next several years, to make distributions after the close of a taxable year and to attribute those distributions to the prior year, but Public Storage shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they were actually made except for under certain circumstances as described below under the heading "Taxation of Taxable Domestic Holders of Public Storage Common Stock - Distributions by Public Storage." The extent to which Public Storage will be required to attribute distributions to the prior year will depend on Public Storage's operating results and the level of distributions as determined by Public Storage's Board of Directors.

     In addition, if Public Storage should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such calendar year, (ii) 95% of its REIT capital gain net income for such calendar year, and (iii) any undistributed taxable income from prior periods, Public Storage would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed during the calendar year by the REIT and the amount, if any, on which the REIT paid income tax for such year.

     Public Storage intends to make timely distributions sufficient to satisfy its annual distribution requirements. It is expected that Public Storage's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, Public Storage anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that Public Storage, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements perhaps due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of Public Storage. In such circumstances, in order to meet the distribution requirements, Public Storage may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, Public Storage may be able to rectify a failure to meet the 95% distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in

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Public Storage's deduction for dividends paid for the earlier year.  Thus,
Public Storage may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Public Storage will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends. See "- Consequences of the PSMI Merger on Public Storage's Qualification as a REIT - Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years."

     Applicable Federal Income Tax. If Public Storage qualifies for taxation as a REIT, Public Storage generally will not be subject to federal corporate income taxes on net income that it distributes currently to shareholders. However, Public Storage will be subject to federal income tax in the following circumstances.

       (1) Public Storage will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

       (2) Under certain circumstances, Public Storage may be subject to the "alternative minimum tax" on its items of tax preference.

       (3) If Public Storage has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a lease or a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, Public Storage will be subject to tax at the highest corporate rate on such income.

       (4) If Public Storage has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

       (5) If Public Storage should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed above), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Public Storage fails the 75% or 95% gross income test.

       (6) If Public Storage should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Public Storage would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

       (7) Under the "Built-in Gain Rules" of IRS Notice 88-19, 1988-1 C.B. 486, Public Storage generally will be subject to a corporate level tax if it disposes in a taxable transaction of any of the assets acquired from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Public Storage's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation, if the disposition occurs at any time during the 10-year period beginning on the date of the acquisition (the "Restriction Period"). This tax would be imposed pursuant to anticipated Treasury Regulations that have not yet been promulgated at the highest regular corporate rate (currently 35%) in effect at the time of the disposition on any "Built-in Gain" which represents the excess of (i) the lesser of (a) the fair market value at the time of the acquisition of the assets disposed of and (b) the selling price of such assets over (ii) Public Storage's adjusted basis in such assets at the time of the acquisition by Public Storage. Public Storage made an election pursuant to IRS Notice 88-19 with respect to the PSMI Merger. Accordingly, Public Storage will be subject to a corporate level tax with respect to the assets acquired in the PSMI Merger only if it disposes of any Built-in Gain assets acquired in the PSMI Merger at any time during the applicable Restriction Period. Public Storage currently does not intend to dispose any material portion of the assets acquired in the PSMI Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur.

     Failure to Qualify as a REIT. For any taxable year that Public Storage fails to qualify as a REIT and relief provisions do not apply, Public Storage would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available

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to Public Storage for distributions to its shareholders or for reinvestment. As a result, failure of Public Storage to qualify as a REIT during any taxable year could have a material adverse effect upon Public Storage and its shareholders.

     Termination of REIT Election. Public Storage's election to be treated as a REIT will terminate automatically if Public Storage fails to meet the REIT qualification requirements described above. If a termination (or a voluntary revocation) occurs, unless certain relief provisions apply, Public Storage would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which Public Storage's election was terminated (or revoked). If Public Storage loses its REIT status, but later qualifies and elects to be taxed as a REIT again, Public Storage may face significant adverse tax consequences. Immediately prior to the effectiveness of the election to return to REIT status, Public Storage would be treated as if it disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to Public Storage's appreciated assets. (Public Storage would, however, be permitted to elect under Notice 88-19 to have any gains taken into account only as and when they actually are recognized upon sales of the appreciated property occurring within the 10-year Restriction Period after return to REIT status.) Public Storage would not receive the benefit of a dividends paid deduction to reduce any such taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation, at the corporate as well as the shareholder level.

Consequences of the PSMI Merger on Public Storage's Qualification as a REIT

     In light of the unique federal income tax requirements applicable to REITs, Public Storage's continued qualification as a REIT could have been adversely affected by the PSMI Merger, as discussed in greater detail below.

     Nonqualifying Income. As described above, under the 95% gross income test, Public Storage must derive at least 95% of its total gross income from specified classes of income related to real property, dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute "dealer property." After the PSMI Merger, Public Storage assumed property management activities for entities in which Public Storage had an interest, as well as for other entities in which Public Storage did not have an interest. Public Storage receives management fees from these owners in exchange for the performance of the management activities, and the income generally is treated as income not qualifying under the 95% test ("Nonqualifying Income"). See "- Acquisition of Affiliated Partnership Interests," discussing the treatment of such income earned from partnerships in which Public Storage owns an interest.

     In order to reduce the amount of Nonqualifying Income that otherwise might have been recognized in 1996 (the year following the PSMI Merger), the owners of certain properties pre-paid to Public Storage in December 1995 approximately $4.5 million of management fees that Public Storage otherwise would have been expected to receive for 1996, discounted to compensate for early payment. At the time, Public Storage received an opinion of outside tax counsel that it was more likely than not that the IRS would respect the inclusion of the prepaid management fees in the gross income of Public Storage when they were received, although the opinion noted the existence of arguably contrary authorities.
There can be no assurance that the IRS might not assert that such management fees should have been included in the gross income of Public Storage as the related management services were provided in 1996, rather than being included in the gross income when they were received in 1995. If the IRS were to challenge on this issue successfully, Public Storage's REIT status may have been terminated unless Public Storage satisfied the "good cause" exception to the income test. There can be no assurance, however, that if Public Storage failed to satisfy the 95% test, the IRS would necessarily agree that Public Storage had operated in a manner that qualifies for the "good cause" exception.

     In connection with the PSMI Merger, Public Storage and the various other owners of mini-warehouses and business parks for which Public Storage performs management activities (the "Owners") entered into an agreement (the "Administrative and Cost-Sharing Agreement") with PSCC pursuant to which PSCC provides the Owners and Public Storage certain administrative and cost-sharing services in connection with the operation of the properties and the performance of certain administrative functions. The services include the provision of corporate office space and certain equipment, personnel required for the operation and maintenance of the properties, and corporate or partnership administration. Each of the Owners and Public Storage pay PSCC directly for services rendered by PSCC in connection with the Administrative and Cost Sharing Agreement. That payment is separate from and in addition to the compensation paid to Public Storage under the management agreement for the management of the properties

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owned by the Owners. Public Storage received a private letter ruling from the
IRS to the effect that the reimbursements and other payments made to PSCC by the Owners will not be treated as revenues of Public Storage for purposes of the 95% test.

     Violation of Ownership Requirements. For Public Storage to qualify as a REIT under the Code it must satisfy the 5/50 Test during the last half of each taxable year: no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities). Following the PSMI Merger, the value of the outstanding capital stock held by the Hughes family was estimated to be approximately 45% of the value of all outstanding Public Storage stock (the Hughes family's interest has subsequently come to represent less than 30% at October 1, 1998). In order to assist Public Storage in meeting these ownership restrictions, the Public Storage articles of incorporation and bylaws generally prohibit the actual or constructive ownership of more than 2.0% of the outstanding shares of all common stock of Public Storage or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock of Public Storage, as was described above. (The Public Storage articles of incorporation and bylaws provide, however, that no person is deemed to exceed this ownership limitation solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the PSMI Merger.)

     However, even with these ownership limitations, a violation of the ownership restrictions was still possible if four individuals unrelated to the Hughes family were to own the maximum amount of capital stock permitted under the Public Storage articles of incorporation. Therefore, to further assist Public Storage in meeting the ownership restrictions, the Hughes family at the time of the PSMI Merger entered into an agreement with Public Storage for the benefit of Public Storage and certain designated charitable beneficiaries providing that if, at any time, for any reason, more than 50% in value of Public Storage's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of Public Storage common stock owned by Wayne Hughes necessary to cure such violation would automatically and irrevocably be transferred to a designated charitable beneficiary. These provisions, like Public Storage's ownership limitations, were modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the REIT ownership tests so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS would not seek to take a different position with respect to Public Storage (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued and Public Storage did not seek any such ruling) or contend that Public Storage failed to enforce these various arrangements and, as a result, there can be no assurance that these arrangements necessarily preserve Public Storage's REIT status.

     Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years. As was noted earlier, a REIT is not allowed at the end of any taxable year to have accumulated earnings and profits attributable to non-REIT years. In a corporate reorganization qualifying as a tax free statutory merger, the acquired corporation's current and accumulated earnings and profits are carried over to the surviving corporation. Accordingly, any accumulated earnings and profits of PSMI and its predecessors (including earnings and profits resulting from transactions undertaken in contemplation of the PSMI Merger or from the PSMI Merger itself) carried over to Public Storage in the PSMI Merger and Public Storage would have been required to distribute any such accumulated earnings and profits prior to the close of 1995 (the year in which the PSMI Merger occurred). Failure to do so would result in disqualification of Public Storage as a REIT (unless the "deficiency dividend" procedures described below apply and Public Storage complies with those procedures).

     The amount of any accumulated earnings and profits of PSMI acquired by Public Storage was based on the consolidated earnings and profits of PSMI (including each of its predecessors) through and including the date of the PSMI Merger. As a condition to the PSMI Merger, Public Storage received a study prepared by PSMI of the earnings and profits of PSMI and its subsidiaries that showed PSMI had no such consolidated accumulated earnings at the time of the PSMI Merger. The determination of the accumulated earnings and profits acquired by Public Storage in the PSMI Merger ("Acquired Earnings") depends upon a number of factual matters related to the activities and operations of PSMI and its predecessors during their entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of PSMI and its predecessors for years prior to and including the PSMI Merger and propose adjustments that could increase the amount of the Acquired Earnings.

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

In this regard, the IRS can consider all taxable years of PSMI and its predecessors as open for review for purposes of determining the amount of earnings and profits.

     Although not free from doubt, it appears that pursuant to Treasury Regulations Public Storage may be able to use certain "deficiency dividend" procedures to distribute any Acquired Earnings that were subsequently determined to exist as a result of an IRS audit. In order to use this "deficiency dividend" procedure, Public Storage would have to make an additional dividend distribution to its shareholders (in addition to distributions made for purposes of satisfying the normal REIT distribution requirements), within 90 days of the IRS determination. In addition, Public Storage would have to pay to the IRS an interest charge on 50% of the Acquired Earnings that were not distributed prior to December 31, 1995, from the date on which its 1995 tax return was due to the date the IRS determination was made. If such an issue were to be presented, there can be no assurance that the IRS would not take the position either that the "deficiency dividend" procedure is not available (in which case, Public Storage would cease to qualify as a REIT effective for its taxable year in which the PSMI Merger occurred) or, alternatively, that even if the procedure is available, Public Storage cannot qualify as a REIT for the taxable year in which the merger occurred (but it could qualify as a REIT for subsequent years).

     Acquisition of Affiliated Partnership Interests. In the PSMI Merger and in subsequent transactions, Public Storage has acquired interests in various partnerships that own and operate properties. Public Storage, for purposes of satisfying the REIT asset and gross income tests, will be treated as if it directly owns a proportionate share of each of the assets of these partnerships. For these purposes, under current Treasury Regulations Public Storage's interest in each of the partnerships must be determined in accordance with its "capital interest" in such partnership.

     The ownership of these partnership interests creates several issues regarding Public Storage's satisfaction of the 95% gross income test. First, Public Storage earns property management fees from these partnerships. Existing Treasury Regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT's interest in the partnership in effect is disregarded in applying the 95% gross income test where the REIT holds a "substantial" interest in the partnership. Public Storage disregards the portion of management fees derived from partnerships in which it is a partner that corresponds to its interest in these partnerships in determining the amount of its Nonqualifying Income, and Public Storage's prepayment of management fees set forth above was computed based upon this approach. There can be no assurance, however, that the IRS would not take a contrary position with respect to Public Storage, either rejecting the approach set forth in the private letter rulings mentioned above or contending that Public Storage's situation is distinguishable from those addressed in the private letter rulings (for example, because Public Storage does not have a "substantial" interest in the partnerships).

     Second, Public Storage acquired interests in certain of these partnerships that entitles Public Storage to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing Treasury Regulations do not specifically address this situation, and it is uncertain, based on existing authority, how Public Storage's "capital interest" in these partnerships should be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to Public Storage and the percentage of the management fees paid to Public Storage that are disregarded in determining Public Storage's Nonqualifying Income. For example, if Public Storage takes the position that it has a 25% "capital interest" in a partnership (because it would receive 25% of the partnership's assets upon a sale and liquidation) but the IRS determines it only has a 1% "capital interest" (because the original holder of Public Storage's interest only contributed 1% of the total capital contributed to the partnership), Public Storage's share of the qualifying income from the partnership would be reduced and the portion of the management fee from the partnership that would be treated as Nonqualifying Income would be increased, thereby adversely affecting Public Storage's ability to satisfy the 95% gross income test. In determining its "capital interest" in the various partnerships, Public Storage determines the percentage of the partnership's assets that would be distributed to it if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the IRS will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining Public Storage "capital interests," which could adversely affect Public Storage's ability to satisfy the 95% gross income test.

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

Taxation of Taxable Domestic Holders of Public Storage Common Stock

     As used below, the term "U.S. Shareholder" means a holder of shares of Public Storage common stock who (for United States federal income tax purposes):
(i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision of the United States, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     Distributions by Public Storage. As long as Public Storage qualifies as a REIT, distributions made to Public Storage's taxable U.S. Shareholders (and not designated as capital gain dividends) will generally be taxable to such shareholders as ordinary income to the extent of Public Storage's earnings and profits. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the shareholders on December 31 of the calendar year during which they were declared.

     Distributions designated by Public Storage as capital gain dividends generally will be taxed as long-term capital gain to shareholders, to the extent that the distributions do not exceed Public Storage's actual net capital gain for the taxable year. Corporate shareholders may be required to treat up to 20% of any such capital gain dividends as ordinary income. As described below in "- Recent Legislation," the 1997 Act changed significantly the taxation of capital gains by taxpayers who are individuals, estates, or trusts. On November 10, 1997, the IRS issued IRS Notice 97-64, which provides generally that a REIT may classify portions of its designated capital-gain dividend as (i) a 20% rate gain distribution (which would be taxed as long-term capital gain in the 20% group), (ii) an unrecaptured Section 1250 gain distribution (which would be taxed as long-term capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as long-term capital gain in the 28% group). If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution. IRS Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The Notice has not been updated to reflect the provisions of the 1998 Reform Act, which generally include capital gains (other than gains in the 25% group) in the 20% group if the asset was held more than 12 months at the time of sale. The Notice further provided that designations made by the REIT will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Public Storage. Instead, such losses would be carried over by Public Storage for potential offset against future income (subject to certain limitations). Distributions made by Public Storage and gain arising from the sale or exchange by a U.S. Shareholder of Public Storage common stock will not be treated as passive activity income, and, as a result, shareholders generally will not be able to apply any "passive losses" against such income or gain. In addition, taxable distributions from Public Storage will be treated as investment income for purposes of the investment interest limitations. Capital gain dividends and capital gains from the disposition of shares (including distributions treated as such), however, will be treated as investment income only if the U.S. Shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. Public Storage will notify shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

     Distributions by Public Storage, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations. Future regulations may require that the shareholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of Public Storage.

     Public Storage may designate (by written notice to shareholders) its retained net capital gain (i.e., net capital gain that is not actually distributed as capital gain dividends, as described above) as undistributed capital gains in respect of shareholders' shares. Pursuant to such a designation by Public Storage, a U.S. Shareholder would include its proportionate share of such retained net capital gains in income as capital gain, and would be treated as having paid its proportionate share of the tax paid by the REIT with respect to the gain. The U.S. Shareholder's basis in its

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

shares would be increased by its share of such gain and decreased by its share of such tax. With respect to such capital gain of a U.S. Shareholder that is an individual or an estate or trust, the IRS has authority to issue regulations that could apply the special tax rate applicable generally to the portion of the long term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property.

     Public Storage may distribute cash in excess of its net taxable income. Upon distribution of such cash by Public Storage to shareholders (other than as a capital gain dividend), if all of Public Storage's current and accumulated earnings and profits have been distributed, the excess cash will be deemed to be a non-taxable return of capital to each U.S. Shareholder to the extent of the adjusted tax basis of the shareholder's capital stock. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the capital stock. A U.S. Shareholder who has received a distribution in excess of current and accumulated earnings and profits of Public Storage may, upon the sale of the capital stock, realize a higher taxable gain or a smaller loss because the basis of Public Storage common stock as reduced will be used for purposes of computing the amount of the gain or loss.

     In any year in which Public Storage does not qualify as a REIT, distributions by Public Storage to shareholders will be taxable in the same manner discussed above, except that no distributions can be designated as capital gain dividends, distributions will be eligible for the corporate dividends received deduction, and shareholders will not receive any share of Public Storage's tax preference items.

     Sales of Public Storage Common Stock. In general, a U.S. Shareholder will realize gain or loss upon the sale of Public Storage common stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such shares of Public Storage common stock. With respect to dispositions occurring on or after January 1, 1998, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. If a shareholder receives a long-term capital gain dividend from Public Storage and has held the capital stock for six months or less, any loss incurred on the sale or exchange of the capital stock is treated as a long-term capital loss, to the extent of the corresponding long-term capital gain dividend received.

     Backup Withholding. If a U.S. Shareholder is subject to "backup withholding," Public Storage will be required to deduct and withhold a tax of 31% from any dividends payable to the shareholder. These rules may apply when a shareholder fails to supply a correct taxpayer identification number, or when the IRS notifies Public Storage that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number.

     Taxation of Tax Exempt Shareholders. In general, a tax exempt entity that is a U.S. Shareholder is not subject to tax on distributions from Public Storage or gain realized on the sale of capital stock, provided that the tax exempt entity has not financed the acquisition of its capital stock with "acquisition indebtedness" within the meaning of the Code. Special rules apply to organizations exempt under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), and such entities should consult their own tax advisors concerning the applicable "set aside" and reserve requirements. In addition, certain distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10% of the REIT will, in certain circumstances, be treated as "unrelated business taxable income."

Taxation of Non-U.S. Shareholders

     The rules governing U.S. federal income taxation of non-U.S. Shareholders are complex, and the following discussion is intended only as a summary of certain of those rules. Non-U.S. shareholders should consult with their tax advisors to determine the impact of U.S. federal, state, and local income tax laws on an investment in Public Storage, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     Distributions by Public Storage. Distributions to a non-U.S. Shareholder will generally be subject to tax as ordinary income to the extent of Public Storage's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Such distributions will generally be subject to withholding of that income tax at a 30% rate, unless reduced by an applicable tax treaty or unless the dividends are treated as effectively connected with a United States trade or business. Under currently applicable Treasury regulations, withholding agents are required to determine the applicable withholding rate pursuant to the appropriate tax treaty, and withhold the appropriate amount. New Treasury Regulations recently have been adopted that revise in certain respects the rules applicable to non-U.S.

Shareholders (the "New Regulations"). The New Regulations are generally effective with respect to payments made after December 31, 1998 but the IRS has announced that the New Regulations will be amended to be effective generally for payments made after December 31, 1999, subject to certain transition rules.

     Currently, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the 30% U.S. withholding tax applicable to certain non-U.S. Shareholders and for purposes of determining the applicability of a tax treaty rate. Under the New Regulations, however, a non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate will be required to provide an IRS Form W-8 which satisfies applicable certification and other requirements, including a representation as to the holder's foreign status, the holder's name and permanent residence address, and the relevant tax treaty.
Such information is subject to being reported to the IRS. A permanent residence address for this purpose generally is the address in the country where the person claims to be a resident for purposes of the country's income tax. If the beneficial holder is a corporation, then the address is where the corporation maintains its principal office in its country of incorporation. The New Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a non-U.S. Shareholder that is an entity should be treated as paid to the entity or those holding an interest in that entity. In particular, in the case of a foreign partnership, the certification requirement will generally be applied to the partners of the partnership. In addition, the New Regulations will also require the partnership to provide certain information, including a United States taxpayer identification number, and will provide look-through rules for tiered partnerships. A non-U.S. Shareholder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

     If the amount distributed exceeds a non-U.S. Shareholder's allocable share of current or accumulated earnings and profits, the excess will be treated as a tax-free return of capital to the extent of such shareholder's adjusted basis in the common stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. Shareholder's common stock, such distributions will generally be subject to tax if such shareholder would otherwise be subject to tax on any gain from the sale or disposition of its common stock, as described below. Under current law, it appears that Public Storage will be required to withhold 10% of any distribution to a non-U.S. Shareholder in excess of Public Storage's current and accumulated earnings and profits. Consequently, although Public Storage intends to withhold at a rate of 30% on the entire amount of any distribution to a non-U.S. Shareholder (or lower applicable treaty rate), to the extent Public Storage does not do so, any portion of such a distribution not subject to withholding at a rate of 30% (or lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the non-U.S. Shareholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of Public Storage, and the amount withheld exceeded the non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution. A Non-U.S. shareholder who is a shareholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with Public Storage in order to claim such treatment.

     Distributions to a non-U.S. Shareholder that are designated by Public Storage at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless
(i) the investment in the common stock is effectively connected with the non-U.S. Shareholder's United States trade or business, in which case the non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax) or (ii) the non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), distributions to a non-U.S. Shareholder that are attributable to gain from sales or exchanges by Public Storage of United States real property interests (whether or not designated as a capital gain dividend) will be treated as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be taxed at the same rates applicable to domestic shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. Shareholder that is a corporation. Public Storage is required to withhold 35% of any such distribution. That amount is creditable against the non-U.S. Shareholder's United States federal income tax liability.

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

     Although the law is not entirely clear on the matter, it appears that amounts designated by Public Storage pursuant to the 1997 Act as undistributed capital gains in respect of shares of common stock (see "Taxation of Taxable Domestic Holders of Common Stock" above) would be treated with respect to non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by Public Storage of capital gain dividends. Under that approach, the non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Public Storage on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Public Storage were to exceed their actual United States federal income tax liability).

     Sale of Common Stock. Gain recognized by a non-U.S. Shareholder upon a sale of its common stock will generally not be subject to tax under FIRPTA if Public Storage is a "domestically controlled REIT," which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by non-U.S. persons. Because only a minority of Public Storage's shareholders are believed to be non-U.S. Shareholders, Public Storage expects to qualify as a "domestically controlled REIT." Accordingly, a non-U.S. Shareholder should not be subject to U.S. tax from gains recognized upon disposition of the common stock, provided that such gain is not effectively connected with the conduct of a United States trade or business and, in the case of an individual shareholder, such holder is not present in the United States for 183 days or more during the year of sale and certain other requirements are met.

     Backup Withholding Tax and Information Reporting. Public Storage must report annually to the IRS and to each non-U.S. Shareholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. Shareholder resides.

     The New Regulations also make certain changes in the new information reporting and backup withholding rules for payments made after December 31, 1998. As stated above, the IRS has announced its intention to amend the New Regulations to extend the effective date to those payments made after December 31, 1999. In general, the New Regulations do not significantly alter the substantive backup withholding and information reporting requirements described herein. Shareholders should consult their tax advisors with respect to such changes.

     Backup withholding tax (which generally is a withholding tax imposed at a rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends, or (iii) distributions attributable to gain from the sale or exchange by Public Storage of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. Shareholder, or otherwise establishes an exemption. A non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

Ownership Records

     To monitor Public Storage's compliance with the REIT share ownership requirements, Public Storage is required to demand annual written statements from the record holders of designated percentages of its capital stock disclosing the actual owners of the capital stock and to maintain permanent records showing the information it has received as to the actual ownership of such capital stock and a list of those persons failing or refusing to comply with such demand.

Recent Legislation

     As described above, the 1997 Act contained certain changes to the REIT qualification requirements and to the taxation of REITs. The 1997 Act also contained certain changes to the taxation of capital gains of individuals, trusts and estates and further changes relating to capital gains were made by the 1998 Reform Act.

     Capital Gain Rates. Under the 1997 Act as modified by the 1998 Reform Act beginning January 1, 1998, individuals, trusts and estates that hold certain investments for more than one year may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. The 1997 Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5 year gain," and other changes to prior law. The 1997 Act allows the IRS to prescribe regulations on how the 1997 Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," including REITs and to sales of interests in "pass-through entities." For a discussion of new rules under the 1997 Act that apply to the taxation of distributions by Public Storage to its shareholders that are designated by Public Storage as "capital gain dividends," see "- Taxation of Taxable Domestic Holders of Public Storage Common Stock Distributions by Public Storage" above. Shareholders are urged to consult with their tax advisors with respect to the new rules contained in the 1997 Act and the 1998 Reform Act.

     REIT Provisions. In addition to the provisions discussed above, the 1997 Act contained a number of technical provisions that either (i) reduce the risk that Public Storage will inadvertently cease to qualify as a REIT, or (ii) provide additional flexibility with which Public Storage can meet the REIT qualification requirements. These provisions are effective for Public Storage's taxable years commencing on or after January 1, 1998.

Recent Administration Proposal

     The administration's budget proposal announced on February 2, 1998 included a proposal to amend the REIT asset tests with respect to non-qualified REIT subsidiaries, such as the Lock/Box Company. The proposal would require a REIT to own no more than 10% of the vote or value of the outstanding stock of any non-qualified REIT subsidiary. Stock interests held by a REIT in existing non-qualified REIT subsidiaries would be grandfathered, and therefore subject only to the existing test that restricts a REIT from owning more than 10% of the voting securities of an issuer (see "- General Tax Treatment of Public Storage"), except that such grandfathered status would terminate if the non-qualified REIT subsidiary engaged in a new trade or business or acquired substantial new assets on or after the effective date of the proposal. As a result, if the legislation were enacted and the Lock/Box Company were to commence new trade or business activities or acquire substantial new assets after the effective date of the proposal, the Lock/Box Company would lose its grandfathered status and Public Storage would be subject to the new 10% of the vote or value limitation with respect to its ownership interest in the Lock/Box Company (which Public Storage does not now satisfy). Accordingly, the proposal, if enacted, could materially impede Public Storage's ability to expand the business activities of the Lock/Box Company or PSPUD and to engage in other activities through non-qualified REIT subsidiaries without jeopardizing Public Storage's REIT status. This would limit Public Storage's ability to derive economic benefit from engaging in activities which were related to Public Storage's businesses, but which were not qualified REIT activities.

     A second proposed provision would tax immediately the built-in gains of C corporations merging into REITs in tax-free reorganizations. Under current law, C corporations can defer and may be able to eliminate this tax. Accordingly, if enacted as currently drafted, this provision could impede Public Storage's ability to acquire additional properties through mergers with C corporations.

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                             STATE AND LOCAL TAXES

     The tax treatment of limited partners, Public Storage and Public Storage's shareholders in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of limited partners, Public Storage or Public Storage's shareholders is provided nor is any representation made as to the tax status of Public Storage in such states. All limited partners should consult their own tax advisors as to the treatment under the respective state tax laws applicable to them.

                                 LEGAL OPINIONS

     David Goldberg, senior vice president and general counsel of Public Storage, will deliver an opinion to the effect that the shares of Public Storage common stock to be issued in the merger will be validly issued, fully paid and nonassessable. Mr. Goldberg owns 96,214 shares of Public Storage common stock and 600 shares of Public Storage senior preferred stock and has options to acquire an additional 166,167 shares of Public Storage common stock. A. Timothy Scott, senior vice president and tax counsel of Public Storage, has rendered an opinion to the effect that the discussion under "Federal Income Tax Considerations" fairly summarizes the material federal income tax considerations to a limited partner as a result of the merger, and the subsequent ownership of Public Storage common stock. Mr. Scott owns 3,367 shares of Public Storage common stock and has options to acquire an additional 60,000 shares of Public Storage common stock.

                                    EXPERTS

     The consolidated financial statements of Public Storage at December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 which are included in Public Storage's Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of the Partnership and SEI/PSPII Joint Ventures at December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 appearing herein and in the Annual Report on Form 10-K, as amended, of the Partnership have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included herein. Such financial statements are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

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

                                    GLOSSARY

     The following are definitions of certain terms used in this statement:

     "General Partners."  The general partners of the Partnership.

     "Hughes."  B. Wayne Hughes, a general partner of the Partnership.

     "Limited Partners."  The limited partners of the Partnership.

     "Merger." The merger of a subsidiary of Public Storage with and into the Partnership.

     "Partnership."  PS Partners II, Ltd., a California limited partnership.

     "Partnership Agreement." The amended and restated agreement of limited partnership of the Partnership.

     "Partnership Units." Units of limited partnership interest in the Partnership.

     "PSBP."  PS Business Parks, L.P.

     "Public Storage." Public Storage, Inc., a REIT organized as a California corporation (formerly Storage Equities, Inc.). Public Storage is a general partner of the Partnership.

     "Public Storage common stock." Shares of Common Stock, par value $.10 per share, of Public Storage.

     "Public Storage shareholder." A holder of shares of Public Storage common stock.

     "PSMI." Public Storage Management, Inc., a California corporation, which, together with its affiliates, was merged into Storage Equities, Inc. on November 16, 1995.

     "REIT."  A real estate investment trust.

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

                                                                      Appendix A


                      AGREEMENT AND PLAN OF REORGANIZATION



     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is entered into as of this 19th day of January, 1999, by and among PUBLIC STORAGE, INC., a California corporation ("PSI"), PS Partners II Merger Co., Inc., a California corporation ("Sub") and PS Partners II, Ltd., a California limited partnership ("PSP").

     A. This Agreement provides for the merger of Sub, a wholly-owned, second tier subsidiary of PSI, with and into PSP in accordance with the applicable provisions of the California Revised Limited Partnership Act (the "CRLPA") and the Certificate of Merger in the form prescribed by the California Secretary of State as provided in Section 15678.4 of the CRLPA (the "Certificate of Merger").

     B. The Board of Directors of PSI and the general partners of PSP believe that it is in the best interests of PSI and PSP to enter into and complete this Agreement and they have approved this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, the parties agree as follows:

     1. Adoption of Plan. The parties hereby adopt the Plan of Reorganization hereinafter set forth.

     2.  The Merger.

         2.1 Completion of the Merger. At the Effective Time (as defined below), Sub will be merged with and into PSP (the "Merger") in accordance with the terms, conditions and provisions of this Agreement and the Certificate of Merger. The Merger shall become effective at the time at which the Certificate of Merger is filed with the California Secretary of State in accordance with the CRLPA, except that if the Certificate of Merger specifies a date subsequent to the date of such filing on which the Merger is to become effective, the Merger shall be effective on such specified subsequent date (the "Effective Time").
Sub and PSP are sometimes collectively referred to herein as the "Constituent Entities" and PSP, as the surviving entity in the Merger, is sometimes referred to herein as the "Surviving Entity."

         2.2 Effect of the Merger.  At the Effective Time:

          2.2.1 Constituent Entities. The separate corporate existence of Sub shall cease and the Surviving Entity shall thereupon succeed, without other transfer, to all the rights and property of Sub and shall be subject to all the debts and liabilities of Sub in the same manner as if the Surviving Entity had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Entities shall be preserved unimpaired, provided that such liens upon property of Sub shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against Sub may be prosecuted to judgment, which shall bind the Surviving Entity, or the Surviving Entity may be proceeded against or substituted in its place.

          2.2.2 Partnership Agreement. The partnership agreement of PSP in effect at the Effective Time shall continue in full force and effect until amended or terminated as provided in such partnership agreement or as provided by law.

          2.2.3 General Partners. The general partners of PSP shall remain as its general partners with the same interests in PSP that they owned at the Effective Time.

         2.3 Conversion of Partnership Units. The manner of converting the outstanding units of limited partnership interest of PSP (the "Units") into cash and/or shares of Common Stock ($.10 par value) of PSI (the "PSI Shares") shall be as follows:

          2.3.1 Cash Election. At the Effective Time, each Unit as to which a cash election has been made in accordance with the provisions of Section 2.5 hereof and has not been revoked, relinquished or lost pursuant to Section 2.5 hereof (the "Cash Election Units") shall be converted into and shall represent the right to receive $697 in cash (the "Cash Election Price"). As soon as practicable after the Effective Time, the registered holders of Cash Election Units shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Units.

          2.3.2     Share Exchange.  At the Effective Time, subject to Sections
2.4 and 2.5 hereof, each Unit (other than Cash Election Units and Units owned by the parent of Sub) shall be converted into that number of PSI Shares equal to, rounded to the nearest thousandth, the quotient (the "Conversion Number") derived by dividing $697 by the average of the per share closing prices on the New York Stock Exchange, Inc. (the "NYSE") of PSI Shares during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time. If, prior to the Effective Time, PSI should split or combine the PSI Shares, or pay a stock dividend, the Conversion Number will be appropriately adjusted to reflect such action.

         2.4 No Fractional Shares. Notwithstanding any other term or provision of this Agreement, no fractional PSI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of Units who would otherwise be entitled to such fractional share will receive a whole PSI Share if such fractional share to which such holder would otherwise have been entitled is
 .5 of an PSI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an PSI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSI Shares such holder is entitled to receive in the Merger. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the PSI Shares at the Effective Time by (ii) the fractional interest.

         2.5 Procedure for Cash Election. At the time of the mailing of the Information Statement provided for in Section 6.5 hereof, PSI will send to each holder of record of Units a cash election form (the "Form of Election") providing such holder with the option to elect to receive the Cash Election Price with respect to all or any portion of such holder's Units. Any such election to receive the cash payment contemplated by Section 2.3.1 hereof shall have been properly made only if BankBoston, N.A. (the "Exchange Agent") shall have received at its designated office, by 5:00 p.m., New York time, on the last business day preceding the Effective Time, a Form of Election properly completed, as set forth in such Form of Election. Any Form of Election may be revoked by the person submitting the same to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York time, on the last business day before the Effective Time. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the parties hereto that the Merger have been abandoned. The Exchange Agent may determine whether or not elections to receive cash have been properly made or revoked pursuant to this Section 2.5, and any such determination shall be conclusive and binding. If the Exchange Agent determines that any election to receive cash was not properly or timely made, the Units covered thereby shall not be treated as Cash Election Units, and shall be converted in the Merger as provided in Section 2.3.2 hereof. The Exchange Agent may, with the agreement of PSI and PSP, establish such procedures, not inconsistent with this Section 2.5, as may be necessary or desirable to implement this Section 2.5.

         2.6 Conversion of Shares. At the Effective Time, the shares of capital stock of Sub shall be converted into an aggregate of 128,000 Units.

         2.7 Cancellation of Units Owned by Parent of Sub. At the Effective Time, any Units owned by the parent of Sub (other than Units acquired pursuant to Section 2.6 hereof) shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

         2.8 Delivery of Certificates. After the Effective Time, each holder of Units which were converted into PSI Shares pursuant to Section 2.3.2 shall be entitled to receive a certificate representing the number of whole PSI Shares into which such Units shall have been converted as provided in Section 2.3.2 hereof and cash payment in lieu of fractional share interests, if any, as provided in Section 2.4 hereof.

     3.  Closing.

         3.1 Time and Place of Closing. If this Agreement is approved by the limited partners of PSP, a meeting (the "Closing") shall take place as promptly as practicable thereafter at which the applicable parties will exchange certificates and other documents as required by this Agreement. Such Closing shall take place at such time and place as PSI may designate. The date of the Closing shall be referred to as the "Closing Date."

         3.2 Execution and Filing of Certificate of Merger. At or before the Closing and after approval of the limited partners of PSP, the applicable parties shall execute the Certificate of Merger for filing with the California Secretary of State. The Certificate of Merger shall be duly filed with the California Secretary of State in accordance with the CRLPA.

     4. Representations, Warranties and Agreements of PSP. PSP represents, warrants and agrees with PSI that:

         4.1 Authorization. Subject to approval of this Agreement by the limited partners of PSP, (i) the execution, delivery and performance of this Agreement by PSP has been duly authorized and approved by all necessary action of PSP, and (ii) PSP has necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

         4.2 Organization and Related Matters. PSP is a limited partnership duly organized, existing and in good standing under the laws of the State of California with all requisite power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on its business, properties, results of operations or financial condition.

         4.3 Units. PSP has outstanding 128,000 Units, all of which have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PSP is a party or by which it is bound calling for or requiring the issuance of additional Units.

         4.4 Consents and Approvals; No Violation. Assuming approval of the Merger and of this Agreement by the limited partners of PSP, neither the execution and delivery of this Agreement nor the consummation by PSP of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its partnership agreement; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Certificate of Merger pursuant to the CRLPA, (D) as may be required by any applicable state securities or takeover laws, or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSP or adversely affect the ability of PSP to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSP is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSP or adversely affect the ability of PSP to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSP or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSP or adversely affect the ability of PSP to consummate the transactions contemplated hereby.

         4.5 Litigation. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSP, threatened against PSP or involving any of its properties or assets.

         4.6 SEC Reports. Since January 1, 1995, PSP has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSP SEC Reports"). None of the PSP SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.7 Financial Statements. The financial statements included in the PSP SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSP as of their respective dates, and the results of operations of PSP for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

         4.8 Absence of Certain Changes or Events. Since January 1, 1998, the business of PSP has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

         4.9 S-4 Registration Statement and Information Statement. None of the information supplied or to be supplied by PSP for inclusion or incorporation by reference in the S-4 Registration Statement or the Information Statement (as such terms are defined in Section 6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Information Statement, at the time of the mailing of the Information Statement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.10 Insurance. All material insurance of PSP is currently in full force and effect and PSP has reported all claims and occurrences to the extent required by such insurance.

         4.11 Disclosure. The representations and warranties by PSP in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5. Representations, Warranties and Agreements of PSI. PSI hereby represents, warrants and agrees with PSP that:

         5.1 Authorization. The execution, delivery and performance of this Agreement by PSI have been duly authorized and approved by all necessary corporate action of PSI, and PSI has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

         5.2 Organization and Related Matters. PSI is a corporation duly organized, existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSI.

         5.3 Capital Stock. The authorized capital stock of PSI consists solely of (i) 200,000,000 shares of Common Stock ($.10 par value), 105,102,145 of which were issued and outstanding as of December 31, 1997, (ii) 7,000,000 shares of Class B Common Stock ($.10 par value), all of which were issued and outstanding as of December 31, 1997, (iii) 50,000,000 shares of Preferred Stock ($.10 par value), 13,261,884 of which were issued and outstanding as of December 31, 1997 and (iv) 200,000,000 shares of Equity Stock ($.01 par value), 225,000 of which were issued and outstanding at December 31, 1997. All of the issued and outstanding shares of Common Stock, Class B Common Stock, Preferred Stock and Equity Stock of PSI have been duly and validly authorized and issued, and are fully paid and nonassessable. The issuance of the PSI Shares in the Merger has been duly and validly authorized and, when issued and delivered as provided in this Agreement, the PSI Shares will have been duly and validly issued, fully paid and nonassessable; and the shareholders of PSI have no preemptive rights with respect to any shares of capital stock of PSI.

         5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by PSI of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Certificate of Merger pursuant to the CRLPA, (D) as may be required by any applicable state securities or takeover laws, or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSI is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSI or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby.

         5.5 Litigation. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSI, threatened against PSI or involving any of its properties or assets.

         5.6 SEC Reports. Since January 1, 1995, PSI has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSI SEC Reports"). None of the PSI SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.7 Financial Statements. The financial statements included in PSI's SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSI as of their respective dates, and the results of operations of PSI for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

         5.8 Absence of Certain Changes or Events. Since January 1, 1998, the business of PSI has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

         5.9 S-4 Registration Statement and Information Statement. None of the information supplied or to be supplied by PSI for inclusion or incorporation by reference in the S-4 Registration Statement or the Information Statement (as those terms are defined in Section 6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Information Statement, at the time of the mailing of the Information Statement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.10 Insurance. All material insurance of PSI is currently in full force and effect and PSI has reported all claims and occurrences to the extent required by such insurance.

         5.11 Disclosure. The representations and warranties by PSI in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     6.  Covenants and Agreements.

         6.1 Ordinary Course. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, each of PSI and PSP will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to: (a) preserve intact its present business, organization and goodwill, (b) maintain all permits, licenses and authorizations required by applicable laws, and (c) keep available the services of its present employees and preserve its relationships with customers, suppliers, lenders, lessors, governmental entities and others having business or regulatory dealings with it. PSP will not issue any Units or debt securities convertible into Units. PSI and PSP will promptly notify the other of any event or occurrence not in the ordinary and usual course of business or which may have a material adverse effect on the properties or financial condition of such party.

         6.2 Action by PSP. PSP will take all action necessary in accordance with applicable law as promptly as practicable to secure approval of this Agreement, it being understood that the principal terms of the Agreement must be approved by the affirmative vote of a majority of the outstanding Units.

         6.3 Vote by PSI. PSI agrees to cause its subsidiary to vote its Units in favor of the Merger prior to the mailing of the Information Statement.

         6.4 Acquisition Proposals. PSP will not initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving PSP, or any purchase of all or any significant portion of its assets, or any equity interest in it, other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that PSP's general partners may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participate in such negotiations and discussions might cause the general partners of PSP to breach their fiduciary duty to the limited partners of PSP under applicable law as advised by counsel. PSP will notify PSI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with PSP, and will keep PSI informed of the status and terms of any such proposals and any such negotiations or discussions.

         6.5 Registration and Information Statement. PSP will promptly prepare and file with the SEC a preliminary information statement and notice of action without a meeting in connection with the approval of the Merger by the limited partners of PSP. PSI will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing an information statement, notice of action without a meeting and prospectus, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the PSI Shares to be issued to holders of Units in the Merger (such information statement, notice of action without a meeting and prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms to be mailed to the limited partners of PSP, being herein called the "Information Statement"). PSI and PSP will use their best efforts to have or cause the S-4 Registration Statement to be declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and PSP will use its best efforts to cause the Information Statement to be mailed to its limited partners at the earliest practicable date. PSP agrees that if at any time prior to the Effective Time any event with respect to PSP should occur which is required to be described in an amendment of, or a supplement to, the Information Statement or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the limited partners of PSP and (ii) the Information Statement will (with respect to PSP) comply as to form in all material respects with the requirements of the federal securities laws. PSI agrees that (i) if at any time prior to the Effective Time any event with respect to PSI should occur which is required to be described in an amendment of, or a supplement to, the Information Statement or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the limited partners of PSP and (ii) the Information Statement will (with respect to PSI) comply as to form in all material respects with the requirements of the federal securities laws.

         6.6 Best Efforts. Each of PSI and PSP shall: (i) promptly make its respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (ii) use its best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

         6.7 Registration and Listing of PSI Shares. PSI will use its best efforts to register the PSI Shares under the applicable provisions of the Securities Act and to cause the PSI Shares to be listed for trading on the NYSE upon official notice of issuance.

         6.8 Distributions. PSP will not, at any time prior to the Effective Time, declare or pay any cash distributions to its limited partners, except (i) regular quarterly distributions at a quarterly rate not in excess of $8.36 per Unit and (ii) distributions to limited partners of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PSP (as defined below) as of the Effective Time exceeds $697 per Unit. For this purpose, the Net Asset Value of PSP is the sum of (a) the fair market value of PSP's real estate assets as determined by appraisal by Charles R. Wilson & Associates, Inc. as of November 30, 1998, (b) the book value of PSP's non-real estate assets (excluding marketable securities) as of the date of determination and (c) the fair value of PSP's partnership interests in PS Business Parks, L.P. based on the average of the per share closing prices on the American Stock Exchange of the shares of common stock of PS Business Parks, Inc. during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time and less (d) PSP's liabilities as of the date of determination. The determination of book value and liabilities shall be from PSP's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

     7.  Conditions.

         7.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law:

          7.1.1 Limited Partner Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the limited partners of PSP as contemplated by Section 6.2.

          7.1.2     Governmental and Regulatory Consents.   All filings required
to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the expiration of the waiting period requirements of the HSR Act) shall have been made or obtained (as the case may be) without material restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a material adverse effect on PSI or PSP.

          7.1.3 Litigation. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement and no legal action challenging such transactions shall be pending.

          7.1.4 Registration Statement. The S-4 Registration Statement shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the PSI Shares shall have been received.

          7.1.5 Listing of PSI Shares on NYSE. The PSI Shares shall have been approved for listing on the NYSE upon official notice of issuance.

          7.1.6 Fairness Opinion. PSP shall have received the opinion of Robert A. Stanger & Co., Inc. in form and substance satisfactory to it to the effect that the consideration to be received by the public limited partners of PSP in the Merger is fair to such public limited partners from a financial point of view, and such opinion shall not have been withdrawn or revoked.

         7.2 Conditions to Obligations of PSI. The obligations of PSI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSI to the extent permitted by applicable law:

          7.2.1     Accuracy of Representations; Performance of Agreements.
Each of the representations and warranties of PSP contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSP shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

          7.2.2 Certificate of General Partners. PSI shall have received such certificates of the general partners of PSP as PSI may reasonably request in connection with the Closing, to the effect that, to the best of their knowledge, all representations and warranties of PSP contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSP has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by PSP at or prior to the Closing.

          7.2.3 Title to Properties; Environmental Audits. PSI in its sole discretion shall be satisfied as to the status of title to (including the existence and effect of liens and encumbrances), and the results of an environmental audit of, each of the real properties owned by PSP.

          7.2.4 Trading Price of PSI Shares. The average of the per share closing prices of the PSI Shares on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time (the "Average PSI Share Price") shall be not less than $25.

         7.3 Conditions to Obligations of PSP. The obligations of PSP to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSP to the extent permitted by applicable law.

          7.3.1     Accuracy of Representations; Performance of Agreements.
Each of the representations and warranties of PSP contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

          7.3.2 Certificate of Officers. PSP shall have received such certificates of officers of PSI as PSP may reasonably request in connection with the Closing, including upon request a certificate satisfactory to PSP of the Chief Executive Officer and the Chief Financial Officer of PSI, to the effect that, to the best of their knowledge, all representations and warranties of PSI contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSI has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

     8.  Termination.

         8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after limited partner approval, by the mutual written consent of PSI and PSP.

         8.2 Termination by PSI or PSP. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of PSI or by the general partners of PSP if (i) the Merger shall not have been consummated by June 30, 1999 (provided that the right to terminate this Agreement under this Section 8.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) the limited partners of PSP shall have failed to approve this Agreement and the transactions contemplated hereby.

         8.3 Termination by PSI. This Agreement may be terminated by PSI, and the Merger may be abandoned at any time prior to the Effective Time, as to the defaulting party if (i) PSP shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to such party of such failure to comply, or (ii) any representation or warranty of PSP contained in this Agreement shall not be true in all material respects when made, which inaccuracy or breach (if capable of cure) has not been cured within five business days following notice to PSP of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         8.4 Termination by PSP. This Agreement may be terminated by PSP and the Merger may be abandoned at any time prior to the Effective Time, before or after limited partner approval, if (i) PSI shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by PSI at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to PSI of such failure to comply, or (ii) any representation or warranty of PSI contained in this Agreement shall not be true in all material respects when made, which inaccuracy or beach (if capable of cure) has not been cured within five business days following notice to PSI of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Section 8, no party (or any directors, officers, employees, agents or representatives of any party) shall have any liability or further obligation to any other party or any person who controls a party within the meaning of the Securities Act, except as provided in Section 9.1 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

     9.  Miscellaneous.

         9.1 Payment of Expenses. If the Merger is consummated, PSI shall pay all the expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. If the Merger is not consummated, each of PSI and PSP shall pay its own expenses, except that any expenses incurred in connection with the printing of the S-4 Registration Statement and the Information Statement, the real estate appraisals and environmental audits of the properties of PSP and preparation for real estate closings, and any filing fees under the HSR Act, the Securities Act and the Securities Exchange Act of 1934, as amended shall be paid 50% by PSI and 50% by PSP.

         9.2 Survival of Representations, Warranties and Covenants. The respective representations and warranties of PSI and PSP contained herein or in any certificate or document delivered pursuant hereto shall expire with and be terminated and extinguished by the effectiveness of the Merger and shall not survive the Effective Time. The sole right and remedy arising from a misrepresentation or breach of warranty, or from the failure of any of the conditions to be met, shall be the termination of this Agreement by the other party. This Section 9.2 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time.

         9.3 Modification or Amendment. The parties may modify or amend this Agreement by written agreement authorized by the Board of Directors of PSI and the general partners of PSP and executed and delivered by the parties; provided, however, that after approval of this Agreement by the limited partners of PSP, no amendment shall be made which changes any of the principal terms of the Merger or this Agreement, without the approval of such limited partners.

         9.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

         9.6 Interpretation. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. Each of the capitalized terms defined in this Agreement shall, for all purposes of this Agreement (and whether defined in the plural and used in the singular, or vice versa), have the respective meaning assigned to such term in the Section in which such meaning is set forth. References in this Agreement to "parties" or a "party" refer to parties to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation."

         9.7 Headings. The descriptive headings contained in the Sections and subsections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.8 Parties in Interest. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, and shall confer no right, benefit or interest upon any other person, including shareholders of the respective parties.

         9.9 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by U.S. mail, postage prepaid, addressed as follows or such other address as the party to be notified has furnished in writing by a notice given in accordance with this Section 9.9:

             If to PSI or to Sub:

             Public Storage, Inc.
             701 Western Avenue
             Glendale, California 91201-2397
             Attention:  Harvey Lenkin
                    President

             If to PSP:

             PS Partners II, Ltd.
             c/o Public Storage, Inc.
             701 Western Avenue
             Glendale, California 91201-2397
             Attention:  Harvey Lenkin
                    President

Any such notice or communication shall be deemed given as of the date of delivery, if delivered personally, or on the second day after deposit with the U.S. Postal Service, if sent by U.S. mail.

         9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

         9.11 Assignment. No rights, interests or obligations of either party under this Agreement may be assigned or delegated without the prior written consent of the other party.

         9.12 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether written or oral.

         9.13 Severable Provisions. If any of the provisions of this Agreement may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                                         PUBLIC STORAGE, INC.


                                         By:     /s/ HARVEY LENKIN
                                                 -----------------
                                                 Harvey Lenkin
                                                 President

                                         PS PARTNERS II, LTD.

                                         By:  Public Storage, Inc.,
                                              General Partner


                                         By:     /s/ HARVEY LENKIN
                                                 -----------------
                                                 Harvey Lenkin
                                                 President


                                         By:     /s/ B. WAYNE HUGHES
                                                 -------------------
                                                 B. Wayne Hughes
                                                 General Partner

                                         PS PARTNERS II MERGER CO., INC.


                                         By:     /s/ HARVEY LENKIN
                                                 -----------------
                                                 Harvey Lenkin
                                                 President

                                                                      Appendix B



              [Letterhead of Charles R Wilson & Associates, Inc.]


December 18, 1998


PUBLIC STORAGE PARTNERS II, LTD. and
PUBLIC STORAGE, INC.
701 Western Avenue, Suite 200
Glendale, California 91201-2397

Re:      Market Value Appraisal
         33-Property Portfolio
         Job File No. 980262


        24201   4329 South Boulevard, Charlotte, NC                  24219   7100 West Frontage Road, Merriam, KS
        24202   4605 West Market Street, Greensboro, NC              24220   1525 E. Spruce, Olathe, KS
        24203   3010 Electra Drive, Greensboro, NC                   24221   12716 West 63rd Street, Shawnee, KS
        24204   2610 Yonkers Road, Raleigh, NC                       24222   1850 S.W. 41st Street, Topeka, KS
        24205   3415 Broad River Road, Columbia, SC                  24223   8713 Unicorn Drive, Knoxville, TN
        24206   4805 Jefferson Davis Highway, Richmond, VA           24224   4811 Central Avenue Pike, Knoxville, TN
        24207   1525 Crescent Drive, Augusta, GA                     24225   10305 Balls Ford Road, Manassas, VA
        24208   1130  Mineral Spring Avenue, N. Providence, RI       24226   9011 Bermudez Street, Pico Rivera, CA
        24209   71 Freeway Drive, Cranston, RI                       24227   5105 Departure Drive, Raleigh, NC
        24210   1780 South Cobb Drive, Marietta, GA                  24229   13325 McLoughlin Boulevard, Milwaukee, OR
        24211   42101 Albrae Street, Fremont, CA                     24230   750 Old Lincoln Highway, Trevose, PA
        24213   6720 24th Street West, Tacoma, WA                    24231   448 S Independence Blvd, Virginia
        24214   15505 South 71 Highway, Belton, MO                   24232   2700 Grant Avenue, Philadelphia, PA
        24215   7707 North Oak Trafficway, Gladstone, MO             24233   9915 Richmond Highway, Lorton, VA
        24216   5601 East 112th Street terrace, Kansas City, MO      24234   4215 Shannon Drive, Baltimore, MD
        24217   9820 Holmes, Kansas City, MO                         24235   14950 Bowie Road, Laurel, MD
        24218   109 East 31st Street, Independence, MO

Gentlemen:

According to your request and authorization, we have prepared a limited appraisal of the above-referenced portfolio described in the attached document, entitled Property Identification and Classification, and formed an opinion of their Fee Simple and Leased Fee Market Value. The accompanying appraisal report, of which this letter is a part, briefly describes each property and method of appraisal.

This report is presented in a restricted format and cannot be fully understood without additional information supporting the appraisal, which has been retained in the working files of the appraiser.

PURPOSE OF APPRAISAL
--------------------

The purpose of the appraisal is to estimate the aggregate market value of the portfolio in connection with a proposed merger of Public Storage Partners II, Ltd. (PS Partners II) with a subsidiary of Public Storage, Inc. (PSI).

This report, presented in a restricted format, is intended for use only by the clients or their advisors. It may be referred to in solicitation materials and distributed to the partners of PS Partners II, in connection with the proposed merger.

SCOPE OF ASSIGNMENT
-------------------

The accompanying report describes the appraisal process undertaken. In accordance with our agreement, the scope of this assignment has been limited, as described herein, but is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice (USPAP). The client must consider that the value may be impacted to the degree there is a departure from specific USPAP Guidelines. However, this valuation analysis has utilized the two most appropriate approaches to value. We did not consider the Cost Approach to be applicable. Based upon our contact with knowledgeable self-storage investors, owners, and managers, little reliance is placed upon the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches. We have relied most heavily on the Income Approach that is supported by actual market data found in the Sales Comparison Approach. In our opinion, we have performed all actions necessary to ensure an accurate valuation of the portfolio.

Your attention is directed to the Assumptions and Limiting Conditions and description of the appraisal process set forth on the accompanying pages that are an integral part of our report. Only the summary conclusions are presented in this report.

VALUE CONCLUSIONS
-----------------

Aggregate Market Value

The market value estimate set forth herein is a gross value estimate and does not include either a premium or a discount a potential buyer may assign to a portfolio of properties as a result of its size. Based on our experience with buyers and sellers of properties the size and type included in the portfolio, it would be inappropriate to assign either a premium or discount. Furthermore, the market value estimate herein assumes that the properties would be disposed of in an orderly manner, allowing sufficient time for exposure of each property on the open market.

Based upon the analysis made, it is our opinion that the Fee Simple and Leased Fee Market Value of the Portfolio, as of November 30, 1998, is:

                          NINETY FOUR MILLION DOLLARS

                                 ($94,000,000)



Sincerely,
CHARLES R. WILSON & ASSOCIATES, INC.



/s/ Charles R. Wilson
-----------------------------
Charles R. Wilson, MAI, CRE
State of California
Certification No. AG002172

NATURE OF ASSIGNMENT AND DEFINITIONS


This report sets forth a summary of the analysis and valuation conclusions. In accordance with our agreement, this Limited Appraisal presented in a restricted report format represents a departure from a full narrative appraisal but has been prepared in conformity with the Departure Provision of the Uniform Standards of Professional Appraisal Practice Guidelines.

Property Identification and Classification

The subject properties are located in 33 separate locations in 13 states and are specifically identified by the street addresses below:


                                                                                                No. Units
                                                                                Net             (excluding
                                                                            Rentable SF        parking spaces)
                                                                           -------------      ----------------
         24201   4329 South Boulevard, Charlotte, NC.................          53,930               434
         24202   4605 West Market Street, Greensboro, NC.............          62,150               651
         24203   3010 Electra Drive, Greensboro, NC..................          42,708               307
         24204   2610 Yonkers Road, Raleigh, NC......................          52,440               423
         24205   3415 Broad River Road, Columbia, SC.................          67,150               575
         24206   4805 Jefferson Davis Highway, Richmond, VA..........          65,610               508
         24207   1525 Crescent Drive, Augusta, GA....................          40,124               341
         24208   1130  Mineral Spring Avenue, N. Providence, RI......          35,625               375
         24209   71 Freeway Drive, Cranston, RI......................          28,700               300
         24210   1780 South Cobb Drive, Marietta, GA.................          29,630               251
         24211   42101 Albrae Street, Fremont, CA....................          60,718               597
         24213   6720 24th Street West, Tacoma, WA...................          52,325               618
         24214   15505 South 71 Highway, Belton, MO..................          42,680               328
         24215   7707 North Oak Trafficway, Gladstone, MO............          74,640               565
         24216   5601 East 112th Street terrace, Kansas City, MO.....          73,840               533
         24217   9820 Holmes, Kansas City, MO........................          52,200               426
         24218   109 East 31st Street, Independence, MO..............          78,642               530
         24219   7100 West Frontage Road, Merriam, KS................          58,800               436
         24220   1525 E. Spruce, Olathe, KS..........................          41,750               282
         24221   12716 West 63rd Street, Shawnee, KS.................          64,160               395
         24222   1850 S.W. 41st Street, Topeka, KS...................          50,000               366
         24223   8713 Unicorn Drive, Knoxville, TN...................          97,346               776
         24224   4811 Central Avenue Pike, Knoxville, TN.............          64,040               569
         24225   10305 Balls Ford Road, Manassas, VA.................          43,910               431
         24226   9011 Bermudez Street, Pico Rivera, CA...............          47,509               399
         24227   5105 departure Drive, Raleigh, NC...................         105,720               515
         24229   13325 McLoughlin Boulevard, Milwaukee, OR...........          34,583               373
         24230   750 Old Lincoln Highway, Trevose, PA................          61,622               744
         24231   448 S Independence Blvd, Virginia Beach, VA.........          98,890               677
         24232   2700 Grant Avenue, Philadelphia, PA.................         110,625              1077
         24233   9915 Richmond Highway, Lorton, VA...................          55,261               547
         24234   4215 Shannon Drive, Baltimore, MD...................          76,940               784
         24235   14950 Bowie Road, Laurel, MD........................          48,881               486

Purpose, Function, and Scope of the appraisal

The purpose of this appraisal is to estimate the Fee Simple and Leased Fee Market Value of the portfolio and to present a summary of conclusions.

The function of this appraisal is for use only by our clients, PS Partners II, Ltd. and PSI, and their advisors in connection with the proposed merger of PS Partners II, Ltd. with a subsidiary of PSI.

The scope of this assignment is in accordance with an agreement between Charles
R. Wilson & Associates, Inc., and PS Partners II, Ltd.   In connection with this
portfolio valuation, the following actions have been taken as described more fully in the section entitled Valuation Methodology.

    . Inspections of each property were conducted by Charles R. Wilson, MAI, CRE, or a representative of Charles R. Wilson & Associates, Inc.

    . Physical descriptive information was provided by the subject's on-site managers and from previous appraisals of the subject properties performed by Charles R. Wilson & Associates, Inc.

    . Demographic information for each property's three mile radius including population trends, household income, employment, average housing prices, and rental rates was obtained from Scan/US Inc.

    . Rental surveys of competitive facilities were provided by the on-site managers of the subject facilities. The information was verified by phone calls and other sources.

    .  Self Storage data Services, Inc. (SSDS), an affiliate company of Charles
       R. Wilson & Associates, Inc., provided operating income and expense information on facilities from its nationwide database of over 23,000 self-storage facilities.

    . Historical income and expense information on each of the subject properties was provided by PSI and the property managers, and compared to the operating information found in the SSDS database.

    . In the cash flow analysis, the actual operating history of each of the subject properties was evaluated based on the experience of Charles R. Wilson & Associates, Inc., which has appraised over 300 self-storage facilities during the past 12 months.

    . Discount rates, capitalization rates, and growth rates for income and expenses were derived from data on actual sales of similar properties, surveys of self-storage operator/investors throughout the United States, and our market experience over the past 20 years. Surveying self-storage investor's criteria is an ongoing function of Charles R. Wilson & Associates, Inc. In addition, specific individual and multiple-property transactions involving Public Storage, Inc., which are currently under contract or consummated within the past 12 months, were reviewed.

    . The Sales Comparison Approach of the self-storage facilities is based on 64 sales of self-storage facilities that occurred between October, 1997 and September 1998.

Property Rights Appraised

The property rights appraised consist of the Fee Simple and Leased Fee Estates. Due to the short-term, month-to-month tenancies, and the fact that rents are at market levels, a Fee Simple Interest is appropriate for self-storage facilities.

According to the Appraisal Institute, Dictionary of Real Estate Appraisal, 3rd
                                      ----------------------------------------
Edition, 1993.
-------


     "Fee Simple Estate" is defined on page 140 as: "Absolute ownership unencumbered by any other interest or estate; subject only to the limitations of governmental powers of taxation, eminent domain, police power, and escheat."

     "Leased Fee Estate" is defined on page 140 as: "An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others."

Market Value Definition

The following Market Value definition is based on Uniform Standards of Professional Appraisal Practice regulations and standards.

"Market Value" means the most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     1. Buyer and seller are typically motivated;

     2. Buyer and seller are well informed or well advised, and acting in what they consider their own best interest;

     3. A reasonable time is allowed for exposure on the open market;

     4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

     5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sale concessions granted by anyone associated with the sale.


     Source: Office of the Comptroller of the Currency under 12 CRF, part 34, Subpart C-Appraisals, 34.43 Definitions {f}.

VALUATION METHODOLOGY

Analysis and Valuation of the subject properties involved determining the highest and best use of the sites, estimating the value of the subjects by current appraisal theory, and reconciling to a final estimate of value.

The term "highest and best use," as used in this report, is defined as follows:
"The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

     Source:  Appraisal Institute, The dictionary of Real Estate Appraisal, 3rd
                                   --------------------------------------------
     Edition, 1993, P.171.
     -------

In considering the highest and best use of the properties in this portfolio, we believe that each facility is producing net operating income in excess of a reasonable land value. Therefore, we have concluded that the Highest and Best Use of each property, as improved and as if vacant, is its existing use as a self-storage facility. No other use would warrant their removal or alteration from their current and intended use.

This valuation analysis has considered all appropriate approaches to value, namely: the Cost, Income, and Sales Comparison Approaches.

The Cost Approach is based upon the proposition that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject property. The Cost Approach is particularly applicable when the property being appraised involves relatively new improvements, which represent the highest and best use of the land, and when relatively unique or specialized improvements are located on the site and for which there exists no comparable properties in the marketplace.

The Income Capitalization Approach is a procedure in appraisal analysis that converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value estimate. The Income Capitalization Approach is widely applied in appraising income-producing properties. Anticipated future income and/or reversions are discounted to a present worth figure through the capitalization process.

The Sales Comparison Approach is based upon the principle that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. This approach is applicable when an active market provides sufficient quantities of reliable data that can be verified from authoritative sources. The Sale Comparison Approach is relatively unreliable in an inactive market or in estimating the value of properties for which no real comparable sales data is available.

In all instances, we considered the Income and Sales Comparison Approaches to be most applicable for the subject properties. Based on our contact with property buyers and sellers and others knowledgeable of recent transactions, today's investors do not rely on the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches to value the facilities

Inspections were made of each property and interviews with property management personnel were conducted to learn of any deferred maintenance items that need correcting, as well as general information of the overall condition of the property. Questionnaires were completed by each on-site manager concerning performance of the subject property and market competitors, rental surveys of competitive properties were also reviewed and verified by telephone and other sources. Demographic information on each market was reviewed to gain insight about local economic trends. Consideration has been given to significant variations in quality among the various portfolio of properties including: property income potential, quality of location and construction, tenant appeal, access, viability, and potential competition.

Valuation Analysis

Income Approach
---------------

The Income Approach utilized the yield capitalization method. The analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels.

In addition, we reviewed each property's previous four-year operating statement. Ancillary income included late fees and administrative fees. Rental concessions if any were analyzed and taken into consideration. Utilizing the SSDS database of operating statistics, the actual operating experience of self-storage facilities in each subject's market area were compared to the subjects' actual expenses to determine the reasonableness of each item of expense. Stabilized levels of income and expenses were determined.

In applying yield capitalization, we studied acquisition criteria of investors in self-storage, and analyzed recent sales for valuation indicators such as overall capitalization rates, effective gross rent multipliers, and prices being paid per square foot. We also consulted published sources of investment criteria for other types of real estate.

In our Yield Capitalization Analysis, we prepared a ten-year discounted cash flow of each of the self-storage facilities ending in 2008. Using the investment criteria discussed above, the income and expenses were increased 3% to 3.5% annually based on local market conditions. Real estate taxes for the California properties are based on a sale and reassessment as of the date of value and increased at 2% per annum, per California law. The residual value was determined by capitalizing the eleventh year income at a terminal capitalization rate between 10.25% and 10.5% and then deducting 3% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using a discount rate between 12.75% and 13.25%

The indicated value of the portfolio based upon the Income Approach is $92,620,000.

Sales Comparison Approach
-------------------------

In the Sales Comparison Approach, we relied most heavily upon an analysis of 64 sales of self-storage properties that occurred during the 12 month period between October, 1997 and September, 1998. The sales were analyzed on the basis of effective gross rent multipliers, overall capitalization rates, and sales price per square foot of net rentable area. A regression analysis of the relationship between net operating income and sales price per square foot was prepared. The value conclusion derived in the Income Approach was compared to the conclusions derived from the Sales Comparison Approach to determine the reasonableness of the value conclusion by the Income Approach. Differences in time of sale, location, and physical characteristics between the sale comparables and each subject property were taken into consideration.

Based upon the portfolio's net income per square foot, using the regression analysis, the indicated value of the portfolio ranged between $76,940,000 and $102,590,000. As a reasonableness test, the resultant property and portfolio capitalization rates were compared to reported capitalization rates of recent transactions of self-storage property portfolios, some of which involved Public Storage Inc., as a party to the transactions.

Value Conclusion
----------------

Although the departure provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

The value conclusion from the Income and Sales Comparison Approaches was reconciled into our final value conclusion of $94,000,000. In the final analysis, both Income and Sales Comparison Approaches were considered, but most reliance was placed upon the Income Approach. This is the methodology employed by today's investors in self-storage.

GENERAL ASSUMPTIONS & LIMITING CONDITIONS

Standards Rule (SR) 2-1 of the "Standards of Professional Practice" of the Appraisal Institute requires the appraiser to "clearly and accurately disclose any extraordinary assumption or limiting condition that directly affects an appraisal analysis, opinion, or conclusion." In compliance with SR 2-1, and to assist the reader in interpreting this report, such assumptions and limiting conditions are set forth as follows:

     1. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the letter of transmittal. Further, the dollar amount of any value opinion rendered in this report is based upon the purchasing power of the American dollar existing on that date.

     2. The appraiser assumes no responsibility for economic or physical factors that may affect the opinions in the report which occur after the date of the letter transmitting the report.

     3. Forecasts of anticipated revenue and expenses were based on our analysis of market trends, economic conditions, and historical operating results of the properties. Such forecasts are dependent on assumptions as to future economic, social and political conditions, as well as market related activity. They represent our opinion of current investor attributes and motivations applicable to the class of property appraised, and no warranty or representation that these forecasts will materialize is implied.

     4. To the best of our knowledge the data set forth in this report and utilized in this appraisal is true and accurate. The information furnished by others is believed to be reliable; however, no warranty is given for its accuracy.

     5. No opinion as to title is rendered. Data related to ownership and legal description was obtained from public records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements, and restrictions except those specifically discussed in the report. The properties are appraised assuming they will be under responsible ownership and competent management, and available for their highest and best use.

     6. The appraiser reserves the right to make such adjustments to the analyses, opinions, and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

     7. The appraiser assumes no responsibility for hidden or unapparent conditions of the properties, subsoil, or structures that render them more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

     8. The properties are appraised assuming that all applicable zoning and use regulations and restrictions have been complied with, unless otherwise stated.

     9. The properties are appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can be, obtained or renewed for any use on which the value estimate contained in this report is based, unless otherwise stated.

     10. No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area was taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

     11. No soil tests or environmental studies were reviewed. The appraised value assumes that there are no sub-surface, toxic waste, or building material hazards in or on the properties that would adversely affect their existing or potential use.

     12. Unless specifically stated, this appraisal does not take into consideration the possibility of the existence of asbestos, PCB transformer, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (hazardous material), or the cost of encapsulation or removing thereof.

     13. No opinion is expressed as to the value of subsurface oil, gas, or mineral rights or whether the properties are subject to surface entry for the exploration or removal of such material except as is expressly stated.

     14. Maps, plats, and exhibits included in this report are for illustration only as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

     15. No opinion is intended to be expressed for matters that require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

     16. Except as consented to in the letter of transmittal, possession of this report, or a copy of it, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed or it's financial advisors without the written consent of the appraiser and in any event only with proper written qualification and only in its entirety.

     17. Testimony of attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance relative to such additional employment.

     18. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute.

     19. Except as consented to in the letter of transmittal, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute, or the MAI or CRE designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication, without the prior written consent and approval of the author.

SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS

    1. The physical description and current condition of each subject property was based upon a combination of previous appraisals, inspections by representatives of Charles R. Wilson & Associates, Inc., and information provided by PS Partners II, Ltd. and PSI. Charles R. Wilson & Associates, Inc., assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

    2. Pursuant to the engagement agreement, the content of the appraisal report has been limited as presented herein. This report is not intended to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery, and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

    3. The portfolio valuation reported herein does not reflect any premium or discount a potential buyer may assign to the portfolio of properties as result of its size. Neither a premium nor a discount is appropriate based on our experience with buyers and sellers of self-storage facilities.

    4. This valuation analysis assumes that capitalization and discount rates used in the market for valuing individual properties are appropriate to apply to a portfolio's cash flow for the purpose of estimating the portfolio's fair market value.

    5. This valuation covers only the real properties described herein and only applies to the valuation problems as stated and does not include consideration of mineral rights or related right of entry, nor personal property or the removal thereof. Values reported herein are not intended to be valid in any other context, nor are any conclusions as to unit values applicable or any other property or utilization than that specifically identified herein. No value has been assigned to any personal property, fixtures, or intangible items that are not real property, except for that equipment and personal property considered usual and incidental to the operation of the facilities such as golf carts, office supplies, computer systems, etc.

    6. This report invokes the Departure Provision as follows:

       Standard Rule 1-2 (c), states that the appraiser must, "consider easements, restrictions, encumbrances, reservations, covenants, contracts, declarations, special assessments, ordinances, or other items of a similar nature". The effect of any easements, encumbrances, and similar items were not taken into consideration in this valuation analysis. We were not provided copies of title reports, deed restrictions, or similar items nor are we aware of any restrictions or similar items existing that could have an impact on our valuation of the portfolio. At the request of the clients, this valuation analysis does not consider any such restrictions.

       Standard Rule 1-3 (a), states that the appraiser must "consider the effect on use and value of the following factors: existing land use regulations, reasonably probable modification of such land use regulation, economic demand, the physical adaptability of the property, neighborhood trends, and the highest and best use of the property". City and county officials were not interviewed and thus it is assumed that each property complies with city and county building codes and zoning ordinances. It is further assumed that there are no new or planned facilities that would negatively impact any of the portfolio's properties.

       Standard Rule 1-4 (b) states the appraiser must "collect, verify, analyze, and reconcile:...(iv) such comparable rental data, adequately identified and described, as are available to estimate the market rental
       of the property being appraised;..."   Each on-site manager provided the
       appraiser with competition surveys. The rental rates were verified and used to determine market rent, however, no physical inspections were made of competing facilities.

    7. For properties located in California, real estate taxes used in the Income Approach are adjusted to reflect a fair sale, as is standard practice in California in compliance with Proposition 13.

    8. Capital expenditure items for deferred maintenance have not been taken into consideration, which if present may lower the overall value of the portfolio.

CERTIFICATION

This appraiser certifies, to the best of his knowledge and belief, that:

    . The statements of fact contained in this report are true and correct.

    . The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are the appraisers' personal, unbiased professional analysis, opinions, and conclusions.

    . The appraiser has no present or prospective interest in the properties that are the subject of this report and no personal interest or bias with respect to the parties involved.

    . The appraiser's compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

    . Receipt of the appraisal assignment was not based upon a requested minimum value, a specific value, or approval of a loan.

    . The appraiser's analyses, opinions, and conclusions were developed and this report has been prepared in conformity with the agreement between Charles R. Wilson & Associates, Inc. and Public Storage Partners II, Ltd. The appraiser has relied upon the departure provisions of Uniform Standards of Professional Appraisal Practice (USPAP).

    . The use of this report is subject to the requirements of the Appraisal
      Institute relating to review by its duly authorized representatives.

    . As of the effective date of this report, November 30, 1998, Charles R.
      Wilson, MAI, CRE has completed the requirements of the continuing education program of the Appraisal Institute.

    . Charles R. Wilson, MAI, CRE or a representative of Charles R. Wilson &
      Associates, Inc. made inspections of the properties in this portfolio, between September and December 1998.

    . Our firm's analyses, opinions, and conclusions were not developed nor is this report intended to comply with the appraisal related mandates within Title XI of the Federal Financial Institution's Reform, Recovery, and Enforcement Act of 1989 (FIRREA).

    . The date of this report, December 18, 1998, indicates the perspective of the appraiser on the market conditions as of the effective date of the appraisal.

    . The appraiser's estimate of aggregate As Is Market Value for the portfolio as of November 30, 1998, in Fee Simple estate is: $94,000,000

    . The appraiser has extensive experience in appraising properties similar to the portfolio.

Respectfully submitted,
CHARLES R. WILSON & ASSOCIATES, INC.


/S/ CHARLES R. WILSON
----------------------------
CHARLES RAY WILSON, MAI, CRE
STATE OF CALIFORNIA
CERTIFICATION NO. AG002172

                                                                      Appendix C


                 [Letterhead of Robert A. Stanger & Co., Inc.]
                 ---------------------------------------------


PS Partners II, LTD.,
a California Limited Partnership
701 Western Avenue, Suite 200
Glendale, CA  91201-2397

Gentlemen:


     We have been advised that PS Partners, II, LTD. (the "Partnership"), a California limited partnership, is entering into a transaction (the "Transaction") in which the Partnership will be merged with a subsidiary of Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the limited partners of the Partnership (the "Limited Partners") will be offered the option of converting their interests in the Partnership (the "Units") into $697 of cash per Unit or shares of PSI Common Stock with an equivalent market value based upon the average closing prices on the New York Stock Exchange during the twenty consecutive trading days ending five days prior to the closing date of the Transaction (collectively, the "Consideration"). We have been further advised that the Unit price offered to the Limited Partners is equivalent to the net asset value per Unit based in part on an independent appraisal of the Partnership's properties. We also have been advised that additional distributions will be made to the Limited Partners prior to the consummation of the Transaction to the extent required to cause the Partnership's net asset value as of the closing date of the Transaction to be substantially equivalent to the estimate of the Partnership's net asset value as of September 30, 1998 contained in the Information Statement to be filed with the Securities and Exchange Commission.

     The Partnership has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the Limited Partners (excluding PSI or its affiliates), from a financial point of view, of the Consideration to be received in the Transaction.

     In the course of our review to render this opinion, we have, among other things:

     . Reviewed the Information Statement related to the Transaction to be filed with the Securities and Exchange Commission (the "SEC");

     . Reviewed the Partnership's and PSI's annual reports to shareholders filed with the SEC on Form 10-K for the years ending December 31, 1995, 1996 and 1997, and the Form 10-Q filed as of March 31, 1998, June 30, 1998 and September 30, 1998 which reports the Partnership's management and PSI's management have indicated to be the most current financial statements available;

     . Reviewed the MAI-certified portfolio appraisal of the properties owned by the Partnership as of November 30, 1998 performed by Charles R. Wilson & Associates Inc. (the "Appraisal"), and discussed with management of the Partnership and the appraiser the methodologies and procedures employed in preparing the Appraisal;

     . Reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities and other information available relating to acquisition criteria for self-storage properties;

     . Reviewed internal financial analyses and forecasts prepared by the Partnership, and based in part on the Appraisal, of the current net liquidation value per Unit of the Partnership's assets and projections of cash flow from operations, cash flow distributions and going-concern values per Unit for the Partnership, including the Partnership's calculation of the allocation of such values between the limited and general partners;

     . Discussed with members of senior management of the Partnership and PSI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by the Partnership, current and projected operations and performance, financial condition and future prospects of the Partnership and PSI;

     . Reviewed historical market prices, trading volume and dividends for PSI Common Stock, and secondary market transactions involving interests in the Partnership; and

     . Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Information Statement or that was furnished or otherwise communicated to us by the Partnership and PSI. We have not performed an independent appraisal of the assets and liabilities of the Partnership or PSI and have relied upon and assumed the accuracy of the appraisals performed by Charles R. Wilson & Associates Inc. We have also relied on the assurance of the Partnership and PSI that any pro forma financial statements, projections, budgets, estimates of environmental liability, or value estimates contained in the Information Statement or otherwise provided to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of Consideration to the Limited Partners has been determined by the Partnership in accordance with the provisions of the Partnership Agreement; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that the Partnership and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the Limited Partners of the Partnership as to whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, or tax factors resulting from the Transaction or relating to PSI's continued qualification as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public Limited Partners of the Partnership from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Partnership that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.


Yours truly,


/s/ Robert A, Stanger & Co., Inc.
---------------------------------
Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
March 26, 1999

                                                                      Appendix D


                  Proposed Amendment to Partnership Agreement


     Add a new section 13.5 to the partnership agreement of PS Partners II, Ltd. that would read in its entirety as follows:

          13.5 Merger. Notwithstanding anything in the Agreement to the contrary, the Partnership may merge with PSI or a subsidiary, provided that such merger is approved by a Majority Vote.

                             PS PARTNERS II, LTD.

                    FINANCIAL STATEMENTS OF THE PARTNERSHIP

                                  APPENDIX E

                                                                      Appendix E

                             PS PARTNERS II, LTD.

                    FINANCIAL STATEMENTS OF THE PARTNERSHIP



Financials at September 30, 1998
--------------------------------
  Condensed Balance Sheets at
   September 30, 1998 (Unaudited) and December 31, 1997                                               1

  For the Nine Months Ended September 30, 1998 and 1997 (Unaudited):

      Condensed Statements of Income                                                                  2

      Condensed Statements of Cash Flows                                                             3-4

   Notes to Condensed Financial Statements                                                            5

Financials at December 31, 1997
-------------------------------
PS Partners II, Ltd.

  Report of Independent Auditors                                                                      6

  Financial Statements:

      Balance Sheets as of December 31, 1997 and 1996                                                 7

      For the years ended December 31, 1997, 1996 and 1995:

          Statements of Income                                                                        8

          Statements of Partners' Equity                                                              9

          Statements of Cash Flows                                                                  10-11

  Notes to Financial Statements                                                                     12-16

Financial Statements of 50 percent or less owned persons required pursuant to Rule 3-09:

   PS Business Parks, Inc. - PS Business Parks, Inc. is a registrant with the Securities and
   Exchange Commission and its filings can be accessed through the Securities and Exchange
   Commission.

SEI/PSP II Joint Ventures

  Report of Independent Auditors                                                                     17

  Financial Statements:

      Balance Sheets as of December 31, 1997 and 1996                                                18

      For the years ended December 31, 1997, 1996 and 1995:

          Statements of Income                                                                       19

          Statements of Partners' Equity                                                             20

          Statements of Cash Flows                                                                  21-22

     Notes to Financial Statements                                                                  23-26

                             PS PARTNERS II, LTD.
                           CONDENSED BALANCE SHEETS

                                                     September 30,       December 31,
                                                         1998                1997
                                                    ---------------------------------
                                                         (Unaudited)
                                                    (Restated - See Note 5)
                          ASSETS

Cash and cash equivalents                              $ 2,651,000         $   888,000

Rent and other receivables                                  39,000              33,000

Real estate facilities, at cost:
  Land                                                   2,319,000           2,319,000
  Buildings and equipment                               12,775,000          12,584,000
                                                       -------------------------------
                                                        15,094,000          14,903,000

  Less accumulated depreciation                         (7,210,000)         (6,728,000)
                                                       -------------------------------
                                                         7,884,000           8,175,000

Investment in real estate entities                      27,509,000          28,599,000

Other assets                                                67,000              75,000
                                                       -------------------------------

                                                       $38,150,000         $37,770,000
                                                       ===============================


LIABILITIES AND PARTNERS' EQUITY


Accounts payable                                       $    16,000         $    26,000

Advance payments from renters                               79,000              74,000

Partners' equity:
  Limited partners' equity, $500 per unit, 128,000
    units authorized, issued and outstanding            37,593,000          37,211,000
  General partner's equity                                 462,000             459,000
                                                       -------------------------------

Total partners' equity                                  38,055,000          37,670,000
                                                       -------------------------------

                                                       $38,150,000         $37,770,000
                                                       ================================

                            See accompaying notes.
                              Appendix E - Page 1

                             PS PARTNERS II, LTD.
                        CONDENSED STATEMENTS OF INCOME
                            (Restated - See Note 5)
                                  (UNAUDITED)


                                                                 Three Months Ended               Nine Months Ended
                                                                    September 30,                   September 30,
                                                        -----------------------------------------------------------------
                                                                  1998           1997           1998         1997
                                                        -----------------------------------------------------------------
REVENUE:

Rental income                                                $  768,000   $  729,000          $2,176,000   $2,106,000
Equity in earnings of real estate entities                    1,159,000      950,000           3,061,000    2,629,000
Interest income                                                  38,000       14,000              87,000       39,000
                                                    -----------------------------------------------------------------
                                                              1,965,000    1,693,000           5,324,000    4,774,000
                                                    -----------------------------------------------------------------

COSTS AND EXPENSES:

Cost of operations                                              206,000      181,000             607,000      565,000
Management fees                                                  46,000       43,000             131,000      126,000
Depreciation and amortization                                   163,000      154,000             482,000      459,000
Administrative                                                   37,000       36,000             115,000      108,000
                                                    -----------------------------------------------------------------
                                                                452,000      414,000           1,335,000    1,258,000
                                                    -----------------------------------------------------------------

NET INCOME                                                   $1,513,000   $1,279,000          $3,989,000   $3,516,000
                                                    =================================================================

Limited partners' share of net income
  ($28.06 per unit in 1998 and
  $23.86 per unit in 1997)                                                                    $3,592,000   $3,054,000
General partner's share of net income                                                            397,000      462,000
                                                                                           --------------------------
                                                                                              $3,989,000   $3,516,000
                                                                                           ==========================

                            See accompaying notes.
                              Appendix E - Page 2

                              PS PARTNERS II, LTD.
                       CONDENSED STATEMENTS OF CASH FLOWS
                            (Restated - See Note 5)
                                  (UNAUDITED)


                                                                                        Nine Months Ended
                                                                                          September 30,
                                                                        -----------------------------------------------
                                                                                   1998                    1997
                                                                        -----------------------------------------------

Cash flows from operating activities:

  Net income                                                                       $ 3,989,000              $ 3,516,000

  Adjustments to reconcile net income to net cash provided by operating activities

    Depreciation and amortization                                                      482,000                  459,000
    (Increase) decrease in rent and other receivables                                   (6,000)                  50,000
    Decrease(increase) in other assets                                                   8,000                  (17,000)
    Decrease in accounts payable                                                       (10,000)                (197,000)
    Increase in advance payments from renters                                            5,000                    5,000
    Equity in earnings of real estate entities                                      (3,061,000)              (2,629,000)
                                                                        -----------------------------------------------

       Total adjustments                                                            (2,582,000)              (2,329,000)
                                                                        -----------------------------------------------

       Net cash provided by operating activities                                     1,407,000                1,187,000
                                                                        -----------------------------------------------

Cash flows provided by investing activities:

    Distributions from real estate entities                                          4,151,000                2,928,000
    Investment in real estate entities                                                       -                   (1,000)
    Additions to real estate facilities                                               (191,000)                (165,000)
                                                                        -----------------------------------------------

       Net cash provided by investing activities                                     3,960,000                2,762,000
                                                                        -----------------------------------------------

Cash flows used in financing activities:

    Distributions to partners                                                       (3,604,000)              (4,307,000)
                                                                        -----------------------------------------------

       Net cash used in financing activities                                        (3,604,000)              (4,307,000)
                                                                        -----------------------------------------------

Net increase (decrease) in cash and cash equivalents                                 1,763,000                 (358,000)

Cash and cash equivalents at the beginning of the period                               888,000                1,075,000
                                                                        -----------------------------------------------

Cash and cash equivalents at the end of the period                                 $ 2,651,000              $   717,000
                                                                        ===============================================

                            See accompaying notes.
                              Appendix E - Page 3

                              PS PARTNERS II, LTD.
                       CONDENSED STATEMENTS OF CASH FLOWS
                            (Restated - See Note 5)
                                  (UNAUDITED)
                                  (Continued)

                                                                                         Nine Months Ended
                                                                                           September 30,
                                                                          -------------------------------------------
                                                                                    1998                  1997
                                                                          -------------------------------------------

Supplemental schedule of noncash investing and financing activities:

  Investment in real estate entities                                                 $-                   $(8,539,000)

  Transfer of real estate facilities for interest in real estate
  entities, net                                                                       -                     8,539,000

                            See accompaying notes.
                              Appendix E - Page 4

                             PS PARTNERS II, LTD.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1998
                                  (UNAUDITED)

1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Partnership's Form 10-K/A for the year ended December 31, 1997.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Partnership's financial position at September 30, 1998, the results of operations for the three and nine months ended September 30, 1998 and 1997 and cash flows for the nine months then ended.

3. The results of operations for the three and nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year.

4. In January 1997, the Partnership, the Joint Venture, PSI, and other related partnerships transferred a total of 35 business parks to PS Business Parks, LP ("PSBPLP"), an operating partnership formed to own and operate business parks in which PSI has a significant interest. Included among the properties transferred were the Partnership's and Joint Venture's business parks in exchange for respective partnership interest in PSBPLP. The general partners of PSBPLP is PS Business Parks, Inc.

5. Previously, the Partnership consolidated the Joint Venture in its financial statements. The accompanying financial statements have been restated to de-consolidate the Joint Venture. This restatement had no impact upon net income or Partner's Equity.

6. Summarized combined financial data with respect to the Real Estate Entities is as follows:

                                                                                Nine Months Ended September 30,
                                                                            -----------------------------------------
                                                                                 1998                       1997
                                                                            -------------                ------------
Total revenues................................................                $71,565,000                $30,282,000
Minority interest in income...................................                $ 8,696,000                $ 6,795,000
Net income....................................................                $24,736,000                $ 6,183,000

                              Appendix E - Page 5

                         Report of Independent Auditors

The Partners
PS Partners II, Ltd.

We have audited the balance sheets of PS Partners II, Ltd. as of December 31, 1997 and 1996 and the related statements of income, partners' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PS Partners II, Ltd. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 1, the financial statements have been restated to account for certain joint ventures previously consolidated by the Partnership on the equity method.

                                    ERNST & YOUNG LLP

February 23, 1998
Los Angeles, CA

                              Appendix E - Page 6

                             PS PARTNERS II, LTD.
                                BALANCE SHEETS
                            (Restated - See Note 1)
                          December 31, 1997 and 1996

                                                                                    1997                   1996
                                                                          --------------------------------------------
                                    ASSETS

Cash and cash equivalents                                                         $   888,000           $  1,075,000

Rent and other receivables                                                             33,000                 76,000

Real estate facilities, at cost:
  Land                                                                              2,319,000              6,640,000
  Buildings and equipment                                                          12,584,000             21,400,000
                                                                         -------------------------------------------
                                                                                   14,903,000             28,040,000

     Less accumulated depreciation                                                 (6,728,000)           (10,970,000)
                                                                         -------------------------------------------
                                                                                    8,175,000             17,070,000

Investment in real estate entities                                                 28,599,000             20,564,000

Other assets                                                                           75,000                 65,000
                                                                         -------------------------------------------

                                                                                  $37,770,000           $ 38,850,000
                                                                         ===========================================

LIABILITIES AND PARTNERS' EQUITY


Accounts payable                                                                  $    26,000           $    228,000

Advance payments from renters                                                          74,000                 79,000

Partners' equity:
  Limited partners' equity,  $500 per unit, 128,000
     units authorized, issued and outstanding                                      37,211,000             38,077,000
  General partner's equity                                                            459,000                466,000
                                                                         -------------------------------------------

Total partners' equity                                                             37,670,000             38,543,000
                                                                         -------------------------------------------

                                                                                  $37,770,000           $ 38,850,000
                                                                         ===========================================

                            See accompaying notes.
                             Appendix E - Page 7

                             PS PARTNERS II, LTD.
                             STATEMENTS OF INCOME
                            (Restated - See Note 1)
             For the years ended December 31, 1997, 1996, and 1995


                                                                        1997                1996                1995
                                                               -----------------------------------------------------------

REVENUE:

Rental income                                                            $2,818,000          $4,391,000         $4,148,000
Equity in earnings of real estate entities                                3,454,000           2,652,000          2,735,000
Interest income                                                              58,000              60,000            160,000
                                                               -----------------------------------------------------------
                                                                          6,330,000           7,103,000          7,043,000
                                                               -----------------------------------------------------------

COSTS AND EXPENSES:

Cost of operations                                                          768,000           1,510,000          1,444,000
Management fees                                                             169,000             247,000            234,000
Depreciation and amortization                                               616,000           1,080,000            973,000
Administrative                                                              143,000             152,000            159,000
Environmental costs                                                               -                   -             48,000
                                                               -----------------------------------------------------------
                                                                          1,696,000           2,989,000          2,858,000
                                                               -----------------------------------------------------------

                                                               -----------------------------------------------------------
NET INCOME                                                               $4,634,000          $4,114,000         $4,185,000
                                                               ===========================================================

Limited partners' share of net income
  ($31.59, $28.10, and $25.48 per unit in
  1997, 1996, and 1995, respectively)                                    $4,043,000          $3,597,000         $3,262,000
General partner's share of net income                                       591,000             517,000            923,000
                                                               -----------------------------------------------------------
                                                                         $4,634,000          $4,114,000         $4,185,000
                                                               ===========================================================

                            See accompanying notes.
                             Appendix E - Page 8

                             PS PARTNERS II, LTD.
                        STATEMENTS OF PARTNERS' EQUITY
             For the years ended December 31, 1997, 1996, and 1995

                                                                        Limited                  General
                                                                        Partners                 Partners               Total
                                                               ----------------------------------------------------------------

Balances at December 31, 1994                                           $43,430,000              $ 520,000          $43,950,000

Net income                                                                3,262,000                923,000            4,185,000

Distributions                                                            (7,932,000)              (970,000)          (8,902,000)

                                                               ----------------------------------------------------------------
Balances at December 31, 1995                                            38,760,000                473,000           39,233,000

Net income                                                                3,597,000                517,000            4,114,000

Distributions                                                            (4,280,000)              (524,000)          (4,804,000)

                                                               ----------------------------------------------------------------
Balances at December 31, 1996                                            38,077,000                466,000           38,543,000

Net income                                                                4,043,000                591,000            4,634,000

Distributions                                                            (4,909,000)              (598,000)          (5,507,000)
                                                               ----------------------------------------------------------------

Balances at December 31, 1997                                           $37,211,000              $ 459,000          $37,670,000
                                                               ================================================================

                            See accompanying notes.
                             Appendix E - Page 9

                             PS PARTNERS II, LTD.
                           STATEMENTS OF CASH FLOWS
                            (Restated - See Note 1)
             For the years ended Decemebr 31, 1997, 1996 and 1995


                                                                                1997                1996                 1995
                                                                    -------------------------------------------------------------

Cash flows from operating activities:

Net income                                                                   $ 4,634,000         $ 4,114,000          $ 4,185,000

  Adjustments to reconcile net income to net cash provided by operating activities

     Depreciation and amortization                                               616,000           1,080,000              973,000
     Decrease (increase) in rent and other receivables                            43,000              (2,000)             (55,000)
     Increase in other assets                                                    (10,000)            (25,000)              (1,000)
     (Decrease) increase in accounts payable                                    (202,000)            (61,000)              95,000
     (Decrease) increase in advance payments from renters                         (5,000)             (5,000)               3,000
     Equity in earnings of real estate entities                               (3,454,000)         (2,652,000)          (2,735,000)

                                                                    -------------------------------------------------------------
     Total adjustments                                                        (3,012,000)         (1,665,000)          (1,720,000)

                                                                    -------------------------------------------------------------
       Net cash provided by operating activities                               1,622,000           2,449,000            2,465,000
                                                                    -------------------------------------------------------------

Cash flows provided by  investing activities:

     Investment in real estate entities                                           (3,000)                  -                    -
     Distributions from real estate entities                                   3,961,000           3,101,000            4,465,000
     Additions to real estate facilities                                        (260,000)           (367,000)            (335,000)
                                                                    -------------------------------------------------------------
       Net cash provided by  investing activities                              3,698,000           2,734,000            4,130,000
                                                                    -------------------------------------------------------------

Cash flows used in financing activities:

     Distributions to partners                                                (5,507,000)         (4,804,000)          (8,902,000)
                                                                    -------------------------------------------------------------
       Net cash used in financing activities                                  (5,507,000)         (4,804,000)          (8,902,000)
                                                                    -------------------------------------------------------------

Net (decrease) increase in cash and cash equivalents                            (187,000)            379,000           (2,307,000)
Cash and cash equivalents at the beginning of the period                       1,075,000             696,000            3,003,000
                                                                    -------------------------------------------------------------

Cash and cash equivalents at the end of the period                           $   888,000         $ 1,075,000          $   696,000
                                                                    =============================================================

                            See accompanying notes.
                             Appendix E - Page 10

                             PS PARTNERS II, LTD.
                           STATEMENTS OF CASH FLOWS
                            (Restated - See Note 1)
             For the years ended December 31 1997, 1996, and 1995
                                  (Continued)


                                                                                  1997              1996             1995
                                                                         ------------------------------------------------------

Supplemental schedule of noncash investing and financing activities:

  Investment in Real Estate Entities                                            $(8,539,000)         $-               $-

  Transfer of real estate facilities for interest in Real Estate                  8,539,000           -                -
   Entities, net

                            See accompanying notes.
                             Appendix E - Page 11

                              PS PARTNERS II, LTD.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997


1.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------

     Description of Partnership
     --------------------------

          PS Partners II, Ltd. (the "Partnership") was formed with the proceeds of an interstate public offering. PSI Associates II, Inc.("PSA"), an affiliate of Public Storage Management, Inc., organized the Partnership along with B. Wayne Hughes ("Hughes"). In September 1993, Storage Equities, Inc., now known as Public Storage, Inc. ("PSI ") acquired the interest of PSA relating to its general partner capital contribution in the Partnership and was substituted as a co-general partner in place of PSA.

          In 1995, there was a series of mergers among Public Storage Management, Inc. (which was the Partnership's mini-warehouse operator), Public Storage, Inc. and their affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger (the "PSMI Merger") of PSMI into Storage Equities, Inc. In the PSMI Merger, Storage Equities, Inc. was renamed Public Storage, Inc. and it acquired substantially all of PSMI's United States real estate operations and became the operator of the mini-warehouse properties that the Partnership has an interest in.

          The Partnership has invested in existing mini-warehouse storage facilities which offer self-service storage spaces for lease, usually on a month-to-month basis, to the general public and, to a lesser extent, in existing business park facilities which offer industrial and office space for lease.

          The Partnership has ownership interests in 33 properties in 12 states, which excludes two properties transferred to PS Business Parks, L.P. ("PSBPLP") in January 1997. 27 of the properties are owned by SEI/PSP II Joint Ventures (the "Joint Venture"), a general partnership between the Partnership and PSI. The Partnership is the managing general partner of the Joint Venture, with ownership interests in the individual properties of the Joint Venture ranging from 36% to 90%.

          As used hereinafter, the Joint Venture and PSBPLP are referred to as the "Real Estate Entities."

     Basis of Presentation
     ---------------------

          The financial statements include the accounts of the Partnership. The accounts of the Joint Venture, which the Partnership does not control, are not consolidated with the Partnership and the Partnership's interest in the Joint Venture is accounted for on the equity method.

          The Partnership does not control the Joint Venture because PSI has significant control rights with respect to the management of the properties, including the right to compel the sale of each property in the Joint Venture and the right to require the Partnership to submit operating budgets.

          Previously, the Partnership consolidated the Joint Venture in its financial statements. The accompanying financial statements for 1997, 1996, and 1995 have been restated to de-consolidate the Joint Venture. This restatement had no impact upon net income or Partner's Equity. The primary impact of this change was to reduce total assets by $15,482,000 and $15,708,000 in 1997 and 1996, respectively; the total of minority interest and liabilities was reduced by the corresponding same amount in each period. Total revenues decreased by $8,039,000, $8,353,000, and $8,045,000, respectively, in the years ended December 31, 1997, 1996, and 1995, respectively; the total of minority interest in income and expenses were reduced by the corresponding same amount in each period.

                             Appendix E - Page 12

                              PS PARTNERS II, LTD.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997

1.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------
     (Continued)
     -----------

          Under the terms of the general partnership agreement of the Joint Venture all depreciation and amortization with respect to each property is allocated solely to the Partnership until the limited partners recover their initial capital contribution. Thereafter, all depreciation and amortization is allocated solely to PSI until it recovers its initial capital contribution. All remaining depreciation and amortization is allocated to the Partnership and PSI in proportion to their ownership percentages.

     Under the terms of the general partnership agreement of the Joint Venture, for property acquisitions in which PSI issued convertible securities to the sellers for its interest, PSI 's rights to receive cash flow distributions from the partnerships for any year after the first year of operation are subordinated to cash distributions to the Partnership equal to a cumulative annual 7% of its cash investment (not compounded). These agreements also specify that upon sale or refinancing of a property for more than its original purchase price, distribution of proceeds to PSI is subordinated to the return to the Partnership of the amount of its cash investment and the 7% distribution described above.

     Depreciation and amortization
     -----------------------------

          The Partnership and the Joint Venture depreciate the buildings and equipment on a straight-line method over estimated useful lives of 25 and 5 years, respectively. Leasing commissions relating to business park properties are expensed when incurred.

     Revenue Recognition
     -------------------

          Property rents are recognized as earned.

     Allocation of Net Income
     ------------------------

          The General Partners' share of net income consists of an amount attributable to their 1% capital contribution and an additional percentage of cash flow (as defined, see Note 4) which relates to the General Partners' share of cash distributions as set forth in the Partnership Agreement. All remaining net income is allocated to the limited partners.

     Per Unit Data
     -------------

          Per unit data is based on the number of limited partnership units (128,000) outstanding during the year.

     Cash Distributions
     ------------------

          The Partnership Agreement provides for quarterly distributions of cash flow from operations (as defined). Cash distributions per unit were $38.34 for 1997, $33.44 for 1996 and $61.97 for 1995.

     Cash and Cash Equivalents
     -------------------------

          For financial statement purposes, the Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

                             Appendix E - Page 13

                              PS PARTNERS II, LTD.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997


1.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------
     (Continued)
     -----------

     Environmental Cost
     ------------------

          Substantially all of the real estate facilities in which the Partnership has an interest were acquired prior to the time that it was customary to conduct extensive environmental investigations in connection with the property acquisitions. During the fourth quarter of 1995, an independent environmental consulting firm completed environmental assessments on the properties of the Partnership and the Joint Venture to evaluate the environmental condition of, and potential environmental liabilities of such properties. Based on the assessments, the Partnership believes that after December 31, 1997 it is probable that the Mini-Warehouse Properties will incur costs totaling $68,000. During 1997, 1996, and 1995, the Partnership and the Joint Venture paid none, $12,000, and $44,000, respectively, in connection with environmental remediations. Although there can be no assurance, the Partnership is not aware of any unaccrued environmental contamination of the Mini-Warehouse Properties which individually or in the aggregate would be material to the Partnership's overall business, financial condition, or results of operations.

     Use of Estimates
     ----------------

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.   Real Estate Facilities
     ----------------------

          In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("Statement 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the method of accounting for long-lived assets that are expected to be disposed. The Partnership adopted Statement 121 in 1996 and the adoption had no effect.

          In January 1997, the Partnership and PSI and other related partnerships transferred a total of 35 business parks to PSBPLP, an operating partnership formed to own and operate business parks in which PSI has a significant interest. Included among the properties transferred was the Partnership's business park in exchange for a partnership interest in PSBPLP. The general partner of PSBPLP is PS Business Parks, Inc. ("PSB").

3.   Investment in real estate entities
     ----------------------------------

         During 1997, 1996, and 1995, the Partnership recognized earnings from the Real Estate Entities of $3,454,000, $2,652,000, and $2,735,000,
     respectively, and received cash distributions totaling $3,961,000, $3,101,000, and $4,465,000, respectively from the Real Estate Entities.

                             Appendix E - Page 14

                              PS PARTNERS II, LTD.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997

3.   Investment in real estate entities (Continued)
     ----------------------------------------------

          In November 1994, the Massachusetts Bay Transportation Authority exercised its right of eminent domain and took possession of the mini-warehouse located in Weymouth, Massachusetts which was owned jointly by the Partnership and PSI. This Joint Venture received initial condemnation proceeds of approximately $1,910,000, resulting in the recognition of a gain on disposition of real estate facilities of $224,000.

          The Partnership is presently contesting the amount of the initial condemnation proceeds, however, there is no assurance that the Partnership will obtain additional condemnation proceeds.

          The accounting policies of the Real Estate Entities are similar to that of the Partnership. Summarized combined financial data with respect to the Real Estate Entities are as follows:

                                                                   1997                        1996
For the year ended December 31,                          -------------------------   -------------------------
 Total revenues                                                $ 42,564,000                 $11,005,000
 Minority interest in income                                      8,566,000                           -
 Net income                                                       8,515,000                   4,289,000

At December 31,
 Total assets, net of accumulated depreciation                  358,698,000                  36,272,000
 Total liabilities                                               12,347,000                     639,000
 Total minority interest                                        168,665,000                           -
 Total equity                                                   177,686,000                  35,632,000

         The increase in the size of the combined financial position and operating results, respectively, of the Real Estate Entities for the year ended December 31, 1997 and at December 31, 1997, respectively, as compared to prior periods, is the result of the January 1997 transfer of business parks owned by the Joint Venture and the Partnership to PSBPLP, which was formed to own and operate business parks.

         Financial statements of the Joint Venture are filed with the Partnership's Form 10-K for 1997, in Item 14. PS Business Parks, Inc. is a registrant with the Securities and Exchange Commission, and its filings can be accessed through the Securities and Exchange Commission.

4.   General Partners' Equity
     ------------------------

          The General Partners have a 1% interest in the Partnership. In addition, the General Partners have a 10% interest in cash distributions attributable to operations, exclusive of distributions attributable to sales and refinancing proceeds.

          Proceeds from sales and refinancings will be distributed entirely to the limited partners until the limited partners recover their investment plus a cumulative 8% annual return (not compounded); thereafter, the General Partners have a 15% interest in remaining proceeds.

                             Appendix E - Page 15

                              PS PARTNERS II, LTD.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997


5.   Related Party Transactions
     --------------------------

          The Partnership has a management agreement with PSI whereby PSI operates the Mini-Warehouse Properties for a fee equal to 6% of the facilities' monthly gross revenue (as defined).

          In January 1997, the Partnership and the Joint Venture transferred their business park facilities to PSBPLP in exchange for a partnership interest in PSBPLP.

          PSI has a significant economic interest in PSBPLP and PSBP.

6.   Leases
     ------

          The Partnership has invested primarily in existing mini-warehouse storage facilities which offer self-service storage spaces for lease to the general public. Leases for such space are usually on a month-to-month basis.

7.   Taxes Based on Income
     ---------------------

          Taxes based on income are the responsibility of the individual partners and, accordingly, the Partnership's financial statements do not reflect a provision for such taxes.

          Unaudited taxable net income was $6,509,000, $2,637,000 and $4,068,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The difference between taxable income and book income is primarily related to timing differences in depreciation expense.

                             Appendix E - Page 16

                         Report of Independent Auditors

The Partners
SEI/PSP II Joint Ventures

We have audited the balance sheets of the SEI/PSP II Joint Ventures as of December 31, 1997 and 1996 and the related statements of income, partners' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Joint Ventures' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the SEI/PSP II Joint Ventures at December 31, 1997 and 1996, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                    ERNST & YOUNG LLP

February 23, 1998
Los Angeles, CA

                             Appendix E - Page 17

                           SEI/PSP II JOINT VENTURES
                                BALANCE SHEETS
                          December 31, 1997 and 1996

                                                                                          1997                1996
                                                                             ----------------------------------------------

                                    ASSETS


Cash and cash equivalents                                                           $    197,000            $    164,000

Rent and other receivables                                                                70,000                  47,000

Real estate facilities, at cost:
  Land                                                                                 8,261,000              10,774,000
  Buildings and equipment                                                             46,941,000              51,822,000
                                                                               -----------------------------------------
                                                                                      55,202,000              62,596,000

     Less accumulated depreciation                                                  (25,420,000)             (26,713,000)
                                                                               -----------------------------------------
                                                                                      29,782,000              35,883,000

Investment in real estate entity                                                       5,142,000                       -

Other assets                                                                              54,000                 178,000
                                                                               -----------------------------------------

                                                                                    $ 35,245,000            $ 36,272,000
                                                                               =========================================


                      LIABILITIES AND PARTNERS' EQUITY


Accounts payable                                                                    $    174,000            $    291,000

Advance payments from renters                                                            342,000                 348,000

Partners' equity:
  PS Partners II, Ltd.                                                                19,763,000              20,564,000
  Public Storage, Inc.                                                                14,966,000              15,069,000
                                                                               -----------------------------------------

Total partners' equity                                                                34,729,000              35,633,000
                                                                               -----------------------------------------

                                                                                    $ 35,245,000            $ 36,272,000
                                                                               =========================================

                            See accompaying notes.
                             Appendix E - Page 18

                           SEI/PSP II JOINT VENTURES
                             STATEMENTS OF INCOME
             For the years ended December 31, 1997, 1996, and 1995

                                                                        1997                1996                1995
                                                               -----------------------------------------------------------

REVENUE:

Rental income                                                       $10,799,000         $11,005,000        $10,780,000
Equity in earnings of real estate entity                                187,000                   -                  -
                                                               -------------------------------------------------------
                                                                     10,986,000          11,005,000         10,780,000
                                                               -------------------------------------------------------

COSTS AND EXPENSES:

Cost of operations                                                    3,388,000           3,627,000          3,335,000
Management fees                                                         648,000             653,000            638,000
Depreciation and amortization                                         2,271,000           2,422,000          2,320,000
Interest Expense                                                              -              14,000            177,000
Environmental costs                                                           -                   -             76,000
                                                               -------------------------------------------------------
                                                                      6,307,000           6,716,000          6,546,000
                                                               -------------------------------------------------------

                                                               -------------------------------------------------------
NET INCOME                                                          $ 4,679,000         $ 4,289,000        $ 4,234,000
                                                               =======================================================


Partners' share of net income:
     PS Partners II, Ltd.'s share                                   $ 2,947,000         $ 2,652,000        $ 2,735,000
     Public Storage Inc.'s share                                      1,732,000           1,637,000          1,499,000
                                                               -------------------------------------------------------
                                                                    $ 4,679,000         $ 4,289,000        $ 4,234,000
                                                               =======================================================

                            See accompanying notes.
                             Appendix E - Page 19

                           SEI/PSP II JOINT VENTURES
                        STATEMENTS OF PARTNERS' EQUITY
             For the years ended December 31, 1997, 1996, and 1995


                                                                   PS Partners            Public Storage
                                                                    II., Ltd.                  Inc.                 Total
                                                           ------------------------------------------------------------------

Balances at December 31, 1994                                       $22,743,000             $14,001,000           $36,744,000

Net income                                                            2,735,000               1,499,000             4,234,000

Distributions                                                        (4,465,000)             (1,703,000)           (6,168,000)
                                                           ------------------------------------------------------------------
Balances at December 31, 1995                                        21,013,000              13,797,000            34,810,000

Net income                                                            2,652,000               1,637,000             4,289,000

Distributions                                                        (3,101,000)               (365,000)           (3,466,000)
                                                           ------------------------------------------------------------------
Balances at December 31, 1996                                        20,564,000              15,069,000            35,633,000

Net income                                                            2,947,000               1,732,000             4,679,000

Distributions                                                        (3,748,000)             (1,835,000)           (5,583,000)
                                                           ------------------------------------------------------------------

Balances at December 31, 1997                                       $19,763,000             $14,966,000           $34,729,000
                                                           ==================================================================

                            See accompanying notes.
                             Appendix E - Page 20

                           SEI/PSP II JOINT VENTURES
                           STATEMENTS OF CASH FLOWS
             For the years ended December 31, 1997, 1996, and 1995

                                                                              1997                1996                 1995
                                                                    -------------------------------------------------------------

Cash flows from operating activities:

Net income                                                               $ 4,679,000         $ 4,289,000          $ 4,234,000

  Adjustments to reconcile net income to net cash provided by operating activities

     Depreciation and amortization                                         2,271,000           2,422,000            2,320,000
     Increase in rent and other receivables                                  (23,000)            (36,000)              (2,000)
     Decrease (increase) in other assets                                     124,000             (55,000)              (8,000)
     (Decrease) increase in accounts payable                                (117,000)            (68,000)             120,000
     Decrease in advance payments from renters                                (6,000)             (1,000)              (9,000)
     Equity in earnings of real estate entity                               (187,000)                  -                    -

                                                                    ---------------------------------------------------------
     Total adjustments                                                     2,062,000           2,262,000            2,421,000
                                                                    ---------------------------------------------------------
       Net cash provided by operating activities                           6,741,000           6,551,000            6,655,000
                                                                    ---------------------------------------------------------

Cash flows used in  investing activities:

     Distributions from real estate entity                                    76,000                   -                    -
     Additions to real estate facilities                                  (1,201,000)           (869,000)            (468,000)
                                                                    ---------------------------------------------------------
       Net cash used in  investing activities                             (1,125,000)           (869,000)            (468,000)
                                                                    ---------------------------------------------------------

Cash flows used in financing activities:

    Principal payments on mortgage notes payable                                   -          (2,260,000)             (66,000)
     Distributions to partners                                            (5,583,000)         (3,466,000)          (6,168,000)
                                                                    ---------------------------------------------------------
       Net cash used in financing activities                              (5,583,000)         (5,726,000)          (6,234,000)
                                                                    ---------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                          33,000             (44,000)             (47,000)
Cash and cash equivalents at the beginning of the period                     164,000             208,000              255,000
                                                                    ---------------------------------------------------------

Cash and cash equivalents at the end of the period                       $   197,000         $   164,000          $   208,000
                                                                    =============================================================

                            See accompanying notes.
                             Appendix E - Page 21

                           SEI/PSP II JOINT VENTURES
                           STATEMENTS OF CASH FLOWS
             For the years ended December 31, 1997, 1996, and 1995
                                  (Continued)

                                                                                  1997              1996             1995
                                                                         ------------------------------------------------------

Supplemental schedule of noncash investing and financing activities:

  Investment in real estate entity                                              $(5,031,000)         $-               $-

  Transfer of real estate facilities for interest
       in real estate entity, net                                                 5,031,000           -                -

                            See accompanying notes.
                             Appendix E - Page 22

                           SEI/PSP II JOINT VENTURES
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997

1.   Description of Partnership
     ---------------------------

          SEI/PSP II Joint Ventures (the "Joint Venture") was formed on December 31, 1990 in connection with the consolidation of 22 separate general partnerships between Public Storage Inc. ("PSI") and PS Partners II, Ltd. ("PSP II"). The Joint Venture, through its predecessor general partnerships, invested in existing mini-warehouse facilities which offer self-service storage spaces for lease, usually on a month-to-month basis, to the general public and, to a lesser extent, in existing business park facilities which offer industrial and office space for lease.

          The Joint Venture owns 27 properties (referred to hereinafter as the "Mini-Warehouses"), which excludes one property which was transferred to PS
     Business Parks, L.P. ("PSBPLP") in January 1997.   PSP II is the managing
     general partner of the Joint Venture, with its ownership interests in the properties of the Joint Venture ranging from 36% to 90%.

2.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------

     Basis of Presentation
     ---------------------

          The  financial statements include the accounts of the Joint Venture.

          Under the terms of the general partnership agreement of the Joint Venture, for property acquisitions in which PSI issued convertible securities to the sellers for its interest, PSI's right to receive cash flow distributions for any year after the first year of operation are subordinated to cash distributions to PSP II equal to a cumulative annual
     7% of its cash investment (not compounded).   In addition, upon sale or
     refinancing of a property for more than its original purchase price, distribution of proceeds to PSI is subordinated to the return to PSP II of the amount of its cash investment and the 7% distribution described above.

     Depreciation and amortization
     -----------------------------

          The Joint Venture depreciates the buildings and equipment on a straight-line method over estimated useful lives of 25 and 5 years, respectively. Leasing commissions relating to business park properties are expensed when incurred.

     Revenue Recognition
     -------------------

          Property rents are recognized as earned.

     Allocation of Net Income to PSP II and PSI
     ------------------------------------------

          Net income prior to depreciation is allocated to PSP II and PSI based upon their relative ownership interest in each property and the results of each property.

          Under the terms of the general partnership agreement of the Joint Venture all depreciation and amortization with respect to each Joint Venture is allocated solely to PSP II until it recovers its initial capital contribution. Thereafter, all depreciation and amortization is allocated solely to PSI until it recovers its initial capital contribution. All remaining depreciation and amortization is allocated to PSP II and PSI in proportion to their ownership percentages.

                             Appendix E - Page 23

                           SEI/PSP II JOINT VENTURES
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997

2.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------
       (Continued)
       -----------

     Cash Distributions
     ------------------

          The general partnership agreement of the Joint Venture provides for regular distributions of cash flow from operations (as defined).

     Cash and Cash Equivalents
     -------------------------

          For financial statement purposes, the Joint Venture considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Environmental Cost
     ------------------

          Substantially all of the real estate facilities in which the Joint Venture has an interest were acquired prior to the time that it was customary to conduct extensive environmental investigations in connection with the property acquisitions. During the fourth quarter of 1995, an independent environmental consulting firm completed environmental assessments on the Joint Venture's properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. Based upon these evaluations, the Joint Venture accrued a total of $76,000 of environmental expense in 1995. Although there can be no assurance, the Joint Venture is not aware of any additional unaccrued environmental contamination of the Mini-Warehouses.

     Use of Estimates
     ----------------

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   Real Estate Facilities
     ----------------------

          In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("Statement 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the method of accounting for long-lived assets that are expected to be disposed. The Joint Venture adopted Statement 121 in 1996 and the adoption had no effect.

          In November 1994, the Massachusetts Bay Transportation Authority exercised its right of eminent domain and took possession of the Joint Venture's mini-warehouse located in Weymouth, Massachusetts. The Joint Venture received initial condemnation proceeds of approximately $1,910,000, resulting in the recognition of a gain on disposition of real estate facilities of $224,000.

                             Appendix E - Page 24

                           SEI/PSP II JOINT VENTURES
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997


3.   Real Estate Facilities (Continued)
     ----------------------------------

          The Joint Venture is presently contesting the amount of the initial condemnation proceeds, however, there is no assurance that additional condemnation proceeds will be received.

          In January 1997, the Joint Venture and PSI and other affiliated partnerships of PSI transferred a total of 35 business parks to PSBPLP, an operating partnership formed to own and operate business parks in which PSI has a significant interest. Included among the properties transferred was the Joint Venture's business park in exchange for a partnership interest in PSBPLP. The general partner of PSBPLP is PS Business Parks, Inc.

4.   Investment in real estate entity
     --------------------------------

          In 1997, the Joint Venture recognized $187,000 in equity in earnings of real estate entities with respect to the investment in PSBPLP described in Note 1 above.

          The accounting policies of PSBPLP are similar to that of the Joint Venture. Summarized combined financial data with respect to PSBPLP is as follows:

                                                                                  1997
                                                                        -------------------------

     For the year ended December 31,
      Total revenues                                                           $ 31,578,000
      Minority interest in income                                                 8,566,000
      Net income                                                                  3,836,000

     At December 31,
      Total assets, net of accumulated depreciation                            $323,454,000
      Total liabilities                                                          11,831,000
      Total minority interest                                                   168,665,000
      Total equity                                                              142,958,000

         PS Business Parks, Inc., which owns PSBPLP, is a registrant with the Securities and Exchange Commission, and its filings can be accessed through the Securities and Exchange Commission.

5.   Related Party Transactions
     --------------------------

          The Joint Venture has a management agreement with PSI whereby PSI operates the Mini-Warehouses for a fee equal to 6% of the facilities' monthly gross revenue (as defined).

          In January 1997, the Joint Venture transferred its business park facility to PSBPLP in exchange for a partnership interest in PSBPLP.

          PSI has a significant economic interest in PSBPLP and PSBP.

6.   Leases
     ------

          The Joint Venture has invested primarily in existing mini-warehouse storage facilities which offer self-service storage spaces for lease to the general public. Leases for such space are usually on a month-to-month basis.

                             Appendix E - Page 25

                           SEI/PSP II JOINT VENTURES
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997

7.   Taxes Based on Income
     ---------------------

          Taxes based on income are the responsibility of PSP II and PSI and, accordingly, the Joint Venture's financial statements do not reflect a provision for such taxes.

          Unaudited taxable net income was $4,468,000, $1,152,000, and $3,537,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The difference between taxable income and book income is primarily related to timing differences in depreciation expense.

                             Appendix E - Page 26

                             PS PARTNERS II, LTD.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  APPENDIX F

                                                                      Appendix F


                             PS PARTNERS II, LTD.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Forward Looking Statements                                                      1

Results of Operations - Financials at September 30, 1998
---------------------------------------------------------
  Three Months Ended September 30, 1998 Compared to
     Three Months Ended September 30, 1997                                      1

  Nine Months Ended September 30, 1998 Compared to
     Nine Months Ended September 30, 1997                                       2

  Supplemental Property Data                                                    2

Results of Operations - Financials at December 31, 1997
-------------------------------------------------------
  Year Ended December 31, 1997 Compared to
     Year Ended December 31, 1996                                               3

  Year Ended December 31, 1996 Compared to
     Year Ended December 31, 1995                                               4

  Supplemental Property Data                                                    4

Liquidity and Capital Resources                                                 5

Impact of Year 2000                                                             6

                              PS PARTNERS II, LTD.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements
--------------------------

     Management's Discussion and Analysis of Financial Condition and Results of Operations contains "forward looking" statements that involve risks and uncertainties and are based upon a number of assumptions. Actual results and trends may differ materially depending upon a number of factors. Information regarding these factors is contained in the Partnership's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 and in the reports for the quarterly periods on Form 10-Q/A for the quarters ended March 31, 1998 and June 30, 1998.

Results of Operations - Financials at September 30, 1998
--------------------------------------------------------

Three months ended September 30, 1998 compared to three months ended September 30, 1997:

     The Partnership's net income for the three months ended September 30, 1998 was $1,513,000 compared to $1,279,000 for the three months ended September 30, 1997, representing an increase of $234,000, or 18%. The increase was primarily due to the Partnership's share of improved property operations at the real estate facilities that the Partnership has an interest in, combined with a decrease in depreciation expense allocated to the Partnership with respect to the Joint Venture.

Property Operations
-------------------

     Rental income for the Partnership's wholly-owned mini-warehouse properties was $768,000 compared to $729,000 for the three months September 30, 1998 and 1997, respectively, representing an increase of $39,000, or 5%. Cost of operations (including management fees) increased $28,000, or 13%, to $252,000 from $224,000 for the three months ended September 30, 1998 and 1997, respectively. Accordingly, for the Partnership's wholly-owned mini-warehouse properties, property net operating income increased by $11,000, or 2%, from $505,000 to $516,000 for the three months ended September 30, 1997 and 1998, respectively.

Equity in Earnings of Real Estate Entities
------------------------------------------

     Equity in earnings of real estate entities was $1,159,000 in the three months ended September 30, 1998 as compared to $950,000 during the three months ended September 30, 1997, representing an increase of $209,000, or 22%. This was due primarily to the Partnership's share of improved operating results at the Joint Venture's mini-warehouses, combined with a decrease in depreciation expense allocated to the Partnership with respect to the Joint Venture.

Depreciation and Amortization
-----------------------------

     Depreciation and amortization increased $9,000, or 6%, to $163,000 from $154,000 for the three months ended September 30, 1997 and 1998, respectively. This increase was primarily attributable to the depreciation of capital expenditures made during 1997 and 1998.

                              Appendix F - Page 1

Nine months ended September 30, 1998 compared to nine months ended September 30, 1997:

     The Partnership's net income for the nine months ended September 30, 1998 was $3,989,000 compared to $3,516,000 for the nine months ended September 30, 1997, representing an increase of $473,000, or 13%. The increase was primarily due to the Partnership's share of improved property operations at the real estate facilities that the Partnership has an interest in, combined with a decrease in depreciation expense allocated to the Partnership with respect to the Joint Venture.

Property Operations
-------------------

     Rental income for the Partnership's wholly-owned mini-warehouse properties was $2,176,000 compared to $2,106,000 for the nine months September 30, 1998 and 1997, respectively, representing an increase of $70,000, or 3%. Cost of operations (including management fees) increased $47,000, or 7%, to $738,000 from $691,000 for the nine months ended September 30, 1998 and 1997, respectively. Accordingly, for the Partnership's mini-warehouse properties, property net operating income increased by $23,000, or 2%, from $1,415,000 to $1,438,000 for the nine months ended September 30, 1997 and 1998, respectively.

Equity in Earnings of Real Estate Entities
------------------------------------------

     Equity in earnings of real estate entities was $3,061,000 in the nine months ended September 30, 1998 as compared to $2,629,000 during the nine months ended September 30, 1997, representing an increase of $432,000, or 16%. This was due primarily to the Partnership's share of improved operating results at the Joint Venture's mini-warehouses, combined with a decrease in depreciation expense allocated to the Partnership with respect to the Joint Venture.

Depreciation and Amortization
-----------------------------

     Depreciation and amortization increased $23,000, or 5%, from $459,000 to $482,000 for the nine months ended September 30, 1997 and 1998, respectively. This increase was primarily attributable to the depreciation of capital expenditures made during 1997 and 1998.

Supplemental Property Data
--------------------------

     Most of the Partnership's net income is from the Partnership's share of the operating results of the Mini-Warehouse Properties. Therefore, in order to evaluate the Partnership's operating results, the General Partners analyze the operating performance of the Mini-Warehouse Properties.

Three months ended September 30, 1998 compared to three months ended September 30, 1997:

     Rental income for the Mini-Warehouse Properties was $3,708,000 compared to $3,524,000 for the three months ended September 30, 1998 and 1997, respectively, representing an increase of $184,000, or 5%. The increase in rental income was primarily attributable to increased rental rates at the Mini-Warehouse Properties, combined with increased average occupancy levels. The monthly average realized rent per square foot for the Mini-Warehouse Properties was $.68 compared to $.65 for the three months ended September 30, 1998 and 1997, respectively. The weighted average occupancy levels at the Mini-Warehouse Properties increased from 92% to 93% for the three months ended September 30, 1997 and 1998, respectively. Cost of operations (including management fees) increased $82,000, or 7%, to $1,300,000 from $1,218,000 for the three months ended September 30, 1998 and 1997, respectively. This increase was primarily attributable to increases in payroll, property tax, and advertising and promotion (due primarily to the PSI national telephone reservation center) expenses. Accordingly, for the Mini-Warehouse Properties, property net operating income increased by $102,000 from $2,306,000 to $2,408,000 for the three months ended September 30, 1997 and 1998, respectively.

                              Appendix F - Page 2

Nine months ended September 30, 1998 compared to nine months ended September 30, 1997:

     Rental income for the Mini-Warehouse Properties was $10,576,000 compared to $10,181,000 for the nine months ended September 30, 1998 and 1997, respectively, representing an increase of $395,000, or 4%. The increase in rental income was primarily attributable to increased rental rates at the Mini-Warehouse Properties, combined with increased average occupancy levels. The monthly average realized rent per square foot for the mini-warehouse facilities was $.66 compared to $.64 for the nine months ended September 30, 1998 and 1997, respectively. The weighted average occupancy levels at the Mini-Warehouse Properties increased from 90% to 91% for the nine months ended September 30, 1997 and 1998, respectively. Cost of operations (including management fees) increased $212,000, or 6%, to $3,920,000 from $3,708,000 for the nine months ended September 30, 1998 and 1997, respectively. This increase was primarily attributable to increases in advertising and promotion (due primarily to the PSI national telephone reservation center), property tax, repairs and maintenance, and payroll expenses. Accordingly, for the Mini-Warehouse Properties, property net operating income increased by $183,000, or 3%, from $6,473,000 to $6,656,000 for the nine months ended September 30, 1997 and 1998, respectively.

Results of Operations - Financials at December 31, 1997
-------------------------------------------------------

Year ended December 31, 1997 compared to year ended December 31, 1996:

     The Partnership's net income was $4,634,000 in 1997 compared to $4,114,000 in 1996, representing an increase of $520,000, or 12.6%. The increase is due primarily to the Partnership's share of an improvement in operations of the mini-warehouses in which the Partnership has an interest (the "Mini-Warehouse Properties").

Property Operations
-------------------

     Rental income for the Partnership's wholly-owned mini-warehouse properties was $2,818,000 in 1997 compared to $2,715,000 during 1996, representing an increase of $103,000, or 3.8%. Cost of operations (including management fees) increased $37,000, or 4.1%, to $937,000 during 1997 from $900,000 in 1996,
respectively.   Accordingly, for the Partnership's wholly-owned mini-warehouse properties, net operating income increased by $66,000, or 3.6%, from $1,815,000 in 1996 to $1,881,000 during 1997.

     As a result of contribution of the Partnership's business park to PSBPLP in January 1997 in exchange for operating partnership units, rental income and cost of operations, respectively, for the Partnership's business park was reduced to zero and zero, respectively, in 1997 from $1,676,000 and $857,000, respectively, in 1996.

Equity in earnings of real estate entities
------------------------------------------

     Equity in earnings of real estate entities was $3,454,000 in 1997 as compared to $2,652,000 during 1996, representing an increase of $802,000, or 30.2%. The increase was due primarily to the impact of the contribution of the business parks of the Partnership and the Joint Venture to PSBPLP in January 1997.

Depreciation and Amortization
-----------------------------

     Depreciation and amortization for the Partnership's wholly-owned properties decreased $464,000 from $1,080,000 in 1996 to $616,000 in 1997. This decrease was primarily attributable to the impact of the contribution of the Partnership's wholly-owned business park facility to PSBPLP, offset partially by additional depreciation on capital expenditures made during 1996 and 1997.

Year ended December 31, 1996 compared to year ended December 31, 1995:

     The Partnership's net income in 1996 was $4,114,000 compared to $4,185,000 in 1995, representing a decrease of $71,000, or 1.7%. The decrease was primarily due to an increase in depreciation expense and a

                              Appendix F - Page 3
decrease in interest income, partially offset by the Partnership's share of improved property operations at the Mini Warehouse Properties combined with a reduction in environmental costs.

Property Operations
-------------------

     Rental income for the Partnership's wholly-owned mini-warehouse properties was $2,715,000 in 1996 compared to $2,592,000 during 1995, representing an
increase of $123,000, or 4.7%.   Cost of operations (including management fees)
increased $23,000, or 2.6%, to $900,000 during 1996 from $877,000 in 1995, respectively. Accordingly, for the Partnership's wholly-owned mini-warehouse properties, property net operating income increased by $100,000, or 5.8%, from $1,715,000 in 1995 to $1,815,000 during 1996.

     Rental income for the Partnership's wholly-owned business park was $1,676,000 in 1996 compared to $1,556,000 in 1995, representing an increase of
$120,000 or 7.7%.   Cost of operations (including management fees) increased
$56,000, or 7.0%, from $801,000 in 1995 to $857,000 in 1996.  Accordingly, for the Partnership's wholly-owned business park property, net operating income increased by $63,000, or 8.3%, from $755,000 in 1995 to $818,000 in 1996.

Equity in earnings of real estate entities
------------------------------------------

     Equity in earnings of real estate entities was $2,652,000 in 1996 as compared to $2,735,000 during 1995, representing a decrease of $83,000, or 3.0%. This decrease was due primarily to a reduction in operating income in the Joint Venture's business park, partially offset by the Partnership's share of improved operating results at the Joint Venture's mini-warehouse properties.

Depreciation and Amortization
-----------------------------

     Depreciation and amortization attributable to the Partnership's wholly-owned properties increased $107,000 from $973,000 in 1995 to $1,080,000 in 1996.
This increase was primarily attributable to the depreciation of capital expenditures made during 1995 and 1996.

Supplemental Property Data
--------------------------

     Most of the Partnership's net income is from the Partnership's share of the operating results of the Mini-Warehouse Properties. Therefore, in order to evaluate the Partnership's operating results, the General Partners analyze the operating performance of the Mini-Warehouse Properties.

Year ended December 31, 1997 compared to the year ended December 31, 1996:

     Rental income for the Mini-Warehouse Properties was $13,617,000 in 1997 compared to $13,049,000 during 1996, representing an increase of $568,000, or 4.4%. The increase in rental income was primarily attributable to increased rental rates, partially offset by decreased average occupancy levels. The monthly average realized rent per square foot was $.64 in 1997 compared to $.61 in 1996. The weighted average occupancy levels decreased from 91% in 1996 to 90% in 1997. Cost of operations (including management fees) increased $222,000, or 4.7%, to $4,973,000 during 1997 from $4,751,000 in 1996, respectively. This increase was primarily attributable to increases in advertising, property tax, and management expenses. Accordingly, for the Mini-Warehouse Properties, property net operating income increased by $346,000, or 4.2%, from $8,298,000 in 1996 to $8,644,000 during 1997.

Year ended December 31, 1996 compared to the year ended December 31, 1995:

     Rental income for the Mini-Warehouse Properties was $13,049,000 in 1996 compared to $12,564,000 in 1995, representing an increase of $485,000, or 3.9%. The increase in rental income was primarily attributable to

                              Appendix F - Page 4
increased average realized rental rates combined with increased average occupancy levels. The monthly average realized rent per square foot was $.61 in 1996 compared to $.59 in 1995. The weighted average occupancy levels were 91% in 1996 compared to 90% in 1995. Costs of operations (including management fees) increased $232,000, or 5.1%, to $4,751,000 in 1996 from $4,519,000 in 1995. This increase was primarily attributable to increases in advertising and promotion, repairs and maintenance, and office expenses. Accordingly, for the Mini-Warehouse Properties, property net operating income increased by $253,000, or 3.1%, to $8,298,000 in 1996 from $8,045,000 in 1995.

Liquidity and Capital Resources
-------------------------------

     The Partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis, primarily by internally generated cash from property operations and distributions from Real Estate Entities, combined with cash on hand at September 30, 1998 of $2,651,000.

     The Partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis, primarily from internally generated cash from property operations and cash reserves. Cash generated from operations and distributions from real estate entities ($5,583,000 for the year ended December 31, 1997 and $5,558,000 for the nine months ended September 30, 1998) has been sufficient to meet all current obligations of the Partnership. Total capital improvements for the Partnership's wholly-owned properties were $260,000, $367,000 and $335,000 in 1997, 1996, and 1995, respectively. During
1998, the Partnership anticipates approximately $226,000 of capital improvements to the Partnership's wholly-owned properties; total capital improvements for the nine months ended September 30, 1998 with respect to these properties were $191,000. During 1995, the Partnership's property manager commenced a program to enhance the visual appearance of the mini-warehouse facilities. Such enhancements include new signs, exterior color schemes, and improvements to the rental offices.

     Total distributions paid to the General Partners and the limited partners (including the per Unit amounts) for 1997 and prior years and for the nine months ended September 30, 1998 were as follows:

                                                Total                 Per Unit
                                             ----------              ----------
1998 (through September 30)                  $3,211,000                 $25.08
1997                                          5,507,000                  38.34
1996                                          4,804,000                  33.44
1995                                          8,902,000                  61.97
1994                                          1,582,000                  11.00
1993                                          1,582,000                  11.00
1992                                          1,582,000                  11.00
1991                                          2,708,000                  18.85
1990                                          1,077,000                   7.50
1989                                          4,310,000                  30.00
1988                                          4,309,000                  30.00
1987                                          4,310,000                  30.00
1986                                          4,669,000                  32.50
1985                                          5,747,000                  40.00
1984                                          3,239,000                  22.54

     During 1990 and 1992, distribution levels were reduced to enable the Joint Venture to retain operating cash flows which were used to retire mortgage notes which were scheduled to mature in 1992, 1993 and 1994 (such mortgage notes having balloon payments at maturity). The 1992 distribution includes a special distribution of cash reserves of approximately $3.60 per Unit The 1995 distribution includes a special distribution of cash reserves and proceeds from the Weymouth property condemnation of approximately $31.32 per Unit. The 1997 distribution includes a special distribution of cash reserves of approximately $4.90 per Unit. Future distribution levels will be

                              Appendix F - Page 5
based upon cash flows available for distributions (cash flows from operations and distributions from real estate entities, less capital improvements and necessary cash reserves).

Impact of Year 2000
-------------------

     PSI has completed an assessment of all of its hardware and software applications to identify susceptibility to what is commonly referred to as the "Y2K Issue" whereby certain computer programs have been written using two digits rather than four to define the applicable year. Any of PSI's computer programs or hardware with the Y2K Issue that have date-sensitive applications or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000, resulting in miscalculations or system failure causing disruptions of operations.

     Many of PSI's critical applications, relative to the direct management of properties, have recently been replaced and PSI believes they are already Year 2000 compliant. PSI has an implementation in process on the remaining critical applications, including its general ledger and related systems, that are believed to have Y2K issues. PSI expects the implementation to be complete by June 1999. Contingency plans have been developed for use in case PSI's implementations are not completed on a timely basis. While PSI presently believes that the impact of the Y2K Issue on its systems can be mitigated, if the plan for ensuring Year 2000 Compliance and the related contingency plans were to fail, be insufficient, or not be implemented on a timely basis, operations of the Partnership could be materially impacted.

     Certain of PSI's other non-computer related systems that may be impacted by the Y2K Issue, such as security systems, are currently being evaluated, and PSI expects the evaluation to be complete by June 1999. PSI expects the implementation of any required solutions to be complete in advance of December 31, 1999. PSI has not fully evaluated the impact of lack of Year 2000 compliance on these systems, but has no reason to believe that lack of compliance would materially impact the operations of the Partnership.

     The Partnership exchanges electronic data with certain outside vendors in the banking and payroll processing areas. PSI has been advised by these vendors that their systems are or will be Year 2000 compliant, but has requested a Year 2000 compliance certification from these entities. PSI is not aware of any other vendors, suppliers, or other external agents with a Y2K Issue that would materially impact the Partnership's results of operations, liquidity, or capital resources. However, PSI has no means of ensuring that external agents will be Year 2000 compliant, and there can be no assurance that the Partnership has
identified all such external agents.   The inability of external agents to
complete their Year 2000 compliance process in a timely fashion could materially impact the Partnership. The effect of non-compliance by external agents is not determinable.

     The total cost of PSI's year 2000 compliance activities (which primarily consists of the costs of new systems) will be allocated to all entities that use the PSI computer systems. The amount to be allocated to the Partnership and the Joint Venture is estimated at approximately $132,000. These costs are capitalized.

     The costs of the projects and the date on which PSI believes that it will be Year 2000 compliant are based upon management's best estimates, and were derived utilizing numerous assumptions of future events. There can be no assurance that these estimates will be achieved, and actual results could differ materially from those anticipated. There can be no assurance that PSI has identified all potential Y2K Issues either within PSI and the Partnership or at external agents. In addition, the impact of the Y2K issue on governmental entities and utility providers and the resultant impact on the Partnership, as well as disruptions in the general economy, may be material but cannot be reasonably determined or quantified.

                              Appendix F - Page 6

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  Indemnification of Directors, Officers and Agents.

    In August 1988, the Company's Articles of Incorporation were amended (as approved by the shareholders in August 1988) to provide that the Company may indemnify the agents of the Company to the maximum extent permitted under California law. See Section V of the Certificate of Amendment of Articles of Incorporation (Exhibit 3.11) and Article VII of the By-Laws (Exhibit 3.23) which are incorporated herein by this reference. In October 1988, the Company also entered into indemnity agreements (in the form approved by the shareholders in August 1988) with its management and non-management directors and executive officers. The agreements permit the Company to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Company from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the amendment to the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. The Company believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and executive officers of the Company.


ITEM 21.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits:  See Exhibit Index contained herein.

     (b)  Financial Statement Schedules:

          See Index to Financial Statement Schedules in registrant's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

          All other financial statement schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.


ITEM 22.  Undertakings.

    The undersigned Registrant hereby undertakes as follows:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 1.(i) and 1.(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   5. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   6. That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   7. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   8. Except as permitted by General Instruction H to Form S-4 (in a transaction not covered by General Instruction I), to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 26th day of March, 1999.

                                   PUBLIC STORAGE, INC.


                                   By:  HARVEY LENKIN
                                        ----------------------------------------
                                        Harvey Lenkin, President


    Each person whose signature appears below hereby authorizes B. Wayne Hughes and Harvey Lenkin, and each of them, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                            Capacity                                Date
        ---------                            --------                                ----
                              Chairman of the Board, Chief Executive
     B. WAYNE HUGHES          Officer and Director (principal executive          March 26, 1999
________________________      officer)
     B. Wayne Hughes

     HARVEY LENKIN            President and Director                             March 26, 1999
________________________
     Harvey Lenkin

  B. WAYNE HUGHES, JR.        Vice President and Director                        March 26, 1999
________________________
  B. Wayne Hughes, Jr.

                              Senior Vice President and Chief
      JOHN REYES              Financial Officer (principal financial             March 26, 1999
________________________      officer and principal accounting officer)
      John Reyes

  ROBERT J. ABERNETHY                          Director                          March 26, 1999
________________________
  Robert J. Abernethy

    DANN V. ANGELOFF                           Director                          March 26, 1999
________________________
    Dann V. Angeloff

   WILLIAM C. BAKER                            Director                          March 26, 1999
________________________
   William C. Baker

 THOMAS J. BARRACK, JR.                        Director                          March 26, 1999
________________________
 Thomas J. Barrack, Jr.

     URI P. HARKHAM                            Director                          March 26, 1999
________________________
     Uri P. Harkham

                                               Director
________________________
    Daniel C. Staton

                                 EXHIBIT INDEX


  2.1 Agreement and Plan of Reorganization among Registrant, PS Partners II Merger Co., Inc. and PS Partners II, Ltd. dated as of January 19, 1999 (filed as Appendix A to the Information Statement and Prospectus).

  3.1 Restated Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.2 Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.3 Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.4 Amendment to Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-56925 and incorporated herein by reference.

  3.5 Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.6 Certificate of Determination for the Adjustable Rate Cumulative Preferred Stock, Series C. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.7 Certificate of Determination for the 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.50% Cumulative Preferred Stock, Series D and incorporated herein by reference.

  3.8 Certificate of Determination for the 10% Cumulative Preferred Stock, Series E. Filed with Registrant's Form 8-A/A Registration Statement relating to the 10% Cumulative Preferred Stock, Series E and incorporated herein by reference.

  3.9 Certificate of Determination for the 9.75% Cumulative Preferred Stock, Series F. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.75% Cumulative Preferred Stock, Series F and incorporated herein by reference.

  3.10 Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

  3.11 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

  3.12 Certificate of Determination for the 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

  3.13 Certificate of Determination for the 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

  3.14 Certificate of Determination for the Convertible Preferred Stock, Series CC. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

  3.15 Certificate of Correction of Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 333-08791 and incorporated herein by reference.

   3.16 Certificate of Determination for 8-5/8% Cumulative Preferred Stock, Series I. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-5/8% Cumulative Preferred Stock, Series I and incorporated herein by reference.

   3.17 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 333-18395 and incorporated herein by reference.

   3.18 Certificate of Determination for Equity Stock, Series A. Filed with Registrant's Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference.

   3.19  Certificate of Determination for 8% Cumulative Preferred Stock, Series
         J. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8% Cumulative Preferred Stock, Series J and incorporated herein by reference.

   3.20 Certificate of Correction of Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 333-61045 and incorporated herein by reference.

   3.21 Certificate of Determination for 8 1/4% Cumulative Preferred Stock, Series K. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8 1/4% Cumulative Preferred Stock, Series K and incorporated herein by reference.

   3.22 Certificate of Determination for 8 1/4% Cumulative Preferred Stock, Series L. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8 1/4% Cumulative Preferred Stock, Series L and incorporated herein by reference.

   3.23 Bylaws, as amended. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

   3.24 Amendment to Bylaws adopted on May 9, 1996. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

   3.25 Amendment to Bylaws adopted on June 26, 1997. Filed with Registrant's Registration Statement No. 333-41123 and incorporated herein by reference.

   3.26 Amendment to Bylaws adopted on January 6, 1998. Filed with Registrant's Registration Statement No. 333-41123 and incorporated herein by reference.

   3.27 Amendment to Bylaws adopted on February 10, 1998. Filed with Registrant's Current Report on Form 8-K dated February 10, 1998 and incorporated herein by reference.

   3.28 Amendment to Bylaws adopted on March 4, 1999. Filed with Registrant's Current Report on Form 8-K dated March 4, 1999 and incorporated herein by reference.

   5.1   Opinion on legality.  Filed herewith.

   8.1   Opinion on tax matters.  Filed herewith.

  10.1 Loan Agreement between Registrant and Aetna Life Insurance Company dated as of July 11, 1988. Filed with Registrant's Current Report on Form 8-K dated July 14, 1988 and incorporated herein by reference.

  10.2 Amendment to Loan Agreement between Registrant and Aetna Life Insurance Company dated as of September 1, 1993. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

  10.3 Second Amended and Restated Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of February 25, 1997. Filed with Registrant's Registration Statement No. 333-22665 and incorporated herein by reference.

  10.4 Note Assumption and Exchange Agreement by and among Public Storage Management, Inc., Public Storage, Inc., Registrant and the holders of the notes dated as of November 13, 1995. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

 *10.5 Registrant's 1990 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

 *10.6 Registrant's 1994 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

 *10.7 Registrant's 1996 Stock Option and Incentive Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

  23.1  Consent of Independent Auditors.  Filed herewith.

  23.2  Consent of David Goldberg (included in Exhibit 5.1).

  23.3  Consent of A. Timothy Scott (included in Exhibit 8.1).

  23.4  Consent of Charles R. Wilson & Associates, Inc.  Filed herewith.

  23.5  Consent of Robert A. Stanger & Co., Inc.  Filed herewith.

  99.1  Cash Election Form.  Filed herewith.

  99.2 Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. dated December 18, 1998 (filed as Appendix B to the Information Statement and Prospectus).

  99.3 Opinion of Robert A. Stanger & Co., Inc. dated March 26, 1999 (filed as Appendix C to the Information Statement and Prospectus).

_______________

  *  Compensatory benefit plan.